Exhibit 2.1

SECURITIES PURCHASE AGREEMENT
by and among
the Persons set forth on Appendix I hereto,
as Sellers,
Camino Natural Resources, LLC,
as Camino Legacy,
Camino Natural Resources Intermediate HoldCo, LLC,
as Camino Holdings,
Land Run Minerals II, LLC,
as Land Run Legacy
and
Diversified Gas & Oil Corporation,
as Purchaser,
Dated as of May 6, 2026

TABLE OF CONTENTS
Page
Section 1.1    Certain Definitions    2
Section 1.2    Interpretation    49
ARTICLE 2 PURCHASE AND SALE    50
Section 2.1    Purchase and Sale    50
Section 2.2    Purchase Price    50
Section 2.3    [Reserved]    50
Section 2.4    Adjustments to the Unadjusted Purchase Price    50
Section 2.5    Adjustment Procedures    53
Section 2.6    Revenue Turn-Over    55
Section 2.7    Closing Payment and Post-Closing Adjustments    55
Section 2.8    Tax Treatment; Allocation of Purchase Price for Tax Purposes    58
Section 2.9    Withholding    59
ARTICLE 3 TITLE AND ENVIRONMENTAL MATTERS    60
Section 3.1    Title and Environmental Matters    60
Section 3.2    Defects; Adjustments    60
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF EACH SELLER    69
Section 4.1    Organization, Existence and Qualification    69
Section 4.2    Power    69
Section 4.3    Authorization and Enforceability    69
Section 4.4    No Conflicts    70
Section 4.5    Litigation    70
Section 4.6    Bankruptcy    70
Section 4.7    Ownership of Subject Securities    70
Section 4.8    Brokers’ Fees    71
ARTICLE 5 REPRESENTATIONS AND WARRANTIES REGARDING CAMINO LEGACY AND LAND RUN LEGACY    71
Section 5.1    Existence and Qualification    71
Section 5.2    Power    72
Section 5.3    Authorization and Enforceability    72
Section 5.4    No Conflicts    72
Section 5.5    Capitalization    73
Section 5.6    Lease Operating Statements    74
Section 5.7    Litigation    74
Section 5.8    Bankruptcy    74
Section 5.9    Taxes    75
Section 5.10    Labor Matters    76
Section 5.11    Employee Benefits    78
Section 5.12    Compliance with Laws    79
    i

Section 5.13    Material Contracts    80
Section 5.14    Outstanding Capital Commitments    80
Section 5.15    Preferential Rights and Consents    80
Section 5.16    Wells    81
Section 5.17    Environmental    81
Section 5.18    Royalties and Working Interest Payments    82
Section 5.19    Imbalances    83
Section 5.20    Advance Payments    83
Section 5.21    Operatorship    83
Section 5.22    Certain Real Property Interests    83
Section 5.23    Condemnation; Casualty Event    84
Section 5.24    Insurance    84
Section 5.25    Bank Accounts    84
Section 5.26    Credit Support    84
Section 5.27    Non-Consent Operations    84
Section 5.28    Lease Matters    85
Section 5.29    Permits    85
Section 5.30    Payout Balances    86
Section 5.31    Surface Use Matters    86
Section 5.32    Special Warranty    86
Section 5.33    Suspense Funds    86
Section 5.34    Personal Property    86
Section 5.35    Regulatory    87
Section 5.36    Affiliate Arrangements    87
Section 5.37    Books and Records    87
Section 5.38    Indebtedness    87
Section 5.39    Intellectual Property    87
Section 5.40    Specified Matters    87
Section 5.41    No Material Adverse Effect; Absence of Changes    88
Section 5.42    Certain Transfers    88
Section 5.43    International Trade and Anti-Corruption    88
Section 5.44    Ownership of Assets    89
ARTICLE 6 REPRESENTATIONS AND WARRANTIES REGARDING CAMINO HOLDINGS    89
Section 6.1    Existence and Qualification    89
Section 6.2    Power    89
Section 6.3    Authorization and Enforceability    89
Section 6.4    No Conflicts    90
Section 6.5    Capitalization    90
Section 6.6    Litigation    91
Section 6.7    Bankruptcy    91
Section 6.8    No Prior Operations    91
Section 6.9    Ownership of Holdings Camino Legacy Securities    92
Section 6.10    Brokers’ Fees    92

Section 6.11    Taxes    92
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF PURCHASER    92
Section 7.1    Existence and Qualification    92
Section 7.2    Power    92
Section 7.3    Authorization and Enforceability    92
Section 7.4    No Conflicts    93
Section 7.5    Consents, Approvals or Waivers    93
Section 7.6    Defense Production Act    93
Section 7.7    Litigation    93
Section 7.8    Bankruptcy    94
Section 7.9    Financing    94
Section 7.10    Investment Intent    94
Section 7.11    Independent Evaluation    94
ARTICLE 8 DISCLAIMERS AND ACKNOWLEDGEMENTS    95
Section 8.1    General Disclaimers    95
Section 8.2    Environmental Disclaimers    96
Section 8.3    Calculations, Reporting and Payments    97
Section 8.4    Changes in Prices; Well Events    97
Section 8.5    Limited Duties    97
Section 8.6    Certain Information    98
Section 8.7    Operatorship of the Assets    98
Section 8.8    Conspicuousness    98
ARTICLE 9 COVENANTS OF THE PARTIES    98
Section 9.1    Access    98
Section 9.2    Operation of Business of the Subject Companies    101
Section 9.3    Casualty and Condemnation    106
Section 9.4    Closing Efforts    107
Section 9.5    Liability for Brokers’ Fees    108
Section 9.6    Press Releases    108
Section 9.7    Expenses    109
Section 9.8    Records    109
Section 9.9    Change of Name; Removal of Name    109
Section 9.10    Indemnification of Directors and Officers    110
Section 9.11    Credit Support    111
Section 9.12    Hedging Matters    111
Section 9.13    Successor Operator    113
Section 9.14    Affiliate Arrangements    113
Section 9.15    Additional Leases    113
Section 9.16    Permitted Trades    114
Section 9.17    R&W Insurance Policy    116
Section 9.18    Employees.    117
Section 9.19    Pre-Closing Reorganization    119

Section 9.20    Further Assurances; Improper or Unintended Transfers    121
Section 9.21    Specified Camino Midstream Contracts    122
Section 9.22    Financing Matters and Cooperation Regarding Financial Information    122
Section 9.23    TIL Matter    125
ARTICLE 10 CONDITIONS TO CLOSING    125
Section 10.1    Conditions of Sellers to Closing    125
Section 10.2    Conditions of Purchaser to Closing    126
ARTICLE 11 CLOSING    128
Section 11.1    Time and Place of Closing    128
Section 11.2    Obligations of Sellers and the Subject Companies at Closing    128
Section 11.3    Obligations of Purchaser at Closing    129
ARTICLE 12 TAX MATTERS    130
Section 12.1    Subject Company Taxes    130
Section 12.2    Transfer Taxes and Recording Fees    131
Section 12.3    Tax Returns    131
Section 12.4    Cooperation    132
Section 12.5    Post-Closing Tax Matters    132
Section 12.6    Flow-Through Income Tax    133
Section 12.7    Subject Company Tax Contests.    133
ARTICLE 13 TERMINATION    134
Section 13.1    Termination    134
Section 13.2    Effect of Termination    135
Section 13.3    Return of Documentation and Confidentiality    137
ARTICLE 14 INDEMNIFICATION; LIMITATIONS    138
Section 14.1    Sellers’ Indemnification Rights    138
Section 14.2    Purchaser’s Indemnification Rights    138
Section 14.3    Survival; Limitations    139
Section 14.4    Exclusive Remedy and Certain Limitations    140
Section 14.5    Indemnification Actions    141
Section 14.6    Express Negligence/Conspicuous Manner    143
ARTICLE 15 MISCELLANEOUS    144
Section 15.1    Notices    144
Section 15.2    Governing Law    145
Section 15.3    Venue and Waiver of Jury Trial    145
Section 15.4    Headings and Construction    146
Section 15.5    Waivers    147
Section 15.6    Severability    147
Section 15.7    Assignment    147
Section 15.8    Entire Agreement    147

Section 15.9    Amendment    148
Section 15.10    No Third-Person Beneficiaries    148
Section 15.11    Limitation on Damages    148
Section 15.12    Time of the Essence; Calculation of Time    149
Section 15.13    Non-Recourse Persons    149
Section 15.14    Relationship of Sellers; Sellers’ Representative    149
Section 15.15    Certain Waivers    150
Section 15.16    Counterparts    151

APPENDICES:
    Appendix I        Sellers
EXHIBITS:
Exhibit A    Assets
Exhibit A-DE    Designated Area
Exhibit A-1    Leases
Annex I    Camino Acquired Leases
Annex II    Land Run Acquired Leases
Exhibit A-2    Wells
Annex I    Camino Acquired Wells
Annex II    Land Run Acquired Wells
Exhibit A-3    Title Sections
Annex I    Camino Title Sections
Annex II    Land Run Title Sections
Exhibit A-4    Surface Rights and Rights of Way
Annex I    Camino Acquired Surface Rights and Rights of Way
Annex II    Land Run Acquired Surface Rights and Rights of Way
Exhibit A-5    Equipment Inventory
Exhibit A-6    Specified Camino Midstream Contracts
Exhibit A-7    Camino Leased Real Property
Exhibit A-8    Camino Acquired Vehicles
Exhibit A-9    Seismic Licenses
Annex I    Camino Seismic Licenses
Annex II    Land Run Seismic Licenses
Exhibit B    Form of Assignment of Subject Securities
Exhibit C    Form of Excluded Asset Assignment
Exhibit D    [Reserved]
Exhibit E    Form of Transition Services Agreement
Exhibit F    Form of Plans of Merger
Annex I    Form of Camino Legacy Plan of Merger
Annex II    Form of Land Run Legacy Plan of Merger
Exhibit G    Form of Affidavit of Merger
    v

Annex I    Form of Camino Legacy Affidavit of Merger
Annex II    Form of Land Run Legacy Affidavit of Merger
Exhibit H        Form of Letter in Lieu
Exhibit I        Form of Escrow Agreement

DISCLOSURE SCHEDULES:
Schedule 1.1    Assumed Hedges
Schedule 1.2    Certain Excluded Assets
Annex I    Camino Legacy Assets
Annex II    Land Run Legacy Assets
Schedule 1.3     Knowledge
Part ASellers Knowledge Persons
Part BPurchaser Knowledge Persons
Schedule 2.4(b)(iv)    Prepaid Property Costs
Schedule 2.4(c)    Hydrocarbon Adjustments
Schedule 2.8    Allocated Value
Annex I    Camino Allocated Values
Annex II    Land Run Allocated Value
Schedule 4.4    Seller Conflicts
Schedule 5.4    Subject Company Conflicts
Annex I    Camino Conflicts
Annex II    Land Run Conflicts
Schedule 5.5    Capitalization
Annex I    Camino Capitalization
Annex II    Land Run Capitalization
Schedule 5.6    Lease Operating Statements
Annex I    Camino Lease Operating Statements
Annex II    Land Run Lease Operating Statements
Schedule 5.7    Litigation
Annex I    Camino Litigation
Annex II    Land Run Litigation
Schedule 5.9    Taxes
Annex I    Camino Taxes
Annex II    Land Run Taxes
Schedule 5.11(c)    Labor and Employee Benefits
Annex I    Camino Labor and Employee Benefits
Annex II    Land Run Labor and Employee Benefits
Schedule 5.12    Compliance with Laws
Annex I    Camino Compliance with Laws
Annex II    Land Run Compliance with Laws
Schedule 5.13(a)    Material Contracts
Annex I    Camino Material Contracts
Annex II    Land Run Material Contracts
Schedule 5.13(b)    Certain Material Contract Matters

Annex I    Camino Material Contract Matters
Annex II    Land Run Material Contract Matters
Schedule 5.14    Outstanding Capital Commitments
Annex I    Camino Outstanding Capital Commitments
Annex II    Land Run Outstanding Capital Commitments
Schedule 5.15    Preferential Rights and Consents
Annex I    Camino Preferential Rights and Consents
Annex II    Land Run Preferential Rights and Consents
Schedule 5.16    Wells
Annex I    Camino Wells
Annex II    Land Run Wells
Schedule 5.17    Environmental Matters
Annex I    Camino Environmental Matters
Annex II    Land Run Environmental Matters
Schedule 5.18(a)    Camino Payment of Royalties Matters
Schedule 5.18(b)    Land Run Participating Minerals
Schedule 5.19    Imbalances
Annex I    Camino Imbalances
Annex II    Land Run Imbalances
Schedule 5.20    Advance Payments
Annex I    Camino Advance Payments
Annex II    Land Run Advance Payments
Schedule 5.22(a)    Owned Real Property
Annex I    Camino Owned Real Property
Annex II    Land Run Owned Real Property
Schedule 5.22(b)    Leased Real Property
Annex I    Camino Leased Real Property
Annex II    Land Run Leased Real Property
Schedule 5.24    Insurance
Annex I    Camino Insurance
Annex II    Land Run Insurance
Schedule 5.26    Credit Support
Annex I    Camino Credit Support
Annex II    Land Run Credit Support
Schedule 5.27    Non-Consent Operations
Annex I    Camino Non-Consent Operations
Annex II    Land Run Non-Consent Operations
Schedule 5.28    Lease Matters
Annex I    Camino Lease Matters
Annex II    Land Run Lease Matters
Schedule 5.29    Permit Matters
Annex I    Camino Permit Matters
Annex II    Land Run Permit Matters
Schedule 5.30    Payout Balances
Annex I    Camino Payout Balances

Annex II    Land Run Payout Balances
Schedule 5.31    Surface Use Matters
Annex I    Camino Surface Use Matters
Annex II    Land Run Surface Use Matters
Schedule 5.33    Suspense Funds
Annex I    Camino Suspense Funds
Annex II    Land Run Suspense Funds
Schedule 5.36    Affiliate Arrangements
Annex I    Camino Affiliate Arrangements
Annex II    Land Run Affiliate Arrangements
Schedule 5.38    Indebtedness
Annex I    Camino Indebtedness
Annex II    Land Run Indebtedness
Schedule 5.40    Specified Matters
Annex I    Camino Specified Matters
Annex II    Land Run Specified Matters
Schedule 5.41    Absence of Changes
Annex I    Camino Absence of Changes
Annex II    Land Run Absence of Changes
Schedule 5.42    Certain Transfers
Annex I    Camino Certain Transfers
Annex II    Land Run Certain Transfers
Schedule 6.4    Camino Holdings Conflicts
Schedule 6.5    Camino Holdings Capitalization
Schedule 6.6    Camino Holdings Litigation
Schedule 9.2    Interim Operations of the Subject Companies
Annex I    Camino Interim Operations
Annex II    Land Run Interim Operations
Schedule 9.11    Credit Support
Annex I    Camino Credit Support
Annex II    Land Run Credit Support
Schedule 9.14    Affiliate Arrangements
Annex I    Camino Affiliate Arrangements
Annex II    Land Run Affiliate Arrangements
Schedule 9.18(a)(i)    Optional Employees
Schedule 9.18(a)(ii)    Optional Independent Contractors
Schedule 9.19(c)    Bifurcated Camino Contracts
Schedule MC    Specified Camino Midstream Contracts
Schedule PE    Permitted Encumbrances
Schedule TIL    TIL Side Letter

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”), is dated as of May 6, 2026 (the “Execution Date”), by and among the Persons set forth on Appendix I hereto (each a “Seller,” and collectively “Sellers”), Camino Natural Resources Intermediate HoldCo, LLC, a Delaware limited liability company (“Camino Holdings”), Camino Natural Resources LLC, a Delaware limited liability company (“Camino Legacy”), Land Run Minerals II, LLC, a Delaware limited liability company (“Land Run Legacy”), and Diversified Gas & Oil Corporation, a Delaware corporation (“Purchaser”). Each of Sellers, Camino Holdings, Camino Legacy, Land Run Legacy, and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS, NGP Group Sellers (as defined herein) collectively hold one hundred percent (100%) of the issued and outstanding Securities of Camino Holdings (the “Holdings Securities”);
WHEREAS, (a) Camino Holdings holds ninety two and one-half percent (92.50%) of the issued and outstanding Securities of Camino Legacy (the “Holdings Camino Legacy Securities”); and (b) RW Sellers (as defined herein) collectively hold seven and one-half percent (7.50%) of the issued and outstanding Securities of Camino Legacy (the “RW Legacy Securities,” and together with the Holdings Camino Legacy Securities, collectively, the “Camino Legacy Securities”);
WHEREAS, Camino Holdings holds one hundred percent (100%) of the issued and outstanding Securities of Land Run Legacy (the “Land Run Legacy Securities”);
WHEREAS, Camino Holdings holds one hundred percent (100%) of the issued and outstanding Securities of Camino Legacy HoldCo, LLC, a Delaware limited liability company (“Camino Legacy Holdco” and such Securities, the “Camino Legacy HoldCo Securities”);
WHEREAS, Camino Holdings, RW Sellers, and Camino Legacy, as applicable, desire to effect, or cause to be effected, prior to Closing (a) the conversion of each of Camino Legacy and Land Run Legacy from a Delaware limited liability company to a Texas limited liability company (the “First Conversion”), (b) a divisive merger (the “Camino Merger”) of Camino Legacy pursuant to Chapter 10 of the Texas Business Organizations Code, whereby as a result of such merger (i) a new Texas limited liability company (the “Camino Subject Company”) will be formed as a subsidiary of Camino Legacy, (ii) the Camino Subject Company will hold all of the Camino Acquired Assets and Camino Acquired Obligations, and (iii) Camino Legacy will survive the Merger and hold all of the Camino Legacy Assets and Camino Legacy Obligations, including one hundred percent (100%) of the issued and outstanding Securities of Camino Subject Company, (c) a divisive merger (the “Land Run Merger” and together with the Camino Merger, the “Mergers”) of Land Run Legacy pursuant to Chapter 10 of the Texas Business Organizations Code, whereby as a result of such merger (i) a new Texas limited liability company (the “Land Run Subject Company” and together with the Camino Subject Company, the “Subject Companies”) will be formed as a wholly-owned subsidiary of Land Run Legacy, (ii) the Land Run Subject Company will hold the Land Run Acquired Assets and the Land Run

Acquired Obligations, and (iii) Land Run Legacy will survive the Merger and hold the Land Run Legacy Assets and Land Run Legacy Obligations, including one hundred percent (100%) of the issued and outstanding Securities of the Land Run Subject Company, then (d) the conversion of each of Camino Legacy and Land Run Legacy from a Texas limited liability company to a Delaware limited liability company (the “Second Conversion”), then (e) the distribution by (i) Camino Legacy of one hundred percent of the issued and outstanding Securities of the Camino Subject Company to Camino Holdings and the RW Sellers in the same percentages as their respective ownership percentages of the Camino Legacy Securities as of the Execution Date and (ii) Land Run Legacy of one hundred percent (100%) of the issued and outstanding Securities of the Land Run Subject Company to Camino Holdings (the “Initial Distribution”), then (f) the contribution by Camino Holdings of all of the Holdings Camino Legacy Securities and Land Run Legacy Securities to Camino Legacy HoldCo (the “Contribution”), then (g) the distribution by Camino Holdings of all of the Camino Legacy HoldCo Securities to the NGP Group Sellers in the same percentages as their respective ownership percentages of the Holdings Securities as of the Execution Date, clauses (a) through (g) above and the assignment contemplated by the Excluded Asset Assignment(s), collectively, the “Pre-Closing Reorganization”;
WHEREAS, after giving effect to the Pre-Closing Reorganization, (a) Camino Holdings will hold ninety-two and one-half percent (92.50%) of the issued and outstanding Securities of the Camino Subject Company (“Holdings Camino Securities”), (b) the RW Sellers will collectively hold seven and one-half percent (7.50%) of the issued and outstanding Securities of the Camino Subject Company (“RW Camino Securities” and together with the Holdings Camino Securities, the “Camino Securities”) and (c) Camino Holdings will hold one hundred percent (100%) of the issued and outstanding Securities of the Land Run Subject Company (“Land Run Securities”); and
WHEREAS, the Parties desire that, at the Closing, (a) NGP Group Sellers shall sell, and Purchaser shall purchase and acquire, one hundred percent (100%) of the Holdings Securities and (b) RW Sellers shall sell, and Purchaser shall purchase and acquire, one hundred percent (100%) of the RW Camino Securities (the Holdings Securities and the RW Camino Securities, the “Subject Securities”), in each case, free and clear of all Liens (other than Permitted Securities Liens), and on the other terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:
Article 1

DEFINITIONS
Section 1.1Certain Definitions. As used herein:
“AAA” means the American Arbitration Association.
“Accepted Additional Lease” is defined in Section 9.15(b).

“Accounting Principles” is defined in Section 2.5(a).
“Accounting Referee” is defined in Section 2.7(b).
“Acquisition Area” is defined in Section 9.15(a).
“Action” means any action, claim, investigation, audit, arbitration, suit, criminal charge, litigation or similar legal proceeding (including any civil, criminal, administrative or appellate proceeding), arbitral action or criminal prosecution, or any appeal thereof.
“Additional Lease” is defined in Section 9.15(a).
“Additional Lease Acquisition” is defined in Section 9.15(a).
“Additional Lease Acquisition Deadline” is defined in Section 9.15(a).
“Additional Lease Deposit” means an amount of cash equal to the sum of (a) the aggregate amount of all Title Benefit Amounts with respect to all alleged Title Benefits asserted by any Seller pursuant to one or more valid Title Benefit Notices prior to the Defect Deadline that Sellers’ Representative and Purchaser have not agreed upon prior to Closing, plus (b) the aggregate amount of all Additional Lease Purchase Prices (as calculated by the applicable Seller in good faith and set forth in the applicable Additional Lease Notice(s)) attributable to any Accepted Additional Leases asserted by a Seller pursuant to one or more valid Additional Lease Notices prior to the Additional Lease Acquisition Deadline that Sellers’ Representative and Purchaser have not agreed upon prior to Closing.
“Additional Lease Notice” is defined in Section 9.15(b).
“Additional Lease Purchase Price” means, with respect to any Accepted Additional Lease that is the subject of an Additional Lease Acquisition, to the extent that all or portions of such Accepted Additional Lease is included in or allocated to a Title Section or Well with an Allocated Value, an amount equal to the actual and documented direct costs and expenses incurred by a Subject Company to acquire an Additional Lease including, but not limited to, any brokers fees, due diligence costs, title examination costs and any other similar costs and expenses related thereto.
“Adjusted Purchase Price” is defined in Section 2.2(b).
“AICPA” means the American Institute of Certified Public Accountants.
“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting Securities, pursuant to a written agreement, or otherwise; provided, however, (a) each Subject Company shall be deemed to be an Affiliate of each NGP Group Seller for all periods prior to the Closing, (b) each Subject Company shall be deemed to be an Affiliate of Purchaser for all periods after the Closing, (c) except when used in clause (b) of the definition of “Excluded Records” or in the definition of Seller Group, when used with respect to any Seller (i) the term “Affiliate” shall not include Pearl Energy Investment Management, LLC (including any investment funds or investment vehicles of, or managed by, Pearl Energy Investment Management, LLC or any Affiliate thereof) or any of the respective portfolio companies (as such term is commonly understood in the private investment industry), other investments of any of the foregoing (other than the Subject Companies) or any other Non-Recourse Persons and (ii) except in connection with the definition of “Material Contracts”,

Section 5.13, Section 5.36 and Section 15.13, the term “Affiliate” shall not include NGP Energy Capital Management, LLC, or any Affiliates of NGP Energy Capital Management, LLC (including any investment funds or investment vehicles of, or managed by, NGP Energy Capital Management, LLC or any Affiliate thereof) or any of the respective portfolio companies (as such term is commonly understood in the private investment industry), other investments of any of the foregoing (other than the Subject Companies) or any other Non-Recourse Persons, (d) the term “Affiliate” shall not include Carlyle Global Credit Investment Management L.L.C., any Affiliate of Carlyle Global Credit Investment Management L.L.C. (including any investment funds or investment vehicles of, or managed by, Carlyle Global Credit Investment Management L.L.C. or any Affiliate thereof) or any of the respective portfolio companies (as such term is commonly understood in the private investment industry), other investments of any of the foregoing or any other Non-Recourse Persons, and (e) when used with respect to any Seller or any Subject Company, the term “Affiliate” shall not include Iron Horse Midstream Holdings, LLC, a Delaware limited liability company, or any of its direct or indirect Subsidiaries.
“Affiliate Arrangements” means (a) any and all Contracts between (i) any member of a Subject Company Group or that are otherwise binding on the Assets, on the one hand, and (ii) any Seller, any Affiliate of any Seller (which, for the avoidance of doubt, does not include the Subject Company Groups for purposes of this definition) or any Related Party, on the other hand, (b) any arrangement whereby any Seller, any Affiliate of any Seller (which, for the avoidance of doubt, does not include the Subject Company Groups for purposes of this definition) or any Related Party owns any interest in any of the Assets, (c) any arrangement whereby any member of a Subject Company Group is obligated to pay currently or in the future any amounts to any Seller, any Affiliate of any Seller (which, for the avoidance of doubt, does not include the Subject Company Groups for purposes of this definition) or any Related Party or (d) any arrangement whereby any Seller, any Affiliate of any Seller (which, for the avoidance of doubt, does not include the Subject Company Groups for purposes of this definition) or any Related Party is obligated to pay currently or in the future any amounts to any Subject Company; provided, however, for the avoidance of doubt, none of (w) any Transaction Documents, (x) any oil and gas lease (including any of the Leases), fee mineral interest, overriding royalty interest, net profits interest, net profits interests, royalty interest, non-executive interest, Pooling Order, PPLA, pooling agreement, division order, production sharing agreement or any other similar interest, agreement or instrument (other than, in each case, between any Subject Company and any Related Party) to the extent the same is on customary and arms’ length terms, (y) any employment compensation or benefits paid or payable to any Business Employee, nor (z) any arrangements under the Credit Documents, shall constitute an Affiliate Arrangement, irrespective of whether the same falls within the scope of (a), (b), (c) or (d) above.
“Agreement” is defined in the introductory paragraph hereof.
“Allocated Value” means (a) with respect to the applicable Subject Formation as to each Title Section and Well, the portion of the Unadjusted Purchase Price allocated on Schedule 2.8 as to each such Title Section and Well and (b) as to the other Assets, if any, listed on Schedule 2.8, the portion of the Unadjusted Purchase Price allocated to each such Asset on Schedule 2.8, in each case of (a) and (b), as such amount shall be increased or decreased by the portion of each adjustment to the Unadjusted Purchase Price under Section 2.4 applicable to such Asset.
“Allocation” is defined in Section 2.8(b).
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition Laws and all other national, federal, state, foreign or multinational Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition or abusing or maintaining a dominant position. Antitrust Laws also includes any Law that requires one or more parties to a transaction to submit a notification to a Governmental Authority with the authority to review certain transactions to determine if such transactions violate any Antitrust Law.
“Assets” means with respect to the (a) Camino Subject Company Group, the Camino Acquired Assets and (b) Land Run Subject Company Group, the Land Run Acquired Assets.
“Assignment” is defined in Section 11.2(b).
“Assumed Hedges” means the Hedges described on Schedule 1.1, which cover Hedge volumes for periods after the Effective Time.
“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.
“Barrel” means forty-two (42) United States standard gallons of two hundred and thirty-one (231) cubic inches per gallon at sixty degrees (60°) Fahrenheit.
“Bifurcated Camino Contracts” means any Contracts that will be bifurcated under the Merger such that after giving effect to the Merger a portion of such Contract shall constitute a Camino Legacy Asset and a portion of such Contract shall constitute a Camino Acquired Contract, including, but not limited to, the Contracts set forth on Schedule 9.19(c).
“BTU” means a British Thermal Unit, which is the amount of energy required to raise the temperature of one pound avoirdupois of water from fifty-nine degrees (59°) Fahrenheit to sixty degrees (60°) Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.
“Business” means the ownership and operation by each applicable Subject Company Group of the Assets and other activities conducted by such Subject Company Group that are incidental thereto.
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Denver, Colorado.
“Business Employee” means each individual who is employed by any Seller or Camino Natural Resources Management, LLC, a Delaware limited liability company, and who provide services primarily to the Subject Companies or with respect to the Business or the Assets.
“Camino Acquired Assets” means all of Camino Legacy’s (or, following the Pre-Closing Reorganization, the Camino Subject Company’s) right, title and interest in and to the following (but reserving unto Camino Legacy and expressly excluding from the “Camino Acquired Assets” any and all Excluded Assets):
(a)all Hydrocarbon leases, mineral interests, fee mineral interests, overriding royalty interests, reversionary interests, non-participating royalty interests, net profit interests, production payments, and any other mineral, royalty or similar interests in or payable out of production of Hydrocarbons from or allocated to the Hydrocarbon leases or other interests described herein, in each case of each of the foregoing to the extent located within the Designated Area, including those interests set forth on Annex I to Exhibit A-1 or, at Closing, that constitute Accepted Additional Leases (collectively, the “Camino Acquired Leases”), together with all pooled, communitized, or unitized acreage which includes all or part of any Camino Acquired Leases or any Camino Acquired Wells (the “Camino Acquired Units”), together with the lands covered by any such Camino Acquired Leases or Camino Acquired Units, and all

tenements, hereditaments, and appurtenances arising out of or derived from any of the Camino Acquired Leases or the Camino Acquired Units (collectively, the “Camino Acquired Lands”);
(b)any and all Hydrocarbon, water, CO2, injection, disposal or other wells located on, under, within or producing from or allocated to the Camino Acquired Lands or otherwise located within the Designated Area, including those described on Annex I to Exhibit A-2 (the “Camino Acquired Wells”, and together with the Camino Acquired Leases, the Camino Acquired Units and the Camino Acquired Lands, the “Camino Acquired Oil and Gas Properties”), in each case whether producing or non-producing, or permanently or temporarily Plugged and Abandoned;
(c)all surface fee interests, easements, servitudes, rights of way, surface leases and other rights to use the surface of any lands located within the Designated Area that are applicable to the Camino Acquired Assets including the property described on Annex I to Exhibit A-4 (the “Camino Acquired Surface Rights and Rights of Way”); and
(d)all (i) Hydrocarbons in, on, under, or that may be produced from or attributable to the Camino Acquired Oil and Gas Properties on or after the Effective Time, (ii) Hydrocarbon inventories including all oil, condensate, and scrubber liquids, and ethane, propane, iso-butane, nor-butane, and gasoline inventories produced from or attributable to the Camino Acquired Oil and Gas Properties in storage or constituting linefill as of the Effective Time, and (iii) all Imbalances as of the Effective Time;
(e)all tank batteries, pipelines, metering facilities, interconnections and other equipment, machinery, computer equipment present in the field facilities or primarily used or held for use by any Transferred Employees constituting field personnel, facilities, fixtures and other tangible personal property and improvements, flowlines, gathering lines, well equipment, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, processing and separation facilities, structures, materials, SCADA system assets (if any) and well equipment (both surface and subsurface) located within the Designated Area and that are used or held for use in connection with the ownership or operation of the Camino Acquired Oil and Gas Properties or the production, transportation or processing of Hydrocarbons produced from the Camino Acquired Oil and Gas Properties, including (i) all equipment, inventory and personal property described on Exhibit A-5 and (ii) all equipment, inventory and personal property charged as Property Costs for which the Unadjusted Purchase Price is increased pursuant to Section 2.4(b)(ii), Section 2.4(b)(iv) or Section 2.4(b)(v) (collectively, the “Camino Acquired Equipment”);
(f)all contracts, agreements, and instruments that are binding on the other Camino Acquired Assets, or that relate to the ownership or operation of the other Camino Acquired Assets (but in each case to the extent (and only to the extent) applicable to the Camino Acquired Assets), including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, Contracts pursuant to which Camino Legacy acquired (directly or indirectly) interests in any other Camino Acquired Assets, gathering, treating and transportation agreements, agreements for the sale and purchase of Hydrocarbons, the TIL Side Letter to the extent (and only to the extent) relating to the Camino Acquired Assets, and processing agreements (any and all such contracts, agreements and instruments, excluding any Camino Acquired Lease or instrument constituting Camino Subject Company’s chain of title to any of the Camino Acquired Oil and Gas Properties, the “Camino Acquired Contracts”); provided, however, with respect to each Specified Camino Midstream Contract, the Camino Acquired Contracts and the Camino Acquired Assets shall include such Specified Camino Midstream Contract only as to the allocations and capacity reservations specified for such Specified Camino Midstream Contract as being included in the Camino Acquired Assets in Exhibit A-6 to the maximum extent such allocations and capacity reservations do not directly conflict with the terms of such Specified Camino Midstream Contract or any applicable Law;
(g)all franchises, licenses, Permits, approvals, consents, certificates, registrations, variances, exemptions, waivers and other authorizations and rights granted by Third Parties, in each case to the extent appurtenant to, and primarily used or primarily held for use in connection with the ownership or operations of the Camino Acquired Assets not described in this clause (g), or the ownership or operation thereof;
(h)all rights to reimbursement for pre-Effective Time Property Costs, costs and expenses for which the Unadjusted Purchase Price is increased pursuant to Section 2.4;
(i)subject to the terms of this Agreement, originals (or copies if originals are not available) of all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) relating to the Camino Acquired Assets, including (i) electronic copies of all computer records where available (including on computer servers), contract files, lease files, well logs, division order files, title opinions, and other title information (including abstracts, evidences of rental payments, maps, surveys, title opinions, title curative documents and data sheets), hazard data, surveys, production records, engineering files and environmental records, (ii) material correspondence, (iii) operations, production, Tax and accounting records, (iv) Transferred Employee Records and (v) facility and well records, but excluding, however, in each case, the Excluded Records (collectively, the “Camino Acquired Records”);
(j)the office and surface leases described on Exhibit A-7;
(k)any cars, trucks, trailers and other titled equipment and vehicles described on Exhibit A-8, to the extent primarily used or held for use by any Transferred Employees constituting field personnel;
(l)(i) all geological and geophysical data and information and (ii) to the extent listed on Annex I to Exhibit A-9, seismic licenses, in each case, relating to the Camino Acquired Oil and Gas Properties, to the extent such data, information and licenses are transferable without penalty or payment to any Third Party, or if transferable with penalty or payment to any Third Party, for which Purchaser has paid or agreed in writing to pay such penalties or payments;
(m)all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Camino Acquired Assets (including from the sale of any Hydrocarbons) arising or attributable to the period of time on and after the Effective Time or to any Camino Acquired Obligations, including any and all Third Party COPAS overhead reimbursement payments owed or payable to Camino Legacy with respect to the operation of the Camino Acquired Assets by Camino Legacy to the extent attributable to any periods of time after the Effective Time, but excluding any such properties, assets or rights for which the Unadjusted Purchase Price is reduced (and then only to the extent of such reduction) pursuant to Section 2.4;
(n)all rights, claims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds to the extent attributable to any of the Camino Acquired Obligations) to the extent attributable to (i) the other Camino Acquired Assets insofar as accruing from and after the Effective Time, or (ii) any of the Camino Acquired Obligations; and
(o)all rights and obligations under the TIL Side Letter that burden or relate to any of the Camino Acquired Assets.

provided, however, “Camino Acquired Assets”, “Camino Acquired Leases”, “Camino Acquired Units”, “Camino Acquired Wells”, “Camino Acquired Oil and Gas Properties”, “Camino Acquired Surface Rights and Rights of Way”, “Camino Acquired Equipment”, “Camino Acquired Contracts” and “Camino Acquired Records” shall not include any Excluded Assets.
“Camino Acquired Contracts” is defined in subsection (f) of the definition of “Camino Acquired Assets”.
“Camino Acquired Equipment” is defined in subsection (e) of the definition of “Camino Acquired Assets”.
“Camino Acquired Lands” is defined in subsection (a) of the definition of “Camino Acquired Assets”.
“Camino Acquired Leases” is defined in subsection (a) of the definition of “Camino Acquired Assets”.
“Camino Acquired Obligations” means, without limitation of Purchaser’s rights under Article 3, Section 14.2 and with respect to the R&W Insurance Policy, all of the obligations, liabilities and Damages, known or unknown, with respect to the ownership, use and operation of the Camino Acquired Assets, regardless of whether such obligations or liabilities arise out of, are attributable to, or incurred prior to, on or after the Effective Time, including obligations and Damages arising out of or attributable to, in each case, solely with respect to the Camino Acquired Assets or the Business of Camino Subject Company Group: (i) any and all Camino Acquired Contracts; (ii) any Imbalances; (iii) with respect to the payment, nonpayment, or mis-payment of Royalties and Suspense Funds; (iv) the Environmental Liabilities related to the Camino Acquired Assets, including liabilities and obligations to properly Plug and Abandon or replug any and all wells, wellbores, pipelines, facilities or conditions located on or constituting the Camino Acquired Assets (including all temporarily or previously Plugged and Abandoned wells, wellbores or pipelines), dismantle or decommission and remove any structures, fixtures or personal property, clean-up, restore or Remediate the Camino Acquired Assets, ground water, surface water, or soil in accordance with applicable Camino Acquired Contracts and Laws, including any obligations to assess, Remediate, remove and dispose of NORM, asbestos, mercury, drilling fluids and chemicals, produced waters, and Hydrocarbons, or other Environmental Liabilities with respect to the Camino Acquired Assets; (v) any and all Plugging and Abandonment obligations related to the Camino Acquired Assets; (vi) the Camino Acquired Leases, Camino Acquired Contracts, or as required by Laws; (vii) arising from, or relating to, title defects, deficiencies, or other title matters, whether arising or relating to periods of time before, on, or after the Effective Time; (viii) subject to Purchaser’s indemnification rights with respect to Seller Taxes pursuant to Section 14.2(c), all Subject Company Taxes imposed on or with respect to the Camino Subject Company or the Camino Acquired Assets; and (ix) all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Camino Acquired Well, collapsed casing or sand infiltration of any Camino Acquired Well) and the depreciation of the Camino Acquired Assets due to ordinary wear and tear, in each case, with respect to the Camino Acquired Assets; provided, however, that the Camino Acquired Obligations do not include, and Purchaser has no obligation to assume, any obligations or liabilities of Sellers to the extent that they are attributable to or arise out of the Excluded Assets, Transaction Costs or Indebtedness, other than any obligations or liabilities that are attributable to or arising out of the Excluded Assets, Transaction Costs or Indebtedness for which the Unadjusted Purchase Price was decreased pursuant to Section 2.4(g), Section 2.4(h) or Section 2.4(i) or that are set forth on Schedule 5.38.

“Camino Acquired Oil and Gas Properties” is defined in subsection (b) of the definition of “Camino Acquired Assets”.
“Camino Acquired Records” is defined in subsection (i) of the definition of “Camino Acquired Assets”.
“Camino Acquired Surface Rights and Rights of Way” is defined in subsection (c) of the definition of “Camino Acquired Assets”.
“Camino Acquired Units” is defined in subsection (a) of the definition of “Camino Acquired Assets”.
“Camino Acquired Wells” is defined in subsection (b) of the definition of “Camino Acquired Assets”.
“Camino Adjusted Purchase Price” is defined in Section 2.2(a)(i).
“Camino Holdings” is defined in the introductory paragraph hereof.
“Camino Legacy” is defined in the introductory paragraph hereof.
“Camino Legacy Assets” means all assets, properties and interests of Camino Legacy that do not constitute Camino Acquired Assets (including (i) Camino Legacy’s rights and interests under the Credit Agreement and the Credit Documents and (ii) all rights and obligations under the TIL Side Letter that burden or relate to any of the Camino Legacy Assets); provided, however, with respect to each Specified Camino Midstream Contract, the Camino Legacy Assets shall include such Specified Camino Midstream Contract only as to the allocations and capacity reservations specified for such Specified Camino Midstream Contract as being included in the Camino Legacy Assets in Exhibit A-6 to the maximum extent such allocations and capacity reservations do not directly conflict with the terms of such Specified Camino Midstream Contract or any applicable Law.
“Camino Legacy HoldCo” is defined in the recitals hereof.
“Camino Legacy HoldCo Securities” is defined in the recitals hereof.
“Camino Legacy Obligations” means all of the obligations and Damages, known or unknown, of Camino Legacy (including, for the avoidance of doubt, with respect to the Camino Legacy Assets) other than the Camino Acquired Obligations.
“Camino Legacy Securities” is defined in the recitals hereof.
“Camino Merger” is defined in the recitals hereof.
“Camino Plan of Merger” means the plan of merger entered into between the Execution Date and the Closing Date, by and between Camino Legacy and Camino Subject Company, substantially in the form attached hereto as Annex I to Exhibit F.
“Camino Purchase Price” is defined in Section 2.2(a)(i).
“Camino Securities” is defined in the recitals hereof.
“Camino Subject Company” is defined in the recitals hereof.

“Camino Subject Company Group” is defined in the definition of “Subject Company Group”.
“Cash and Cash Equivalents” means (a) money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination, (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank, and (e) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America, in each case, only to the extent constituting cash equivalents in accordance with GAAP; provided that, Cash and Cash Equivalents shall be calculated net of (x) restricted balances and any other amounts that are not freely and immediately usable, distributable or transferable (including security deposits, bond guarantees, collateral reserve accounts and amounts held in escrow or held by the applicable Subject Company Group on behalf of Third Parties in each case other than those required to be held pursuant to the Credit Documents and that will be released upon the termination thereof at Closing), and (y) outstanding outbound checks, drafts, draws, ACH debits and wire transfers.
“Casualty Event” is defined in Section 9.3.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
“Claim Notice” is defined in Section 14.5(b).
“Clean Team Agreement” means that certain Clean Team Agreement, dated as of April 6, 2026, by and between Camino Legacy and Purchaser, as amended from time to time.
“Closing” is defined in Section 11.1.
“Closing Adjusted Purchase Price” is defined in Section 2.7(a).
“Closing Certificate” means the certificate delivered by each Seller and its applicable Subject Companies at the Closing pursuant to Section 11.2(e).
“Closing Date” is defined in Section 11.1.
“Closing Distribution” means, collectively but without duplication, distributions to be made by the Subject Company Groups at or immediately prior to Closing to or for the benefit of the applicable Sellers of each Subject Company Group in an aggregate amount equal to all or substantially all of the Cash and Cash Equivalents of such Subject Company Group prior to the Closing Date.
“Closing Payment” means the amount of cash consideration payable by Purchaser to Sellers at the Closing, which shall be an amount equal to the remainder of (a) the estimate of the Adjusted Purchase Price as determined pursuant to Section 2.7(a) minus (b) the Defect Deposit (if any) minus (c) the Additional Lease Deposit (if any).
“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Nondisclosure Agreement, dated as of December 11, 2025, by and between Camino Legacy and Purchaser, as amended from time to time.
“Consent” means any consent, approval, authorizations, or permit of, or filing with, or notification to, any Governmental Authorities or any other Person which are required to be obtained, made, or complied with for or in connection with the sale, assignment and transfer of the Subject Securities or otherwise in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
“Contracts” means all contracts, agreements, loans, debentures, notes, indentures, leases and any other instruments or agreements (written or oral) (including amendments, supplements or modifications thereto) that are binding on any member of the Subject Company Group, the Assets (including the Oil and Gas Properties) or the Business or that relate to the ownership or operation of the Assets (including the Oil and Gas Properties) or the Business (but only to the extent applicable to the Assets (including the Oil and Gas Properties) or the Business), including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farm-in and farmout agreements, exchange agreements, purchase and sale agreements, and other contracts and arrangements (including any amendments, supplements or modifications thereto) pursuant to which any Subject Company Group member acquired interests in any other Assets, transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements; provided, however, without limiting the instruments included in the Assets, the defined term “Contracts” shall not include the (a) Leases, (b) Surface Rights and Rights of Way that are in the nature of a real property interest, right of use or easement and (c) other instruments constituting any Subject Company’s chain of title to the Oil and Gas Properties or any such Surface Rights and Rights of Way that are in the nature of a real property interest.
“Contribution” is defined in the recitals hereof.
“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.
“Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of May 3, 2024 among Camino Natural Resources, LLC, a Delaware limited liability company, as borrower, the financial institutions party thereto from time to time as lenders, JPMorgan Chase Bank, N.A., as administrative agent, and the issuing banks party thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in compliance with this Agreement).
“Credit Agreement Pre-Closing Reorganization Consent” is defined in Section 9.19(d).
“Credit Documents” means, collectively, each Loan Document (as defined in the Credit Agreement) and any amendments, extensions and/or supplements thereof to the extent permitted thereunder.
“Credit Support” means any cash deposits, sinking funds, guarantees, letters of credit, treasury securities, surety bonds, performance bonds and other forms of credit assurances or credit support.

“Cure Deadline” means (a) with respect to Title Defects, the date that is ninety (90) days after the Closing Date and (b) with respect to Environmental Defects, the date that is one (1) Business Day prior to the Closing Date.
“Cut-Off Date” means the date of the final settlement and determination of the Adjusted Purchase Price in accordance with Section 2.7(b).
“Damages” means the amount of any actual loss, Tax, cost, costs of settlement, damage, liability, penalties, fines, expense, claim, award or judgment incurred or suffered by any Person arising out of or resulting from a given matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to such matters, and the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall not include (a) any Taxes that may be assessed on payments under Article 14 or (b) any damages that are waived, released or restricted under Section 15.11.
“Debt Financing” is defined in Section 9.22(a).
“Defect” means any Environmental Defect or Title Defect.
“Defect Amount” is defined in Section 3.2(d).
“Defect Deadline” is defined in Section 3.2(a).
“Defect Deductible” means, as applicable, the Environmental Defect Deductible or the Title Defect Deductible.
“Defect Deposit” means an amount equal to the positive sum (if any) of the following:
(p)(i) the positive difference, if any, of (A) the aggregate Defect Amounts for all Title Defects (other than Special Warranty Defects) that exceed the Individual Threshold with respect to all alleged Title Defects asserted by Purchaser pursuant to one or more Defect Notices prior to the Defect Deadline, minus (B) the aggregate amount of all Defect Amounts with respect to any and all Title Defects (excluding Special Warranty Defects) that Sellers’ Representative and Purchaser have agreed upon prior to Closing and/or that Sellers’ Representative and Purchaser have agreed that Sellers have cured prior to Closing, minus (C) the Title Defect Deductible, plus (ii) the positive difference, if any, of (A) the aggregate Defect Amounts for all Environmental Defects that exceed the Individual Threshold with respect to all alleged Environmental Defects asserted by Purchaser pursuant to one or more Defect Notices prior to the Defect Deadline, minus (B) the aggregate amount of all Defect Amounts with respect to any and all Environmental Defects that Sellers’ Representative and Purchaser have agreed upon prior to Closing and/or that Sellers’ Representative and Purchaser have agreed that Sellers have cured or Remediated prior to Closing; minus (C) the Environmental Defect Deductible; plus
(q)the aggregate Defect Amounts for all Special Warranty Defects asserted by Purchaser pursuant to one or more Defect Notices prior to the Defect Deadline that remain uncured as of, or for which Sellers’ Representative and Purchaser have not agreed upon prior to, Closing.
“Defect Notice” is defined in Section 3.2(a).
“Defect Referee” means the Title Referee or the Environmental Referee, as applicable.

“Defensible Title” means the aggregate title of each of Camino Legacy and Land Run Legacy, and after the Pre-Closing Reorganization, the applicable Subject Company Group, in and to the applicable Subject Formations of the Title Sections and Wells that, as of the Effective Time and the Closing Date, and except for and subject to Permitted Encumbrances, is (x) deducible of record or (y) if not deducible of record, title evidenced by or arising out of (A) pooling, unitization or similar orders or (B) by unrecorded instruments, elections or non-elections in each case, made or delivered pursuant to joint operating agreements, pooling agreements, PPLAs or unitization agreements or similar Contracts (provided, that for purposes of this definition, references to “Subject Company Group” shall be deemed to be given as if the Pre-Closing Reorganization has occurred as of the Execution Date):
(r)as to the applicable Subject Formations, entitles such Subject Company Group to receive a Net Revenue Interest as to Hydrocarbons (i) in the case of any Title Section, not less than the Net Revenue Interest shown with respect to such Subject Formation as to such Title Section in the applicable Annex to Exhibit A-3 for such Subject Company Group over the productive life of such Title Section; and (ii) in the case of any Well, not less than the Net Revenue Interest shown with respect to such Subject Formation as to such Well in the applicable Annex to Exhibit A-2 for such Subject Company Group over the productive life of such Well; except, in each case of subsections (i) and (ii) of this subsection (a), (A) any decreases in connection with those operations in which such Subject Company Group may elect after the Execution Date to be a non-consenting co-owner in accordance with the terms hereof, (B) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) any decreases resulting from the establishment or amendment, after the Execution Date, of production sharing agreements, pools or units in accordance with the terms hereof, (D) any decreases required to allow other Working Interest owners to make up or settle Imbalances, or (E) as otherwise expressly stated in the applicable Annex to Exhibit A-2 or Exhibit A-3, as applicable;
(s)as to the applicable Subject Formations for each Title Section and Well, obligates such Subject Company Group to bear a Working Interest with respect to each such Subject Formation without increase over the period of ownership thereof for such Well or Title Section, as applicable, that is not greater than the Working Interest of such Subject Company Group shown for each such Subject Formation with respect to such Well and Title Section in the applicable Annex to Exhibit A-2 or Exhibit A-3 for such Subject Company Group, as applicable, over the productive life of such Title Section or Well, except (i) as expressly stated in the applicable Annex to Exhibit A-2 or Exhibit A-3 for such Subject Company Group, as applicable, (ii) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law or (iii) increases that are accompanied by at least a proportionate increase in such Subject Company Group’s Net Revenue Interest in such Subject Formation; and
(t)is free and clear of all Liens.
“Designated Area” means the geographic area identified and described on Exhibit A-DE as the “Designated Area”, which encompasses the entirety of the State of Oklahoma save, except and excluding “Excluded Areas” identified and described on Exhibit A-DE.
“Development Cost Cap” is defined in Section 9.2(b)(vi).
“Direct Claim” is defined in Section 14.5(g).
“Disclosure Schedules” means the aggregate of all schedules that set forth exceptions, disclosures, or otherwise relate to or are referenced in any of the representations or warranties of each Seller or each Subject Company set forth in Article 4 or Article 5.

“Dispute” is defined in Section 15.3(a).
“Disputed Defect Matters” is defined in Section 3.2(i)(ii).
“DOJ” is defined in Section 9.4(b).
“Effective Time” means 12:01 a.m. Central Time on March 1, 2026.
“Employee Offer” is defined in Section 9.18(a).
“Environmental Defect” means in relation to the Camino Acquired Assets, any condition that constitutes a violation of any Environmental Laws or that presently requires, or if known, would presently require, Remediation under applicable Environmental Laws and the costs and expenses thereof are chargeable to Camino Legacy’s (or, following the Pre-Closing Reorganization, Camino Subject Company’s) Working Interest or other interest in the applicable Assets; provided, however, the following conditions, matters, Releases and Environmental Liabilities shall be excluded from and in no event constitute an “Environmental Defect”: (a) the presence of NORM (except to the extent the presence of NORM constitutes a violation of Environmental Laws), (b) Plugging and Abandonment obligations or liabilities as may be required by any Governmental Authority (except to the extent such obligations or liabilities constitute a violation of Environmental Laws), (c) the flaring of natural gas or other gaseous hydrocarbons (except to the extent such flaring constitutes a violation of Environmental Laws), (d) any matter disclosed on Schedule 5.17, or (e) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment), except with respect to equipment (i) that causes or has caused any environmental pollution, contamination or degradation where Remediation is presently required (or if known or confirmed, would be presently required) under Environmental Laws or (ii) the use or condition of which is a violation of Environmental Law.
“Environmental Defect Amount” means the Defect Amount with respect to any Environmental Defect.
“Environmental Defect Deductible” means an amount equal to one and thirteen-twentieths percent (1.65%) of the Unadjusted Purchase Price.
“Environmental Disputed Matter” is defined in Section 3.2(i)(ii).
“Environmental Laws” means the following: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended in effect as of or prior to the Execution Date, and all similar Laws in effect as of or prior to the Execution Date addressing (i) pollution or pollution control; (ii) protection of natural resources, the environment or biological resources; (iii) the disposal, or Release or threat of Release of Hazardous Substances; or (iv) human health and safety (regarding human exposure to Hazardous Substances).
“Environmental Liabilities” means any and all Damages, Remediation obligations, liabilities, environmental response costs, costs to cure, costs to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, and fines arising out of or related to any violations or non-compliance with any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or responsibilities or obligations incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any Environmental Defects, any failure to comply with Environmental Laws, any Release of Hazardous Substances or any other environmental condition with respect to the ownership or operation of the Assets.
“Environmental Referee” is defined in Section 3.2(i)(ii).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that together with any Subject Company, is or would have been at any date of determination considered or treated as a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.
“Escrow Account” means the account or accounts established and maintained by the Escrow Agent to hold the Defect Deposit (if any) and/or the Additional Lease Deposit (if any) in accordance with the terms of this Agreement and the Escrow Agreement.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means that certain Escrow Agreement to be entered into by and among Sellers’ Representative, Purchaser and the Escrow Agent on the Closing Date, in the form attached hereto as Exhibit I.
“Excluded Asset Assignment” means, if applicable, an assignment and conveyance of the Excluded Assets from a Subject Company to one or more Sellers or their respective designees in the form attached hereto as Exhibit C.
“Excluded Assets” means with respect to each Subject Company Group, such Subject Company Group’s right, title and interest in and to the following: (a) the assets and properties, if any, set forth on Schedule 1.2; (b) the Excluded Records; (c) any Assets excluded pursuant to Section 3.2(g)(ii); (d) any and all claims for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets related to (i) Pre-Effective Time Subject Company Taxes for such Subject Company Group, provided, however that inclusion of this subclause (d)(i) in this definition of “Excluded Assets” shall terminate on the date on which Purchaser’s indemnification rights with respect to Seller Taxes pursuant to Section 14.2(c) terminate pursuant to Section 14.3, (ii) Flow-Through Income Taxes attributable to such Subject Company Group for any Tax period (or portion thereof) ending on or before the Closing Date and (iii) Taxes imposed on or with respect to the Camino Legacy Assets or the Land Run Legacy Assets; (e) to the extent not covered in subclause (d) of this definition, any and all claims for refunds or credits owed to any such Subject Company from any Governmental Authority or Third Party to the extent attributable to any Excluded Assets; (f) any proceeds or earning with respect to any other Excluded Assets; (g) any and all computer servers, networks and data storage hardware and all software, including any and all electronic files on any such servers and networks to the extent constituting Excluded Records; (h) all personal property (other than the Records) located in any offices or office leases; (i) the Subject Marks; (j) all Hedges other than the Assumed Hedges; (k) (i) all seismic licenses and related data and information to the extent such seismic licenses are not included in Exhibit A-9 and (ii) all geological and geophysical data and information relating to the Assets or the Business of the Subject Company Groups and seismic licenses included in Exhibit A-9, in each case, to the extent such data, information and licenses are not transferable without penalty or payment to any Third Party and for which Purchaser has not paid or agreed in writing to pay such penalties or payments; (l) the Camino Legacy Assets; (m) the Land Run Legacy Assets; (n) any and all claims related to employment or engagement, or termination of employment or engagement, of any Business Employee or other individual providing services to any Subject Company Group during any period on or prior to Closing including misclassification or failure to pay wages or compensation to any Business Employee or other individual providing services to any Subject Company Group, in each case, to the extent incurred or arising on or prior to the Closing Date, but excluding any Property Costs or LOS/Direct Costs to the extent incurred or arising on or after the Effective Time; (o) Transaction Costs; and (p) Indebtedness, other than Indebtedness set forth on Schedule 5.38.
“Excluded Records” means: (a) any and all data, correspondence, materials, descriptions and records relating to the auction, marketing, sales negotiation or sale of the Subject Securities or the Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person; (b) corporate, financial, Tax, and legal data and records (or portions thereof) that relate primarily to the businesses of any Seller or, any Affiliate of any Seller generally other than any member of any Subject Company Group, the Camino Legacy Assets, or the Land Run Legacy Assets; (c) legal records and legal files of any member of any Subject Company Group with respect to or that relate to this Agreement, any Transaction Document or any of their communications prior to the Closing with respect to the transactions contemplated thereby or hereby, including all work product of and attorney-client communications with any Seller’s or any member of any Subject Company Group’s legal counsel (other than title opinions or other title documents or any Contracts); (d) records to the extent related to any assets of Third Parties that have been the subject of evaluation by any Seller or any member of any Subject Company Group prior to the Execution Date (except for any Records pertaining to any Accepted Additional Leases or Incoming Trade Assets); (e) other than reserve reports or other non-proprietary reserve data or information, in each case, reasonably requested or required pursuant to Section 9.22, any reserve reports, valuations, and estimates of any quantities of the Subject Securities, any Subject Company or member of any Subject Company Group, any Assets, and any pricing assumptions, forward pricing estimates, or pricing studies related thereto, in each case whether prepared by any Subject Company, any Seller, or any of their respective Affiliates, or any Third Parties; (f) except for any Contracts that exist or are memorialized or stored only in e-mail format (which Contracts shall not be Excluded Records) all e-mails on any member of any Subject Company Group’s servers and networks and all other electronic files on any member of any Subject Company Group’s servers and networks constituting any other Excluded Records; and (g) other than the Transferred Employee Records, personnel files, medical files, and other employment records related to any Business Employee or any other service provider who is not employed or otherwise engaged by any member of the Subject Company Group.
“Execution Date” is defined in the introductory paragraph hereof.
“Extended Outside Date” is defined in Section 13.1(b).
“FCPA” is defined in Section 5.43.
“Final Allocation” is defined in Section 2.8(b).
“First Conversion” is defined in the recitals hereof.
“Flow-Through Income Taxes” means U.S. federal Income Taxes and any similar Income Taxes imposed by any state or local Laws on the direct or indirect owners of any entity on a flow-through basis by allocating or attributing to such owners all or certain of such entity’s items of income, gain, loss, deduction and other relevant tax attributes.
“Flow-Through Tax Contest” is defined in Section 12.5.

“Fraud” means, with respect to any Party, any actual and intentional fraud in the making of any of the representations and warranties of such Party set forth in Article 4, Article 5, Article 6 or Article 7, as applicable, including the corresponding representations and warranties given in any Closing Certificate (with respect to Sellers) or the Purchaser Certificate (with respect to Purchaser) delivered by such Party at Closing; provided that such actual and intentional fraud of a Party shall only be deemed to exist if any of the Persons named on Part A or Part B of Schedule 1.3 had actual knowledge (as opposed to imputed, implied or constructive knowledge) that the representations and warranties made in Article 4, Article 5, Article 6 or Article 7 (or any Closing Certificate (with respect to Sellers) or the Purchaser Certificate (with respect to Purchaser)), as applicable, were false when made, and were made with the express intention that the other Party hereto rely thereon to such Person’s detriment, and the other Party did so justifiably rely thereon and suffered Damages as a result thereof. For the avoidance of doubt, “Fraud” does not include (a) constructive fraud, equitable fraud, unfair dealings fraud, any torts (including a claim for fraud) or promissory fraud, (b) any claims based on an unintentional and unknowing failure to disclose, or (c) any fraud based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.
“FTC” is defined in Section 9.4(b).
“Fundamental Representations” means (a) the representations and warranties of Sellers set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4(a), Section 4.6, Section 4.7, Section 4.8, Section 5.1, Section 5.2, Section 5.3, Section 5.4(a), Section 5.5, Section 5.8, Section 5.9(m), Section 6.1, Section 6.2, Section 6.3, Section 6.4(a), Section 6.5, Section 6.7, Section 6.9 and Section 6.11(a) (including the corresponding representations and warranties given in any certificate delivered by the Sellers at Closing pursuant to Section 11.2(f)) and (b) the representations and warranties of Purchaser set forth in Section 7.1, Section 7.2, Section 7.3, Section 7.4(a), and Section 7.8 (including the corresponding representations and warranties given in any certificate delivered by Purchaser at Closing pursuant to Section 11.3(j)).
“GAAP” means generally accepted accounting principles in the U.S.
“Good and Marketable Title” means record or beneficial title or interest that is free and clear of any Lien or defect in title (other than a Permitted Encumbrance) as is sufficient to enable Camino Legacy (or, following the Pre-Closing Reorganization, Camino Subject Company) or Land Run Legacy (or, following the Pre-Closing Reorganization, Land Run Subject Company), as applicable, to own, operate and maintain all Real Property and Surface Rights and Rights of Way as applicable, in all material respects in the ordinary course of business and consistent with past business practices, and in compliance with applicable Laws.
“Governing Documents” means with respect to any Person that is not a natural person, the articles of incorporation or organization, by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person.
“Governmental Authority” means any court, tribunal, arbitral body (public or private), authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, tribe, quasi-governmental entity or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power.
“Hazardous Substances” means any pollutant, contaminant, substance, chemical, or waste defined as “hazardous waste”, “hazardous substance”, “hazardous material” or “toxic substance” or words of similar regulatory meaning under Environmental Laws, or that would otherwise reasonably be expected to result in liability under Environmental Laws, including chemicals, pollutants, contaminants, wastes or toxic substances, which are classified as hazardous, toxic, radioactive, or otherwise are regulated by, or form the basis for Damages or liability under, any applicable Environmental Law including hazardous substances under CERCLA, Hydrocarbons, petroleum, petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive substances, and per- and polyfluoroalkyl substances.
“Hedge” means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, to which any member of any Subject Company Group is bound.
“Hedge Gains” means, with respect to the Assumed Hedges, the amount to which any Subject Company is entitled to receive under the terms of any and all such Assumed Hedges (without offset or netting of amounts under any other hedge transaction with the counterparty that is a party to such Assumed Hedges), including any liquidation and/or termination fees or payments made upon the liquidation or termination of the same.
“Hedge Losses” means, with respect to the applicable Assumed Hedges, the amount any Subject Company is obligated to pay to the applicable counterparty (under the terms of such Assumed Hedges), without offset or netting of amounts under any other Hedge transaction with the counterparty that is a party to any such Assumed Hedges, including any liquidation and/or termination fees or payments payable upon the liquidation or termination of the same.
“Holdings Camino Legacy Securities” is defined in the recitals hereof.
“Holdings Camino Securities” is defined in the recitals hereof.
“Holdings Securities” is defined in the recitals hereof.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Clearance” means the expiration or termination of all applicable waiting periods under the HSR Act with respect to this Agreement and the transaction contemplated hereby.
“HSR Clearance Date” means the date that HSR Clearance occurs.
“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.
“Imbalance” means any over-production, under-production, over-delivery, under delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, processing agreements and gathering or transportation agreements.
“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clause (a) or (b) above.
“Incoming Trade Assets” is defined in Section 9.16(a).
“Indebtedness” means, with respect to any Person, at any date, in each case without duplication, (a) all indebtedness and other obligations of such Person for borrowed money (or issued or incurred in substitution or exchange for borrowed money), including all principal, interest, premiums, fees (including arrangement, administrative, commitment, late, and default fees), costs, expenses, overdrafts and penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from any Subject Company in the ordinary course of business), (b) all indebtedness and other obligations of such Person evidenced by debentures, notes, bonds, loans or other debt securities or similar instruments, (c) all indebtedness and other obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, acceptance, or similar instrument, including bankers’ acceptances, bank guarantees, surety bonds, and performance bonds, whether or not matured, (d) all indebtedness and other obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all indebtedness and other obligations of such Person to pay the deferred purchase or acquisition price for any property or services, including, in any such case, “earnout” or similar payments, or evidenced by any seller notes based on the maximum amounts payable thereunder, (f) [Reserved], (g) all guarantees, keep wells, and other Credit Support, whether direct or indirect, by such Person of indebtedness of any other Person, whether direct or indirect, contingent or otherwise, or for which such Person may be liable or for which any assets of such Person may be subject to a Lien, (h) all indebtedness and other obligations secured by (or for which the holder of such indebtedness or other obligations has an existing right, contingent or otherwise, to be secured by) any Lien on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (i) all indebtedness and other obligations of such Person arising from sale-leaseback or similar off-balance-sheet financing transactions, (j) any accrued interest, redemption, breakage costs, fees, penalties and charges in respect of any of the foregoing, (k) any prepayment, make-whole premiums, termination costs and penalties, and any other fees, expenses, indemnities and other amounts, payable as a result of the prepayment or discharge of any of the foregoing at or prior to the Closing, (l) any payments made (or required to be made) pursuant to or upon termination of, and any other fees and expenses owing in respect of, any Affiliate Arrangements which are to be terminated at the Closing pursuant to this Agreement, and (m) all other obligations of such Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with the Accounting Principles, but excluding in any case of any of the foregoing subparts (a) through (m), any and all obligations of any member of any Subject Company Group under or with respect to any surety bonds, compressor or other equipment leases, Assumed Hedges, Suspense Funds, firm transport commitments or any LOS/Direct Costs.
“Indemnified Person” is defined in Section 14.5(a).
“Indemnifying Party” is defined in Section 14.5(a).
“Individual Threshold” means One Hundred Fifty Thousand Dollars ($150,000.00).
“Initial Distribution” is defined in the recitals hereof.

“Initial Outside Date” is defined in Section 13.1(b).
“Knowledge” means (a) as to any Seller and/or any Subject Company, the actual conscious knowledge, after reasonable inquiry, of the immediate direct reports of those Persons named on Part A of Schedule 1.3 and (b) as to Purchaser, the actual conscious knowledge, after reasonable inquiry, of the immediate direct reports of those Persons named on Part B of Schedule 1.3.
“Labor Agreement” means any collective bargaining agreement or other Contract with a union, works council, labor organization, or other similar representative of employees.
“Land Run Acquired Assets” means all of Land Run Legacy’s (or, following the Pre-Closing Reorganization, the Land Run Subject Company’s) right, title and interest in and to the following (but reserving unto Land Run Legacy and expressly excluding from the “Land Run Acquired Assets” any and all Excluded Assets):
(u)all Hydrocarbon leases, mineral interests, fee mineral interests, overriding royalty interests, reversionary interests, non-participating royalty interests, net profit interests, production payments, and any other mineral, royalty or similar interests in or payable out of production of Hydrocarbons from or allocated to the Hydrocarbon leases or other interests described herein, in each case of each of the foregoing to the extent located within the Designated Area, including those interests set forth on Annex II to Exhibit A-1 or, at Closing, that constitute Additional Leases (collectively, the “Land Run Acquired Leases”), together with all pooled, communitized, or unitized acreage which includes all or part of any Land Run Acquired Leases or any Land Run Acquired Wells (the “Land Run Acquired Units”), together with the lands covered by any such Land Run Acquired Leases or Land Run Acquired Units, and all tenements, hereditaments, and appurtenances arising out of or derived from any of the Land Run Acquired Leases or the Land Run Acquired Units (collectively, the “Land Run Acquired Lands”);
(v)any and all Hydrocarbon, water, CO2, injection, disposal or other wells located on, under, within or producing from or allocated to the Land Run Acquired Lands or otherwise located within the Designated Area, including those described on Annex II to Exhibit A-2 (the “Land Run Acquired Wells”, and together with the Land Run Acquired Leases, the Land Run Acquired Units and the Land Run Acquired Lands, the “Land Run Acquired Oil and Gas Properties”), in each case whether producing or non-producing, or permanently or temporarily Plugged and Abandoned;
(w)all surface fee interests, easements, servitudes, rights of way, surface leases and other rights to use the surface that are applicable to the Land Run Acquired Assets, including the property described on Annex II to Exhibit A-4 (the “Land Run Acquired Surface Rights and Rights of Way”);
(x)all (i) Hydrocarbons in, on, under, or that may be produced from or attributable to the Land Run Acquired Oil and Gas Properties on or after the Effective Time, (ii) Hydrocarbons inventories including all oil, condensate, and scrubber liquids, and ethane, propane, iso-butane, nor-butane, and gasoline inventories of Land Run Legacy from the Land Run Acquired Oil and Gas Properties in storage or constituting linefill as of the Effective Time, and (iii) all Imbalances as of the Effective Time;
(y)all contracts, agreements, and instruments that are binding on the other Land Run Acquired Assets, or that relate to the ownership or operation of the other Land Run Acquired Assets (but in each case to the extent (and only to the extent) applicable to the Land Run Acquired Assets), including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, Contracts pursuant to which Land Run Legacy acquired (directly or indirectly) interests in any other Land Run Acquired Assets, gathering, treating and transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements (any and all such contracts, agreements and instruments, excluding any Land Run Acquired Lease or instrument constituting Land Run Legacy’s chain of title to any of the Land Run Acquired Oil and Gas Properties, the “Land Run Acquired Contracts”);
(z)all franchises, licenses, Permits, approvals, consents, certificates, variances, exemptions, waivers and other authorizations and rights granted by Third Parties in each case to the extent appurtenant to, and primarily used or primarily held for use in connection with the ownership or operations of the Land Run Acquired Assets not described in this clause (f), or the ownership or operation thereof;
(aa)all rights to reimbursement for pre-Effective Time Property Costs, costs and expenses for which the Unadjusted Purchase Price is increased pursuant to Section 2.4;
(ab)subject to the terms of this Agreement, originals (or copies if originals are not available) of all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) relating to the Land Run Acquired Assets, including (i) electronic copies of all computer records where available (including on computer servers), contract files, lease files, well logs, division order files, title opinions, and other title information (including abstracts, evidences of rental payments, maps, surveys, title opinions, title curative documents and data sheets), hazard data, surveys, production records, engineering files and environmental records, (ii) material correspondence, (iii) operations, production, Tax and accounting records, and (iv) facility and well records, but excluding, however, in each case, the Excluded Records (collectively, the “Land Run Acquired Records”);
(ac)(i) all geological and geophysical data and information and (ii) to the extent listed on Annex II to Exhibit A-9, seismic licenses, in each case, relating to the Land Run Acquired Oil and Gas Properties, to the extent such data, information and licenses are transferable without penalty or payment to any Third Party, or if transferable with penalty or payment to any Third Party, for which Purchaser has paid or agreed in writing to pay such penalties or payments;
(ad)all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Land Run Acquired Assets (including from the sale of any Hydrocarbons) arising or attributable to the period of time on and after the Effective Time or to any Land Run Acquired Obligation but excluding any such properties, assets or rights for which the Unadjusted Purchase Price is reduced (and then only to the extent of such reduction) pursuant to Section 2.4; and
(ae)all rights, claims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds to the extent attributable to any of the Land Run Acquired Obligations) to the extent attributable to (i) the other Land Run Acquired Assets insofar as accruing from and after the Effective Time, or (ii) any of the Land Run Acquired Obligations;
provided, however, “Land Run Acquired Assets”, “Land Run Acquired Leases”, “Land Run Acquired Units”, “Land Run Acquired Wells”, “Land Run Acquired Oil and Gas Properties”, “Land Run Acquired Surface Rights and Rights of Way”, “Land Run Acquired Contracts” and “Land Run Acquired Records” shall not include any Excluded Assets.

“Land Run Acquired Contracts” is defined in subsection (e) of the definition of “Land Run Acquired Assets”.
“Land Run Acquired Lands” is defined in subsection (a) of the definition of “Land Run Acquired Assets”.
“Land Run Acquired Leases” is defined in subsection (a) of the definition of “Land Run Acquired Assets”.
“Land Run Acquired Obligations” means, without limitation of Purchaser’s rights under Article 3, Section 14.2 and with respect to the R&W Insurance Policy, all of the obligations, liabilities and Damages, known or unknown, with respect to the ownership, use and operation of the Land Run Acquired Assets, regardless of whether such obligations or liabilities arise out of, are attributable to, or incurred prior to, on or after the Effective Time, including obligations, liabilities and Damages arising out of or attributable to, in each case, solely with respect to the Land Run Acquired Assets or the Business of Land Run Subject Company Group: (i) any and all Land Run Acquired Contracts; (ii) any Imbalances; (iii) with respect to the payment, nonpayment, or mis-payment of Royalties and Suspense Funds; (iv) the Environmental Liabilities related to the Land Run Acquired Assets, including liabilities and obligations to properly Plug and Abandon or replug any and all wells, wellbores, pipelines, facilities or conditions located on or constituting the Land Run Acquired Assets (including all temporarily or previously Plugged and Abandoned wells, wellbores or pipelines), dismantle or decommission and remove any structures, fixtures or personal property, clean-up, restore or Remediate the Land Run Acquired Assets, ground water, surface water, or soil in accordance with applicable Land Run Acquired Contracts and Laws, including any obligations to assess, Remediate, remove and dispose of NORM, asbestos, mercury, drilling fluids and chemicals, produced waters, and Hydrocarbons, or other Environmental Liabilities with respect to the Land Run Acquired Assets; (v) any and all Plugging and Abandonment obligations related to the Land Run Acquired Assets; (vi) the Land Run Acquired Leases, Land Run Acquired Contracts, or as required by Laws; (vii) arising from, or relating to, title defects, deficiencies, or other title matters, whether arising or relating to periods of time before, on, or after the Effective Time; (viii) subject to Purchaser’s indemnification rights with respect to Seller Taxes pursuant to Section 14.2(c), all Subject Company Taxes imposed on or with respect to the Land Run Subject Company or the Land Run Acquired Assets; and (ix) all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Land Run Acquired Well, collapsed casing or sand infiltration of any Land Run Acquired Well) and the depreciation of the Land Run Acquired Assets due to ordinary wear and tear, in each case, with respect to the Land Run Acquired Assets; provided, however, that the Land Run Acquired Obligations do not include, and Purchaser has no obligation to assume, any obligations or liabilities of Sellers to the extent that they are attributable to or arise out of the Excluded Assets, Transaction Costs or Indebtedness.
“Land Run Acquired Oil and Gas Properties” is defined in subsection (b) of the definition of “Land Run Acquired Assets”.
“Land Run Acquired Records” is defined in subsection (h) of the definition of “Land Run Acquired Assets”.
“Land Run Acquired Surface Rights and Rights of Way” is defined in subsection (c) of the definition of “Land Run Acquired Assets”.
“Land Run Acquired Units” is defined in subsection (a) of the definition of “Land Run Acquired Assets”.

“Land Run Acquired Wells” is defined in subsection (b) of the definition of “Land Run Acquired Assets”.
“Land Run Adjusted Purchase Price” is defined in Section 2.2(a)(ii).
“Land Run Legacy” is defined in the introductory paragraph hereof.
“Land Run Legacy Assets” means all assets, properties and interests of Land Run Legacy that do not constitute Land Run Acquired Assets.
“Land Run Legacy Obligations” means all of the obligations, liabilities and Damages, known or unknown, of Land Run Legacy (including, for the avoidance of doubt, with respect to the Land Run Legacy Assets) other than the Land Run Acquired Obligations.
“Land Run Legacy Securities” is defined in the recitals hereof.
“Land Run Merger” is defined in the recitals hereof.
“Land Run Plan of Merger” means the plan of merger entered into between the Execution Date and the Closing Date, by and between Land Run Legacy and Land Run Subject Company, substantially in the form attached hereto as Annex II to Exhibit F.
“Land Run Purchase Price” is defined in Section 2.2(a)(ii).
“Land Run Securities” is defined in the recitals hereof.
“Land Run Subject Company” is defined in the recitals hereof.
“Land Run Subject Company Group” is defined in the definition of “Subject Company Group”.
“Lands” means the Camino Acquired Lands and the Land Run Acquired Lands.
“Laws” means all laws, acts, statutes, rules, regulations, ordinances, Orders, decrees, requirements, judgments and codes of Governmental Authorities, including common law.
“Leased Real Property” means as to each Subject Company Group and only to the extent included in the Camino Acquired Assets or Land Run Acquired Assets, as applicable, all of such Subject Company Group’s right, title and interest in and to the leasehold or subleasehold estates and other similar rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by such Subject Company Group, in each case, other than any Oil and Gas Properties and/or Surface Rights and Rights of Way.
“Leases” means the Camino Acquired Leases and the Land Run Acquired Leases.
“Lien” means any lien, mortgage, deed of trust, pledge, charge, collateral assignment, security interest or security encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement), whether absolute, contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
“Listing Rules” means the listing rules of the Financial Conduct Authority made for the purposes of section 73A of the FSMA as set out in the Financial Conduct Authority’s Listing Rules sourcebook.

“LOS/Direct Costs” means any and all costs, expenses, fees and expenditures constituting (a) costs, expenses or charges of the types and categories set forth in the lease operating statements with respect to the Assets set forth on Schedule 5.6 or (b) “Direct Charges” under COPAS, and (c) overhead cost reimbursements charged to any Subject Company Group by Third Party operators under joint operating agreements or similar contracts.
“Material Adverse Effect” means any event, change, circumstance, state of facts, condition or effect that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the ownership, operation or financial condition of the Subject Company Groups, the Business or the Assets, taken as a whole, as currently operated as of the Execution Date or (b) prevents or materially delays the performance of any Seller’s or any Subject Company’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Material Adverse Effect” shall not include material adverse effects resulting from (i) general changes in Hydrocarbon or other commodity prices; (ii) changes in condition or developments, including any increase in operating costs or capital expenses or any reduction in drilling activity or production, generally applicable to the oil and gas industry in the United States or any area or areas where the Assets are located; (iii) economic, financial, credit or political conditions and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates; (iv) acts of God, hurricanes, tornados, meteorological events, storms and pandemics; (v) Orders, acts or failures to act of Governmental Authorities (except as a direct result of any action or inaction that was taken or required to be taken by or on behalf of Sellers or its Affiliates); (vi) civil unrest or similar disorder, terrorist acts, embargo, sanctions or interruption of trade, or any outbreak, escalation or worsening of hostilities or war; (vii) any reclassification or recalculation of reserves in the ordinary course of business; (viii) changes in Laws or the Accounting Principles or the interpretation thereof after the Execution Date; (ix) effects or changes that are cured in full at the sole cost of Sellers or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 13; (x) any effect resulting from any action taken by Purchaser or any Affiliate of Purchaser, other than those expressly permitted in accordance with the terms of this Agreement; (xi) action or inaction taken by a Seller or any Affiliate of a Seller (including any Subject Company) with Purchaser’s written consent or that are expressly permitted hereunder; (xii) any Casualty Event; (xiii) natural declines in well performance; (xiv) any change in the financial condition or results of operation of Purchaser or its Affiliates; (xv) any acts or omissions of Purchaser; or (xvi) entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 9, except to the extent any of the events, changes or circumstances referred to in clauses (i) through (vi) and (xiii) above materially and disproportionately affect any Subject Company Group as compared to other participants of similar size in the industries in which such Subject Company Group operates.
“Material Contract” means as to each Subject Company Group, to the extent binding on any member of such Subject Company Group after the Pre-Closing Reorganization, any of the Assets of such Subject Company Group or such Subject Company Group’s ownership or operation of the Assets, any Contract that is one or more of the following types:
(af)any Contract (other than PPLAs and Pooling Orders) that can reasonably be expected to result in aggregate payments by such Subject Company Group of more than Two Hundred Fifty Thousand Dollars ($250,000) (net to such Subject Company Group’s interest) during the current or any subsequent calendar year or Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate over the term of the Contract (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ag)any Contract (other than PPLAs and Pooling Orders) that can reasonably be expected to result in aggregate revenues by such Subject Company Group of more than Two Hundred Fifty Thousand Dollars ($250,000) (net to such Subject Company Group’s interest)

during the current or any subsequent calendar year or Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate over the term of the Contract (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ah)any Hydrocarbon or water (produced/backflow or fresh) purchase and sale, marketing, transportation, gathering, processing, treatment, separation, compression, fractionation, handling, disposal, injection or similar Contract that is not terminable without penalty upon sixty (60) days’ or less notice;
(ai)any (i) Contract creating or evidencing any Indebtedness of such Subject Company Group (whether incurred, assumed, guaranteed or secured by any Asset), (ii) Contract pursuant to which such Subject Company Group is a guarantor of any Indebtedness of any other Person, and (iii) Contract pursuant to which such Subject Company Group has pledged or otherwise granted a Lien over any Assets of such Subject Company Group to secure Indebtedness;
(aj)any Contract that is a joint operating agreement, production sharing agreement, carried interest agreement, farmout or farm-in agreement, participation agreement, joint venture agreement, exploration agreement, development agreement or similar Contract, including any Contract that includes any remaining drilling or development obligations or unexpired acreage or wellbore earning rights (other than PPLAs and Pooling Orders);
(ak)any Contract that constitutes a lease (other than any Lease) under which any Subject Company is the lessor or the lessee of real or personal property which lease (i) cannot be terminated by a Subject Company without penalty upon sixty (60) days’ or less notice and (ii) involves an annual base rental of more than One Hundred Thousand Dollars ($100,000) (net to such Subject Company Group’s interest);
(al)any Contract that is a drilling contract or that requires any Subject Company to drill any well, including any Contracts with any remaining drilling or development obligations, continuous drilling or development obligations, or unexpired acreage or wellbore earning rights (other than optional drilling required to retain interests or earn additional interests);
(am)any Contract that includes any contingent payment obligations or similar payment obligations (including any “earn-out” obligations) that would require payments by such Subject Company Group to any Person arising in connection with the acquisition by such Subject Company Group of any portion of the Business or Assets of such Subject Company Group;
(an)any Contract that contains or includes an area of mutual interest or most-favored nations provisions, tag-along rights, drag-along rights or similar rights of any Person, non-competition, non-solicitation, no-hire or standstill obligations, or that prohibits or materially restricts a member of such Subject Company Group from competing in any jurisdiction or the manner in which (or the timing of or location in which) a member of such Subject Company Group may conduct its Business;
(ao)any Contract that requires the construction, expansion or other “build-out” of facilities, pipelines or other material infrastructure related to the Assets for which the primary performance obligations have not expired;
(ap)any Contract that requires any member of such Subject Company Group to transfer, sell, lease, assign, trade, exchange, transfer or otherwise dispose of material Assets (other than Contracts for the sale and disposition of Hydrocarbons in the ordinary course of business);

(aq)any Contract (other than any purchase orders entered in the ordinary course of business consistent with the Ordinary Course Development Plan) to acquire material assets or properties (including any interest in any Oil and Gas Properties or Securities, or any other Assets) of any Person in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000);
(ar)any Contract that involves any pending or contemplated merger, consolidation or similar business combination transaction of any member of such Subject Company Group;
(as)any settlement, conciliation or similar Contract with unsatisfied or continuing obligations, which will have any material outstanding obligation after the Effective Time;
(at)any Contract with respect to which the primary purpose is to indemnify another Person or that guarantees the payment or performance of obligations of any Third Party for which the guaranteed obligations have not been fully paid or performed;
(au)any Affiliate Arrangements that will not be terminated prior to Closing;
(av)any Hedges, including the Assumed Hedges;
(aw)any Contract under which any Subject Company grants or receives a license with respect to any patent, patent application, trademark, service mark, trade dress, copyright, copyrightable work or trade secret, other than (i) nonexclusive end-user licenses relating to commercially available off-the-shelf software applications with total annual payments not in excess of One Hundred Thousand Dollars ($100,000), and (ii) licenses that are merely incidental to the transaction contemplated in the relevant Contract;
(ax)any Contract that provides for an irrevocable power of attorney that will be in effect on and after the Closing Date;
(ay)any partnership agreement, limited liability company agreement or any other substantially similar Contract (other than the Governing Documents of the Subject Company Group) that govern or pursuant to which any member of the Subject Company Group holds any Securities;
(az)any Contract (i) containing call upon, option to purchase, take-or-pay provisions, minimum volume commitments or similar rights or obligations, affecting any Asset or the production of Hydrocarbons therefrom and (ii) containing a dedication of any of the Oil and Gas Properties or the production of Hydrocarbons therefrom; and
(ba)any binding commitment to enter into any of the foregoing.
“Mergers” is defined in the recitals hereof.
“Mississippian Formation” means the stratigraphic equivalent of the entire correlative interval encountered between the measured depths of 15,605 and 15,779 feet on the log of the Tyler 13-24 1XH well (API 35051241807000), located in Sections 13 and 14, 6N-7W, Grady County, Oklahoma.
“MMBtu” means one million (1,000,000) BTU.
“Negative Adjustment Amount” is defined in Section 2.7(d)(ii).

“Net Revenue Interest” means, with respect to any Well or Title Section, as applicable, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Well or Title Section, as applicable, after giving effect to all Royalties.
“NGP Group Sellers” means each Seller designated as an “NGP Group Seller” on Appendix I hereto.
“NGP Parent Entities” means each of NGP XI US Holdings, L.P., a Delaware limited partnership, and NGP XII US Holdings, L.P., a Delaware limited partnership.
“Non-LOS/Direct Costs” means any general and administrative expenses and/or overhead costs of any Seller or their respective Affiliates (including Camino Resources Management, LLC) that (a) do not constitute LOS/Direct Costs and (b) that are incurred between the Effective Time and Closing in connection with the ownership or operation of the Subject Company Groups, the Business and/or the Assets and charged to any member of a Subject Company Group, including any such amounts charged under any operating agreements, management services agreements or similar agreements.
“Non-Recourse Person” is defined in Section 15.13.
“NORM” means naturally occurring radioactive material.
“Notice” is defined in Section 15.1.
“OCC” means the Oklahoma Corporation Commission.
“OFAC” is defined in Section 5.43.
“Oil and Gas Properties” means the Camino Acquired Oil and Gas Properties and the Land Run Acquired Oil and Gas Properties.
“Optional Employee” is defined in Section 9.18(a).
“Optional Independent Contractor” is defined in Section 9.18(a).
“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.
“Ordinary Course Development Plan” means Camino Legacy’s (or, following the Pre-Closing Reorganization, Camino Subject Company’s) or Land Run Legacy’s, as applicable, development plan and budget with respect to Camino Legacy’s (or, following the Pre-Closing Reorganization, Camino Subject Company’s) or Land Run Legacy’s, as applicable, ordinary course drilling and completion and midstream and other operations for the Oil and Gas Properties, the applicable scheduled Wells and the other Assets, in each case, from the Execution Date through the Initial Outside Date, which plan is set forth on Schedule 9.2.
“Other Party” means (a) as it relates to any Seller (and any Subject Company prior to Closing), Purchaser (and any Subject Company after Closing), and (b) as it relates to Purchaser (and any Subject Company after Closing), any Seller (and any Subject Company prior to Closing).
“Outgoing Trade Assets” is defined in Section 9.16(a).

“Outside Date” means (a) the Initial Outside Date or (b) if extended pursuant to Section 13.1(b), the Extended Outside Date.
“Owned Real Property” means with respect to each Subject Company Group and only to the extent included in the Camino Acquired Assets or Land Run Acquired Assets, as applicable, all of such Subject Company Group’s right, title and interest in and to all real property, together with all buildings, structures, improvements and fixtures (including pipelines and other midstream assets and facilities) located thereon, and all easements and other rights and interests appurtenant thereto, in each case, other than any Oil and Gas Properties and/or Surface Rights and Rights of Way.
“Party” or “Parties” is defined in the introductory paragraph hereof.
“Payoff Letters” means a customary payoff letter, in form and substance reasonably satisfactory to Purchaser solely to the extent applicable to the Subject Companies, Subject Securities and Assets, in respect of the Indebtedness (as defined in the Credit Agreement) arising under the Credit Documents, and setting forth the total amounts payable as of the Closing Date pursuant to each such instrument or document to fully satisfy all amounts owed thereunder as of the anticipated Closing Date, and agreement that upon payment in full of all such amounts owed, and the cash collateralization, novation, backstopping or other satisfaction of letters of credit (as applicable), all obligations and liabilities of the Subject Company Group under such Indebtedness (as defined in the Credit Agreement) and all guarantees and security interests and other liens supporting such Indebtedness (if any) thereunder whether arising prior to, or upon, Closing, shall be automatically and without further action discharged and satisfied in full and all liens on any member of the Subject Company Group and their respective Assets and Securities securing such Indebtedness (as defined in the Credit Agreement) shall be automatically released and terminated and the Subject Company Group party to such payoff letter, or, in each case, their designee, shall be authorized to file, record or deliver, as the case may be, the documentation described in the definition of “Payoff Releases”.
“Payoff Releases” means the applicable release documents (including UCC-3 statements), solely to the extent applicable to the Subject Companies, Subject Securities and Assets, necessary to evidence the release and termination of any guarantees, deeds of trust, mortgages, financing statements, intellectual property filings, pledges, fixture filings, control agreements, security agreements, security interests and other liens, removal of title notations and other instruments guaranteeing or securing obligations arising from the Credit Documents and any other documentation as is necessary or reasonably requested by Purchaser to, upon proper filing or recording or delivery thereof, provide for the full termination and release of all guarantees and security interests and other liens in connection with the Credit Documents, in each case, in form and substance reasonably acceptable to Purchaser and, where applicable, in sufficient counterparts for recordation in each of the counties in which the Assets are located or other applicable jurisdiction.
“Percentage Share” means, with respect to each Subject Company Group, the percentage set forth opposite each Seller’s name on Part I or Part II of Appendix I for such Subject Company Group, as applicable.
“Permits” is defined in Section 5.29.
“Permitted Encumbrances” means any or all of the following:
(bb)all Royalties if the net cumulative effect of such burdens does not, individually or in the aggregate, reduce the applicable Subject Company Group’s Net Revenue Interest in the applicable Subject Formations as to each Title Section or Well below that shown in the applicable Annex to Exhibit A-2 or Exhibit A-3 for such Subject Company Group, as applicable, for such Title Section or Well;
(bc)the terms of any Lease or Surface Rights and Rights of Way, including provisions for penalties, suspensions, or forfeitures contained therein, in each case to the extent the effect thereof does not, individually or in the aggregate, operate to: (i) reduce the applicable Subject Company Group’s Net Revenue Interest in respect to such Subject Formation as to such Title Section or Well below that shown in the applicable Annex to Exhibit A-3 or Exhibit A-2 for such Subject Formation with respect to such Title Section or Well, as applicable, (ii) increase such Subject Company Group’s Working Interest in respect to such Subject Formation as to such Title Section or Well above that shown in the applicable Annex to Exhibit A-3 or Exhibit A-2 for such Subject Formation with respect to such Title Section or Well, as applicable (unless such Subject Company Group’s Net Revenue Interest with respect to such Title Section or Well with respect to the applicable Subject Formation for such Title Section or Well is increased in the same or greater proportion as such increase in such Working Interest) (each of clauses (i) and (ii), an “Unapproved Exception”) or otherwise materially impair the ownership, operation or use of the Oil and Gas Properties as owned, operated or used as of the Effective Time;
(bd)all (i) rights of first refusal, preferential purchase rights and similar rights with respect to the Assets and (ii) Consents, notice requirements and similar restrictions, in each case, that are either (A) set forth on Schedule 5.15, or (B) that are not applicable to the transactions contemplated by this Agreement (whether or not set forth on Schedule 5.15), except, in each case of subparts (A) and (B), to the extent of a prior breach of, or failure to comply with, the terms thereof that has actually resulted in an Unapproved Exception;
(be)materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, employee’s Liens, contractor’s Liens, operator’s Liens, construction Liens, Liens pursuant to any applicable federal or state securities Law, and other similar Liens arising in the ordinary course of business that, in each case, secure amounts or obligations (i) owed by Persons other than any member of any Subject Company Group or any predecessor in interest of any member of any Subject Company Group or (ii) not yet delinquent (including any amounts being withheld as provided by Law) or, if delinquent, being contested in good faith by appropriate actions and, if so contested, are set forth on Schedule PE;
(bf)Liens for Taxes not yet due and payable (including any amounts being withheld as required by Law), or, if due and payable, being contested in good faith by appropriate actions as set forth on Schedule PE and for which adequate reserves have been established in accordance with GAAP;
(bg)to the extent not triggered prior to the Closing Date, conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;
(bh)any easement, right of way, covenant, servitude, permit, surface lease, surface use agreement, condition, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Effective Time or that does not (i) materially detract from the use or operation of the Assets subject thereto or affected thereby (as operated as of the Effective Time) or (ii) result in an Unapproved Exception;

(bi)all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iv) to use any property in a manner which does not, individually or in the aggregate, materially impair the use of such property for the purposes for which it is currently owned and operated as of the Effective Time, or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;
(bj)rights of any (i) Third Party owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the Subject Formations or (ii) common owner of any interest in Assets currently held by any member of any Subject Company Group and such common owner as tenants in common or through common ownership or by contract to the extent that such rights do not, individually or in the aggregate, result in an Unapproved Exception;
(bk)except to the extent such delay or failure could reasonably be expected to result in a Third Party’s superior claim of title to the affected Title Section or Well, any (i) failure of the records of any Governmental Authority (including any state, the BLM and BIA) to reflect any member of any Subject Company Group as the owner of any Asset, provided that the instruments evidencing the conveyance of such title to the applicable Subject Company from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county, and except to the extent that the records of such Governmental Authority reflect a competing claim of superior title as evidenced (A) in the records of such Governmental Authority by a conveyance from any Subject Company Group’s immediate predecessor in title to a Person other than a member of any Subject Company Group prior to the conveyance by such immediate predecessor in title to the applicable member of any Subject Company Group or (B) by a claim that has been asserted against a member of any Subject Company Group by such competing claimant and has not been finally resolved in favor of a member of any Subject Company Group; (ii) failure to record Leases, Surface Rights and Rights of Way issued by any Governmental Authority in the real property, conveyance, or other records of the county in which such Leases, Surface Rights and Rights of Way are located, provided that the instruments evidencing the conveyance of such title to any member of any Subject Company Group from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease, Surface Rights and Rights of Way; or (iii) delay or failure of any Governmental Authority to approve the assignment of any Oil and Gas Property to any Subject Company or any predecessor in title to any member of any Subject Company Group unless such approval has been expressly denied or rejected in writing by such Governmental Authority;
(bl)any Liens, defects, burdens or irregularities which are based solely on (i) a lack of information in any member of any Subject Company Group’s files or of record, (ii) references to any document if a copy of such document is not in any member of any Subject Company Group’s files or of record or (iii) the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last ten (10) years and, in each case of clauses (i), (ii) or (iii), unless Sellers or any Subject Company Group is solely relying on such information, documents, or instruments to vest record or beneficial title to the applicable Assets in such Subject Company Group, or any Subject Company Group’s predecessors in title;
(bm)lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of any well or other operation that has not been commenced as of the Closing Date, any Permits, easements, rights of way, pooling orders, operating agreements, unit designations, spacing orders or production or drilling units not yet obtained, formed, or created;
(bn)any Liens, defects, irregularities, or other matters (i) expressly set forth on any Annex to Exhibit A-2 or Exhibit A-3, (ii) with respect to pre-Closing periods only (and only to the extent as are or have been fully and finally released as of the Closing), arising pursuant to the Credit Documents or (iii) that are expressly waived by Purchaser in writing or that have been fully and finally discharged at no cost to Purchaser or any Subject Company Group at or prior to Closing;
(bo)Liens created under deeds of trust, mortgages and similar instruments by a lessor or mineral owner under a Lease covering the lessor’s or mineral owner’s surface and mineral interests in the land covered thereby to the extent (i) such Liens or obligations secured thereby have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation or (ii) (A) such Liens do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (B) no mortgagee or lienholder of any such Lien has, prior to the Defect Deadline, initiated foreclosure or similar proceedings against the interest of lessor in such Lease nor has any Seller or any Subject Company received any written notice of a lessor default under any such Lien;
(bp)(i) except to the extent actually resulting in an Unapproved Exception, lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer or similar provisions in operating agreements with respect to assignments in any member of any Subject Company Group’s chain of title to the Asset unless there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver;
(bq)any assignments of Assets earned, acquired or otherwise due to or owed to any member of any Subject Company Group by a Third Party as disclosed on Schedule PE, but not yet received and/or filed of record;
(br)any Liens, defects, irregularities or other matters that are set forth or described in any of subparts (a) through (n) of the definition of “Title Defect” in this Agreement;
(bs)any Liens, defects, irregularities or other matters which have been fully and finally terminated, released, waived or otherwise cured under Sections 105(a), 363(b), and 363(f) of the Bankruptcy Code as a result of any final Order within the meaning of 28 U.S.C. § 158(a); and
(bt)the expiration of any Leases by their terms on or after the Closing Date.
“Permitted Securities Liens” means Liens or restrictions on transfer: (i) arising under any applicable federal and state securities Laws, (ii) arising pursuant to, or as otherwise set forth in, the Governing Documents of any member of any Subject Company Group, as made available to Purchaser prior to the Execution Date, (iii) created or imposed by Purchaser or its Affiliates at or after Closing, (iv) with respect to pre-Closing periods only (and only to the extent as are or have been fully and finally released as of the Closing), arising pursuant to the Credit Documents or (v) that are fully released from the Subject Securities and the Securities of each other applicable member of the Subject Company Group as of Closing without cost, expense or penalty to Purchaser or any of its Affiliates.

“Permitted Trade Agreement” is defined in Section 9.16(a).
“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.
“Phase I” is defined in Section 9.1(a).
“Phase II” is defined in Section 9.1(a).
“Plan” shall mean, whether written or unwritten: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, and (b) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, pension, health, dental, vision, life insurance, disability, accident, group insurance, fringe benefit or welfare plan, severance benefits plan, policy or agreement, deferred compensation agreement or arrangement (including any non-qualified deferred compensation or any compensation which, if it were not subject to a substantial risk of forfeiture, would constitute nonqualified deferred compensation), executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit or compensation plan, agreement, arrangement, program, practice or understanding that is not described in clause (a) above, in each of clause (a) and clause (b), which is sponsored, maintained or contributed to by any of the Subject Companies for the benefit of any Business Employee or any of their respective dependents, or with respect to which any of the Subject Companies has any direct or indirect liability, whether contingent or otherwise, in each case, excluding any plan, program or arrangement maintained by or to which contributions are required by a Governmental Authority or applicable Laws.
“Plans of Merger” means the Camino Plan of Merger and the Land Run Plan of Merger.
“Plugging and Abandonment,” and “Plugged and Abandoned” and “Plug and Abandon” and its derivatives mean all plugging, replugging, abandonment and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Assets, including all plugging and abandonment, dismantling, decommissioning, Remediation, removal, surface and subsurface restoration, site clearance and disposal of the Wells, well cellars, fixtures, flowlines, pipelines, structures, and personal property located on or associated with assets and properties included in the Assets and the lands burdened thereby, the removal and capping of all associated flowlines, field connections, transmission, and gathering lines, pit closures, the restoration of the surface, site clearance, any disposal of related waste materials, excluding NORM and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Authorities, the terms and conditions of the Leases, Surface Rights and Rights of Way and Contracts.
“Pooling Orders” means any forced pooling orders pending or issued by the OCC that are applicable to any Subject Company Group’s interest in any Well or Title Section.
“Positive Adjustment Amount” is defined in Section 2.7(d)(i).
“Post-Effective Time Period” means any Tax period beginning at or after the Effective Time.
“Post-Effective Time Subject Company Taxes” means, with respect to each Subject Company Group, all Subject Company Taxes related to such Subject Company Group attributable to any Post-Effective Time Period and the portion of any Straddle Period beginning at the Effective Time determined in accordance with Section 12.1.
“Post-Production Cost Sales Taxes” means any sales, use or similar Taxes that are imposed on or with respect to gathering, processing, transportation and similar post-production costs taken into account in the computation of Section 2.4(b)(i)(A).
“PPLA” means any agreement entered into between any Subject Company (including any predecessor-in-interest to such Subject Company), on the one hand, and one or more other Persons, on the other hand, to govern the terms of participation and development with respect to any Subject Company’s interest in any Well or Title Section in lieu of a Pooling Order.
“Pre-Closing Reorganization” is defined in the recitals hereof.
“Pre-Closing Tax Period” means any Tax period (or portion thereof) that ends on or before the Closing Date.
“Pre-Effective Time Period” means any Tax period ending before the Effective Time.
“Pre-Effective Time Subject Company Taxes” means, with respect to each Subject Company Group, all Subject Company Taxes related to such Subject Company Group attributable to any Pre-Effective Time Period and the portion of any Straddle Period ending immediately prior to the Effective Time determined in accordance with Section 12.1.
“Preferential Right” means any right or agreement that enables any Person to purchase or acquire any Asset or Subject Securities or portion thereof as a result of or in connection with (a) the transfer of the Subject Securities or direct or indirect change of control of any Subject Company Group, (b) the indirect transfer of any Assets or (c) the execution of this Agreement or the consummation of the transactions contemplated herein.
“Preliminary Settlement Statement” is defined in Section 2.7(a).
“Property Costs” means all operating and capital expenses (including costs of insurance, rentals and shut-in payments), Additional Lease Purchase Price, LOS/Direct Costs, Third Party overhead costs and expenses charged to the Assets under the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument and capital expenditures (including costs of drilling and completing Wells and costs of acquiring equipment) incurred to Third Parties in the ownership and operation of the Assets, but excluding all costs and expenses or Damages attributable to (a) any Specified Matters, (b) obligations with respect to Imbalances, (c) obligations to pay Working Interests, Royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets but held in suspense, including those constituting Suspense Funds, (d) Plugging and Abandonment obligations, (e) costs incurred to cure or Remediate any title matters, including Title Defects, or environmental matters, including Environmental Defects; (f) any Taxes, (g) obligations to pay bonuses, broker fees and other Lease acquisition costs (other than Additional Lease Purchase Price), (h) any Non-LOS/Direct Costs of any Subject Company Group or any Affiliate of any Subject Company Group (including any Seller or any of its Affiliates), (i) any amounts incurred as a result of or in connection with remedying or curing any breach by any Seller or its Affiliates of any of its or their respective covenants or agreements under this Agreement, (j) obligations with respect to any Excluded Assets, (k) costs of obtaining waivers of any Preferential Rights or complying with or satisfying Consents, in each case, applicable to the transactions contemplated herein, and (l) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (k), whether such claims are made pursuant to contract or otherwise; provided, however, notwithstanding anything herein to the contrary any Property Costs that are charged under or arise out of any master service contracts, service contracts, supply contracts and/or certain other rig contracts that constitute or are included in the Excluded Assets shall nonetheless constitute Property Costs for which any adjustment of the Unadjusted Purchase Price shall be made to the extent incurred in the ownership and operation of the Assets for the applicable period(s) to the extent not otherwise excluded under clauses (a) through (k).
“Public Transaction Statement” is defined in Section 9.6.
“Purchaser” is defined in the introductory paragraph hereof.
“Purchaser Certificate” means the certificate delivered by Purchaser at the Closing pursuant to Section 11.3(j).
“Purchaser Designated Operator” means Purchaser, Camino Subject Company or such other Affiliate of Purchaser designated by Purchaser to be operator of the Camino Acquired Assets operated by Camino Legacy immediately prior to Closing.
“Purchaser Group” means Purchaser, its Affiliates (including, following the Closing, the members of each Subject Company Group) and each of their respective shareholders, members, officers, directors, employees, agents, advisors, representatives, accountants, attorneys and consultants.
“Purchaser Prepared Returns” is defined in Section 12.3.
“Purchaser’s Representatives” is defined in Section 9.1(a).
“Real Property” means the Owned Real Property and the Leased Real Property.
“Real Property Leases” is defined in Section 5.22(b).
“Reasonable Documentation” means, with respect to any Defect asserted by Purchaser, as applicable:
(bu)a copy of any available title opinion or landman’s title report describing the asserted Title Defect;
(bv)a copy of the relevant document to the extent the alleged Defect is a document;
(bw)the assignment preceding and following a gap in the chain of title or a title opinion describing the gap in reasonable detail, to the extent the basis of the alleged Defect is a gap in any Subject Company’s chain of title;
(bx)a copy of the document creating or evidencing the Lien or encumbrance, to the extent the basis of the alleged Defect is a Lien or encumbrance;
(by)a copy of the Phase I (or if applicable, Phase II) report relied upon by Purchaser, describing in reasonable detail the Defect, to the extent the alleged Defect is an Environmental Defect; or
(bz)any other documents reasonably necessary for Sellers and relied upon by Purchaser to identify the alleged Defect and confirm the Defect Amount of such alleged Defect.

“Records” means all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) related to the Subject Securities, any Subject Company, the Business or the Assets, including electronic copies of all computer records where available, contract files, easement files, well logs, division order files, title opinions and other title information (including abstracts, evidences of rental payments, maps, surveys, and data sheets), hazard data, and surveys, production records, financial, accounting and Tax records, engineering files, and environmental records, in each case, to the extent disclosure or transfer is not restricted, prohibited or subjected to payment of a fee, penalty or other consideration by any license agreement or other agreement with a Person other than Affiliates of any Seller, or by applicable Law, or for which consent to transfer has been received or for which Purchaser has agreed in writing to pay such fee, penalty, or other consideration, as applicable, but excluding, however, in each case, the Excluded Records.
“Related Party” means with respect to any member of any Subject Company Group, (a) any natural Person that is a director, officer or partner (or any member of their immediate families) of such Subject Company Group, but excluding in each case any Person that is an officer, director, partner or employee of NGP Energy Capital Management, LLC or Pearl Energy Investment Management, LLC and (b) any entity that is directly or indirectly controlled by such director or officer (subject to the foregoing exclusion). For purposes of this definition, “control” means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, as trustee or executor, as general partner or managing member, by contract, or otherwise, including the ownership, directly or indirectly, of Securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Release” means any discharge, emission, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.
“Remediate” (and its derivatives) means any remedial, removal, response, investigation, monitoring, cure, construction, closure, disposal, testing, integrity testing, or other corrective actions required or allowed under applicable Environmental Laws or by a Governmental Authority pursuant to Environmental Law to cure or remove a Release or a violation of or liability under Environmental Law in the lowest cost manner reasonably available that is effective and, in compliance with applicable Environmental Laws, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, including, monitoring site conditions, natural attenuation, risk based corrective action, institutional controls, or other appropriate restrictions on the Oil and Gas Properties, including caps, dikes, encapsulation or leachate collection systems; provided, however, “Remediate” shall not include any obligations with respect to Plugging and Abandonment, except to the extent currently required by Environmental Laws. The term “Remediation” shall have correlative meaning.
“Requisite Financial Statement Information” is defined in Section 9.22(e).
“Restricted Persons” is defined in Section 9.18(b).
“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any Security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and interests payable out of production of Hydrocarbons from or allocated to the Oil and Gas Properties, Title Sections or the proceeds thereof.
“R&W Conditional Binder” means the conditional binder with respect to the R&W Insurance Policy (if any).
“R&W Insurance Policy” means an insurance policy (if any) to be issued by the R&W Insurer and to be bound for the benefit of Purchaser in accordance with the R&W Conditional Binder. The term “R&W Insurance Policy” shall also include any excess representations and warranties insurance policies providing coverage in excess of the policy attached to the R&W Conditional Binder.
“R&W Insurer” means the insurer under the R&W Insurance Policy (if any).
“RW Camino Securities” is defined in the recitals hereof.
“RW Legacy Securities” is defined in the recitals hereof.
“RW Sellers” means each Seller designated as an “RW Seller” on Appendix I hereto.
“SEC” means the United States Securities Exchange Commission.
“Second Conversion” is defined in the recitals hereof.
“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons, including any Oil and Gas Properties.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” and “Sellers” are defined in the introductory paragraph hereof.
“Seller Financial Information” means:
(i) the audited consolidated financial statements of Camino Natural Resources Holdings, LLC and its subsidiaries, as of and for the years ended December 31, 2025 and 2024, which comprise the consolidated balance sheets as of December 31, 2025 and 2024 (which include the consolidated results of Camino Legacy and Land Run Legacy), and the related consolidated statements of operations, equity and cash flows for the fiscal years ended December 31, 2025 and 2024, accompanied by a report thereon from Camino Natural Resources Holdings, LLC’s independent auditor, together with supplemental oil and gas information as required under ASC 932, including unaudited estimates of proved reserves and the standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities, as of December 31, 2025 and 2024; and
(ii) the unaudited consolidated financial statements of (x) Camino Natural Resources Holdings, LLC and its subsidiaries, (y) Camino Legacy and (iii) Land Run Legacy, in each case which comprise (A) if the Closing occurs prior to the filing by Purchaser of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, the consolidated balance sheets as of March 31, 2026 and December 31, 2025, and the related consolidated statements of operations, equity and cash flows for the three (3) months ended March 31, 2026 and 2025, or (B) if the Closing occurs after the filing by Purchaser of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, the consolidated balance sheets as of June 30, 2026 and December 31, 2025, and the related consolidated statements of operations, equity and cash flows for the six (6) months ended June 30, 2026 and 2025, in each case of (A) and (B), each of which shall have been reviewed under SAS 100 (or comparable AICPA interim review standard).
“Seller Group” is defined in Section 14.1.
“Seller Protected Parties” is defined in Section 9.17.
“Seller Tax Contest” is defined in Section 12.7(a).
“Seller Taxes” means, without duplication, any and all (a) Pre-Effective Time Subject Company Taxes; (b) Post-Production Cost Sales Taxes; and (c) Taxes of any Person (other than a Subject Company, Purchaser or an Affiliate of Purchaser) for which any Subject Company is or has been liable as a transferee or successor, by operation of Law, by contract or other arrangement, which Taxes relate to an event or transaction occurring, or a contract or other agreement or arrangement entered into, or otherwise resulting from events or relationships occurring or existing, prior to the Closing; provided, that no amount of such Tax will constitute a Seller Tax to the extent such amount was accounted for in the adjustments to the Unadjusted Purchase Price made pursuant to Section 2.4, Section 2.5 or Section 2.7, as applicable.
“Sellers’ Representative” means Camino Natural Resources HoldCo, LLC.
“Settlement Price” means, with respect to any Hydrocarbon volumes, (a) if such volumes are actually sold on or prior to the date of determination of the Settlement Price, the actual sale price for such Hydrocarbons; (b) if such volumes have not been sold on or prior to the date of determination, but are subject to Contracts setting forth pricing terms for the sale of such Hydrocarbons, the Contract price for such volumes as of the Effective Time; and (c) if neither clause (a) or (b) applies to such Hydrocarbons, then the Settlement Price shall be (i) in the case of gaseous Hydrocarbons, $2.34/MMBtu, and (ii) in the case of crude oil, $88.74/Barrel and (iii) in the case of condensate, scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline Hydrocarbons, $0.49/Barrel, as applicable.
“Special Warranty Defect” means any Title Defect with respect to any Oil and Gas Property that is asserted by Purchaser pursuant to one or more Defect Notices prior to the Defect Deadline if such Title Defect would also constitute a breach of the representations and warranties in Section 5.32.
“Specified Camino Midstream Contract” means each Contract described on Annex I to Exhibit A-6.

“Specified Liabilities” means any claims for any Damages, obligations, or liabilities of any member of any Subject Company Group related to or arising out of any of the following:
(ca)Third Party Claims arising from any Excluded Assets to the extent related to or arising out of the ownership or operation thereof, including any Taxes assessed on any Subject Company Group to the extent attributable to the Excluded Assets, but excluding any such Damages, obligations or liabilities to the extent the Unadjusted Purchase Price was reduced pursuant to Section 2.4(g), Section 2.4(h) or Section 2.4(i);
(cb)the Pre-Closing Reorganization, including any Taxes assessed on any Subject Company Group to the extent attributable to the Pre-Closing Reorganization;
(cc)all liabilities, losses, costs, expenses and Damages (including, for the avoidance of doubt, attorney’s fees incurred by Purchaser or any Affiliate thereof) arising from or relating to (i) any of the items 1, 3, 4, 6 or 9 set forth on Schedule 5.7, (ii) any Third Party Claims arising from or relating to any of the items 2 or 7 set forth on Schedule 5.7, or (iii) any Actions (or to Sellers’ Knowledge threatened Actions) that should have been set forth on Schedule 5.7 as of the Execution Date; and
(cd)Seller Taxes;
(ce)provided, however, Specified Liabilities described in (i) subpart (d) above expressly excludes any and all Damages, obligations, or liabilities of any member of any Subject Company Group related to or arising out of any matters, events or occurrences to the extent that would constitute or cause a breach of any representations or warranties set forth in Article 4, Article 5 or Article 6 and (ii) subpart (b) above expressly excludes any and all Damages, obligations, or liabilities of any member of any Subject Company Group related to or arising out of any matters, events or occurrences to the extent that would constitute or cause a breach of any representations or warranties set forth in Section 5.4, Section 5.15 or Section 5.21.
“Specified Matters” is defined in Section 5.40.
“Springer Formation” means the stratigraphic equivalent of the entire correlative interval encountered between the measured depths of 13,912 feet and 13,953 feet on the log of the Carmen 21-6-6 1H well (API 35051241637000), located in Section 21, 6N-6W, Grady County, Oklahoma.
“Straddle Period” means any Tax period beginning before and ending after the Effective Time.
“Straddle Period Tax Contest” is defined in Section 12.7(b).
“Subject Company” or “Subject Companies” is defined in the introductory paragraph hereof.
“Subject Company Group” means (a) as to the NGP Group Sellers and the RW Sellers, Camino Holdings and the Camino Subject Company, collectively (to the extent (and only to the extent) relating to the Assets and Businesses of, and Securities in, the Camino Subject Company) (the “Camino Subject Company Group”) and (b) with respect to the NGP Group Sellers, Camino Holdings and the Land Run Subject Company, collectively (to the extent (and only to the extent) relating to the Assets and Businesses of, and Securities in, the Land Run Subject Company) (the “Land Run Subject Company Group”).

“Subject Company Indemnified Persons” is defined in Section 9.10(a).
“Subject Company Taxes” means, as to each Subject Company Group, any Taxes imposed on or with respect to the applicable Subject Company or the Camino Acquired Assets or the Land Run Acquired Assets, as applicable; provided, however, that Subject Company Taxes shall not include (i) Flow-Through Income Taxes, (ii) Transfer Taxes, (iii) Taxes imposed on or with respect to the Camino Legacy Assets or the Land Run Legacy Assets, (iv) any Taxes attributable to or resulting from the Pre-Closing Reorganization or (v) Post-Production Cost Sales Taxes.
“Subject Formation” means, subject to exceptions or exclusions as expressly noted on Exhibit A-2 or Exhibit A-3 as to any applicable Well or Title Section:
(cf)for each producing Well with a positive Allocated Value, the formation from which such Well is producing;
(cg)for each Well with a positive Allocated Value that has been drilled and completed but is not currently producing, the formation from which such Well has been completed;
(ch)for each Well with a positive Allocated Value that has been drilled but has not been completed, the Springer Formation, the Mississippian Formation or the Woodford Formation, as applicable, as identified on the applicable Annex to Exhibit A-2 for such Well; and
(ci)for each Title Section with a positive Allocated Value, the Springer Formation, the Mississippian Formation and the Woodford Formation, as identified on the applicable Annex to Exhibit A-3 for such Subject Company Group.
“Subject Marks” is defined in Section 9.9.
“Subject Representation” is defined in Section 15.15.
“Subject Securities” is defined in the recitals hereof.
“Subrogation Waiver Provisions” is defined in Section 9.17.
“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the voting Securities, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls (or controls the management). Except as otherwise provided in this Agreement, prior to the Closing, each Subject Company shall be considered a Subsidiary of its respective Seller or Sellers, as applicable, and after the Closing, each Subject Company shall be considered a Subsidiary of Purchaser.
“Surface Rights and Rights of Way” means the Camino Acquired Surface Rights and Rights of Way and the Land Run Acquired Surface Rights and Rights of Way.
“Suspense Funds” means any and all Royalties and other amounts held in suspense by any Subject Company Group as of the Closing, and any interest accrued, for such suspended funds.
“Target Closing Date” is defined in Section 11.1.

“Tax Return” means any return, declaration, report, election, estimated tax filing, claim for refund, or information return or other statement filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxes” means (a) any and all taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, property, transfer, value added, sales, use, gross receipts, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax and (b) any interest, penalty or addition thereto.
“Termination Date” is defined in Section 13.1.
“Termination Fee” means $58,750,000, with such amount to accrue interest at an amount equal to ten percent (10%) per annum from the Termination Date, compounded monthly.
“Third Party” means any Person other than a Seller, Purchaser, any Subject Company or any of the foregoing Person’s respective Affiliates as of the applicable date of determination.
“Third Party Claim” is defined in Section 14.5(c).
“TIL Side Letter” means that certain Side Letter Regarding Incentive Payments, dated July 15, 2025, by and between Iron Horse Midstream, LLC and Camino Legacy.
“Title Benefit” means the aggregate beneficial or record title of the applicable Subject Company Group which, as of the Effective Time and the Closing Date:
(cj)as to the applicable Subject Formation(s) of any Title Section or Well, entitles such Subject Company Group to receive a Net Revenue Interest in such Subject Formation(s) with respect to such Title Section or Well, as applicable, that is greater than the Net Revenue Interest shown in the applicable Annex to Exhibit A-2 for such Subject Company Group for such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group for such Title Section, as applicable, except, in each case, as otherwise expressly stated in Exhibit A-2 or Exhibit A-3; or
(ck)as to the applicable Subject Formation(s) of any Title Section or Well, obligates such Subject Company Group to bear a Working Interest in such Subject Formation(s) with respect to such Title Section or Well, as applicable, that is less than the Working Interest percentage shown in the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Well or Exhibit A-3 with respect to such Title Section, as applicable, except (i) as expressly stated in Exhibit A-2 or Exhibit A-3 and (ii) decreases that are accompanied by no or a less than proportionate decrease in such Subject Company Group’s Net Revenue Interest.
“Title Benefit Amount” is defined in Section 3.2(e).
“Title Benefit Notice” is defined in Section 3.2(b).
“Title Defect” means any individual Lien, obligation, burden or defect, including a discrepancy in Net Revenue Interest or Working Interest, that results in the failure of the applicable Subject Company Group to collectively have Defensible Title to any individual Well or Title Section; provided, however, in no event shall any of the following be considered or constitute a “Title Defect”: (a) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest, or mineral interest, in each case, (i) unless the underlying instrument expressly requires such consent or authorization (or prohibits pooling without such authorization); and (ii) except to the extent resulting in an Unapproved Exception, the failure of any Annex to Exhibit A to reflect any lease or any unleased mineral interest where the owner thereof was validly treated as a non-participating co-tenant during the drilling of any well; (b) any defect arising out of a lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law; (c) any defect in the chain of title consisting of (i) the failure to recite marital status in a document, or lack of spousal joinder, unless affirmative evidence shows that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset or (ii) omissions of succession or heirship proceedings, unless affirmative evidence shows that such omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset; (d) any defects or irregularities resulting from, arising out of or related to probate proceedings or lack thereof, which defects or irregularities have existed for more than ten (10) years and no affirmative evidence shows or could reasonably be expected to show that another Person has a superior claim of title to the relevant Assets; (e) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such lack of corporate or entity action was not authorized and results in another party’s superior claim of title to the Assets; (f) any defect arising from any Lease having no pooling provision or an inadequate horizontal pooling provision; (g) any gap in the chain of title in the applicable county records, unless such gap is affirmatively shown to exist by an abstract of title, title opinion, or landman’s title chain or runsheet; (h) any defect that is cured, released or waived by any Law of limitation or prescription, unless affirmative evidence shows that such defect could reasonably be expected to result in another Person’s superior claim; (i) any burden or encumbrance constituting a top-lease or similar interest that is subject to and/or subordinated by the terms of a valid and effective Lease, and excluding any top-lease or similar interest that has resulted in an Unapproved Exception if the holder thereof has asserted a superior claim of title; (j) any burden or defect arising from prior leases relating to the Lands that are terminated but are not surrendered or released of record unless affirmative evidence shows that such failure or omission results in, or is reasonably likely to result in, another Persons’ superior claim of title to the affected Assets; (k) any defect arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty; (l) any Lien, obligation, burden, or defect that affects only which Third Party has the right to receive Royalty payments (rather than the amount of such Royalty) and that does not affect the validity of the underlying Asset; (m) any defect arising from the failure of any non-participating royalty owners to ratify a Unit, or (n) any Lien, obligation, burden, or defect as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Oil and Gas Properties held by production, or lands pooled, communitized, or unitized therewith, except to the extent the cessation of production, insufficient production or failure to conduct operations is affirmatively shown to exist during the twenty (20) year period immediately prior to the Execution Date and is such that it has given rise to a right of the lessor or other Third Party to terminate the underlying Lease.
“Title Defect Amount” means the Defect Amount with respect to any Title Defect.
“Title Defect Deductible” means an amount equal to one and thirteen-twentieths percent (1.65%) of the Unadjusted Purchase Price.
“Title Disputed Matter” is defined in Section 3.2(i)(ii).
“Title Referee” is defined in Section 3.2(i)(ii).
“Title Section” means each designated governmental section described on Exhibit A-3, including the Leases (or portion thereof) included in or constituting such designated governmental section but, in each case, only as to the Subject Formation for such designated governmental section on Exhibit A-3.
“Trade Agreement” is defined in Section 9.16(a).
“Trade Controls” is defined in Section 5.43.
“Trade Counterparty” is defined in Section 9.16(a).
“Trade Notice” is defined in Section 9.16(a).
“Transaction Costs” means (a) all investment banking fees, legal fees, accounting fees and other advisory fees, costs and expenses, in each case, incurred by a member of any Subject Company Group prior to the Closing, in connection with the preparation for, negotiating or consummation of the transactions contemplated by, this Agreement and the other Transaction Documents, and the general sales process of the Subject Companies, including the Pre-Closing Reorganization (including any fees, costs or expenses incurred in connection with the marketing of the Subject Companies for sale and any sales process with any Person other than Purchaser and its Affiliates); (b) all transaction, change in control, retention or stay bonuses, severance, incentive, phantom equity or deferred compensation payments or other similar payments or obligations payable by a member of any Subject Company Group to any current or former Business Employee, officer, director or other individual service provider of any Subject Company payable solely as a result of the execution, delivery and performance of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated by this Agreement or any other Transaction Document, in each case, together with the employer portion of any applicable payroll, social security, unemployment or similar Taxes due with respect to any such payments (calculated as if all such amounts were paid on the Closing Date), (c) any assignment or change in control payments or prepayment premiums, penalties, charges or similar fees or expenses that are required to be paid at the time of, or the payment of which would become due and payable as a result of, the execution and delivery of this Agreement or any other Transaction Document and the consummation of the transactions contemplated hereby or thereby at the Closing (but not any transactions contemplated thereafter, and excluding all obligations or payments in respect of the Assumed Hedges), or that are paid or required to be paid by any Subject Company in connection with the Pre-Closing Reorganization, (d) the portion, if any, of any filing fees in connection with the HSR Act allocated to any Seller under Section 9.4 and (e) to the extent incurred by a member of any Subject Company Group prior to the Closing, any outstanding and unpaid severance, retention, deferred compensation, bonus, commission or incentive obligations, whether or not accrued, in respect of any current or former Business Employee, officer, director or other individual service provider of any Subject Company, in each case, together with the employer portion of any applicable payroll, social security, unemployment or similar Taxes due with respect to any such payments (calculated as if all such amounts were paid on the Closing Date).
“Transaction Documents” means (a) this Agreement, (b) the Assignment, (c) the Excluded Asset Assignment(s), (d) the Confidentiality Agreement, (e) the Escrow Agreement, (f) the Plans of Merger and (g)  each other agreement, document, certificate, or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing. When Transaction Documents is used with respect to a specific Person, it means only those Transaction Documents to which such Person is a party.
“Transfer Taxes” is defined in Section 12.2.
“Transferred Employee” is defined in Section 9.18(a).

“Transferred Employee Records” means the following employment and personnel information with respect to each Transferred Employee, in each case, to the extent permitted by applicable Law: salary or hourly rate, job title, current year variable compensation targets, and personal telephone number.
“Transition Services Agreement” means that certain Transition Services Agreement to be entered into by and between Camino Resources Management, LLC and Camino Subject Company on the Closing Date, in the form attached hereto as Exhibit E.
“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.
“UK Market Abuse Regulation” means the Market Abuse Regulation (EU) No. 596/2014 in such form as incorporated into the law of England and Wales by the European Union (Withdrawal) Act 2018.
“Unadjusted Purchase Price” is defined in Section 2.2(a).
“Unapproved Exception” has the meaning set forth in the definition of “Permitted Encumbrances”.
“Units” means the Camino Acquired Units and the Land Run Acquired Units.
“VDR” means that certain virtual data room maintained by or on behalf of the Sellers and the Subject Companies, titled “Project Cobra” and hosted by Jeffries LLC through SmartRoom with respect to the transactions contemplated hereby.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar state or local Law.
“Wells” means the Camino Acquired Wells and the Land Run Acquired Wells.
“Woodford Formation” means the stratigraphic equivalent of the entire correlative interval encountered between the measured depths of 15,779 feet and 15,991 feet on the log of the Tyler 13-24 1XH well (API 35051241807000), located in Section Sections 13 and 14, 6N-7W, Grady County, Oklahoma.
“Working Interest” means, with respect to any Well or Title Section, as applicable, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Well or Title Section, as applicable, required to be borne with respect thereto, but without regard to the effect of any Royalties.
Section 1.2Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document, or instrument means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Law means, unless specifically provided otherwise, such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means, unless specifically provided otherwise, that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit hereto; (g) “hereunder”, “hereof”, “hereto”, and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is not exclusive; (j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (k) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect on the interpretation of this Agreement; (l) all references to “Dollars” means United States Dollars; (m) references to “days” shall mean calendar days, unless the term “Business Days” is used; (n) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person; (o) any references to a “member of a Subject Company Group” shall be deemed to refer to the applicable Subject Company and/or each of its Subsidiaries and not to any of the holders of any Securities of the applicable Subject Company or Subject Companies with respect to such Subject Company Group; and (p) any reference in this Agreement to “made available” or “provided” to Purchaser or its Representatives means a document or other item of information that was provided or made available to Purchaser or its Representatives in the VDR in connection with the transactions contemplated by this Agreement at least one (1) Business Day prior to the Execution Date and remains in the VDR through the Closing.
Article 2

PURCHASE AND SALE
Section 2.1Purchase and Sale. Subject to the terms and conditions contained in this Agreement, (a) the NGP Group Sellers agree to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser agrees to purchase, accept and pay for, the Holdings Securities and (b) the RW Sellers agree to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser agrees to purchase, accept and pay for, the RW Camino Securities, in each case of clauses (a) and (b), free and clear of all Liens, except for Permitted Securities Liens.
Section 2.2Purchase Price.
(a)The aggregate consideration payable by Purchaser for the Subject Securities shall be One Billion One Hundred Seventy-Five Million Dollars ($1,175,000,000) in cash (the “Unadjusted Purchase Price”); provided that the Unadjusted Purchase Price shall be allocated among the Sellers as follows:
(i)One Billion One Hundred Fifty Seven Million Two Hundred Thirty Two Thousand Two Hundred Fifty Three Dollars ($1,157,232,253.00) (the “Camino Purchase Price”), to the NGP Group Sellers and the RW Sellers as consideration for (A) with respect to the NGP Group Sellers, the Holdings Securities and, indirectly, the Holdings Camino Securities and (B) with respect to the RW Sellers, the RW Camino Securities, in each case, allocated among the NGP Group Sellers and the RW Sellers in accordance with their Percentage Shares set forth in Part I of Appendix I and adjusted as provided in Section 2.4 (as adjusted, the “Camino Adjusted Purchase Price”); and
(ii)Seventeen Million Seven Hundred Sixty Seven Thousand Seven Hundred Forty Seven Dollars ($17,767,747.00) (the “Land Run Purchase Price”), to the NGP Group Sellers as consideration for the Holdings Securities and, indirectly, Land Run Securities, allocated among the NGP Group Sellers in accordance with their Percentage Shares set forth in Part II of Appendix I and adjusted as provided in Section 2.4 (as adjusted, the “Land Run Adjusted Purchase Price”).
(b)The Unadjusted Purchase Price shall be adjusted as provided in this Section 2.2 and Section 2.4 (as adjusted, the “Adjusted Purchase Price”).
Section 2.3[Reserved].
Section 2.4Adjustments to the Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted with respect to each applicable Subject Company Group, without duplication, as follows (it being understood that the adjustments with respect to each Seller and its applicable Subject Company Group shall be made and allocated separately to the portion of the Unadjusted Purchase Price allocated to such Seller and such Subject Company Group as set forth in Section 2.2 and this Section 2.4 (including in accordance with the Percentage Share set forth for such Seller and such Subject Company Group in Part I or Part II of Appendix I, as applicable), as applicable):
(a)increased or decreased with respect to the Assumed Hedges as follows:
(i)decreased by an amount equal to the aggregate Hedge Gains with respect to the Assumed Hedges that are actually paid to or received by any member of such Subject Company Group, any Seller or any of their respective Affiliates prior to the Closing Date; and
(ii)increased by an amount equal to the aggregate Hedge Losses with respect to the Assumed Hedges that are actually paid by any member of such Subject Company Group, any Seller or any of their respective Affiliates prior to the Closing Date;
(b)adjusted for proceeds and other income, receivables, Property Costs, and other costs (excluding, for the avoidance of doubt, any Taxes (other than Post-Production Cost Sales Taxes as described in Section 2.4(b)(i)(A))) attributable to the Assets of such Subject Company Group as follows:
(i)decreased by an amount equal to the aggregate amount of the following proceeds to the extent actually received by such Subject Company Group or any Affiliate of such Subject Company Group (including any Seller or any Affiliate of any Seller):
(A)amounts earned from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties of such Subject Company Group during any period from and after the Effective Time (net of any (1) Royalties paid by or on behalf of such Subject Company Group, (2) gathering, processing, and transportation costs paid in connection with sales of Hydrocarbons (including Post-Production Cost Sales Taxes (but excluding other Taxes)), and (3) Property Costs that are deducted by the applicable purchasers of production); and
(B)other income earned with respect to the Assets of such Subject Company Group that is attributable to periods from and after the Effective Time;

(ii)increased by an amount equal to the amount of all non-reimbursed Property Costs which are incurred and actually paid by or on behalf of such Subject Company Group or any Affiliate of such Subject Company Group (including any Seller or any Affiliate of any Seller) in connection with the ownership and operation of any Assets of such Subject Company Group from and after the Effective Time (including any and all such costs borne by such Subject Company Group or any Affiliate of such Subject Company Group (including any Seller or any Affiliate of any Seller) that are chargeable to the Working Interests of Third Party non-operators with respect to the applicable operations), except in each case any Property Costs already deducted in the determination of proceeds in Section 2.4(b)(i);
(iii)decreased by an amount equal to the amount of all Property Costs attributable to the ownership and operation of the Assets of such Subject Company Group during any period of time prior to the Effective Time that are paid or economically borne by Purchaser;
(iv)increased by the amount of all prepaid Property Costs (including prepaid insurance costs, cash calls to Third Party operators and Royalties) incurred and actually paid by or on behalf of such Subject Company Group or any Affiliate of such Subject Company Group (including any Seller or any Affiliate of any Seller) and attributable to periods from and after the Effective Time (and prorated to the extent attributable to both the periods prior to and after Effective Time); provided, however, the increase under this subpart (iv) with respect to any such prepaid Property Costs that are paid prior to (but not after) the Effective Time shall be limited to the amounts set forth on Schedule 2.4(b)(iv);
(v)increased by an amount set forth on Exhibit A-5 for all tubing, casing, spare parts, inventory, equipment and materials included in the Assets of such Subject Company Group as of the Effective Time that does not constitute a Property Cost for which the Unadjusted Purchase Price is increased under Section 2.4(b)(ii);
(vi)increased, with respect to Non-LOS/Direct Costs, by the amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) per month for each calendar month between the Effective Time and the Closing Date, with such amount pro-rated for any partial months during such period; and
(c)adjusted for Imbalances as of the Effective Time as follows:
(i)in each case, to the extent set forth on Schedule 2.4(c), decreased by the aggregate amount owed by such Subject Company Group to Third Parties for Imbalances attributable to the Assets with respect to periods prior to the Effective Time (on the basis of the applicable Settlement Price); and
(ii)in each case, to the extent set forth on Schedule 2.4(c), increased by the aggregate amount owed to such Subject Company Group by Third Parties for Imbalances attributable to the Assets with respect to periods prior to the Effective Time, which for purposes of the adjustment in this Section 2.4(c)(ii), excludes any positive Imbalances for gaseous Hydrocarbons and crude oil (multiplied by a price equal to the contract price or, if there is no applicable contract price or cash balancing under applicable Contracts, on the basis of the applicable Settlement Price);
(d)decreased by the amount of all Suspense Funds that are held or maintained or required by applicable Law, Lease or Contracts to be held or maintained (and unpaid to the applicable recipient thereof) by such Subject Company Group or its Affiliates with respect to the Assets thereof as of the Closing Date;

(e)increased or decreased with respect to Defects and Title Benefits as follows:
(i)decreased, in accordance with Section 3.2(g)(i) with respect to Defects and/or any Assets of such Subject Company Group excluded pursuant to Section 3.2(g)(ii); provided, there will be no decrease with respect to Land Run Subject Company for any Environmental Defects;
(ii)increased, in accordance with Section 3.2(h) with respect to Title Benefits of such Subject Company Group;
(f)increased or decreased with respect to Subject Company Taxes of such Subject Company Group as follows:
(i)increased, by (A) the amount of all Post-Effective Time Subject Company Taxes of such Subject Company Group that are paid or otherwise economically borne by any Seller, its Affiliates (other than the members of the applicable Subject Company Group) or any of Seller’s direct or indirect owners, and (B) the amount of all Post-Effective Time Subject Company Taxes of such Subject Company Group that are paid or otherwise economically borne by the members of the applicable Subject Company Group prior to the Closing Date;
(ii)decreased, by (A) the amount of all Pre-Effective Time Subject Company Taxes of such Subject Company Group that are paid or otherwise economically borne by Purchaser, its Affiliates (other than the members of the applicable Subject Company Group) or any of Purchaser’s direct or indirect owners, and (B) the amount of all Pre-Effective Time Subject Company Taxes of such Subject Company Group that are (I) paid or otherwise economically borne by the members of the applicable Subject Company Group after the Closing Date;1
(g)decreased by the amount of Transaction Costs for which any member of any Subject Company Group is responsible and remains liable for as of Closing that (i) remain as a liability of such Subject Company Group after the Closing, (ii) that is outstanding after the Closing Date;
(h)decreased by an amount, if any, equal to any Indebtedness of any member of any Subject Company Group that is outstanding immediately prior to the Closing, that is not retired and satisfied in full at the Closing from the proceeds of the Closing Payment or the Closing Distribution;
(i)decreased, by the amount of all Property Costs or other costs and expenses, including all prepaid costs and expenses that are incurred in connection with the ownership or operation of the Excluded Assets for which any member of any Subject Company Group is responsible and remains liable for as of Closing that (i) remain as a liability of such Subject Company Group after the Closing, and (ii) are outstanding after the Closing Date; and
(j)increased, or decreased, as applicable, by any other amounts provided for elsewhere in this Agreement or otherwise agreed upon by Sellers and Purchaser.
Section 2.5Adjustment Procedures.
(a)All adjustments to the Unadjusted Purchase Price shall be made (i) in accordance with the terms of this Agreement and, to the extent not inconsistent or in conflict with this
1 Note to Purchaser: The changes in this section were reviewed with the K&E tax team.

Agreement and otherwise applicable, in accordance with COPAS and to the extent consistent with COPAS, United States generally accepted accounting principles using the accrual method of accounting, as consistently applied by the applicable Subject Company Group prior to Closing (the “Accounting Principles”) except that the Accounting Principles shall not apply to any adjustments to the extent inconsistent with the provisions of Section 12.1 and (ii) without duplication. When available, actual figures will be used for the adjustments to the Unadjusted Purchase Price at Closing. To the extent actual figures are unavailable at Closing, Sellers’ Representative’s good faith estimates will be used at Closing subject to final adjustments in accordance with the terms hereof.
(b)All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement.
(c)For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. The Parties shall use reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings, gauging or strapping data are not available.
(d)Surface use or damage fees, insurance premiums and other Property Costs that are paid periodically (including deficiency or shortfall payments pertaining to minimum volume commitments or similar requirements that accrue on a periodic basis (e.g., quarterly, semi-annually or annually)) shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Sellers shall be responsible for the portion allocated to the period before the Effective Time.
(e)“earned” and “incurred,” as used in Section 2.4 and this Section 2.5, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.
(f)The Parties intend that, if Closing occurs, and subject to the remaining provisions of this Section 2.5: (i) Purchaser and its Affiliates shall be (A) entitled (1) to all Hydrocarbons from or attributable to the Assets produced at and after the Effective Time and all Hydrocarbons in tanks, storage facilities, pipelines, trucks, trains and barges, including tank bottoms and linefill, as of the Effective Time (collectively, the “Inventory”) regardless of whether produced prior to the Effective Time (and all products and proceeds attributable thereto), and (2) all other income, proceeds, revenue, receipts, and credits earned with respect to the Assets (including the ownership of the Subject Securities) at and after the Effective Time and (B) responsible for (and entitled to any refunds with respect to) all Property Costs and any other costs and expenses attributable to the Assets, in each case, incurred at and after the Effective Time; and (ii) Camino Legacy or Land Run Legacy, as applicable, shall be (A) until the Cut-Off Date, entitled to all production of Hydrocarbons from or attributable to the Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, revenue, receipts, and credits earned with respect to the Assets (including the ownership of the Subject Securities) prior to the Effective Time except, in each case, to the extent relating to the Inventory; and (B) until the Cut-Off Date, responsible for (and entitled to any refunds with respect to) all Property Costs and any other costs and expenses attributable to the Assets, in each case, incurred prior to the Effective Time. Except to the extent of any amounts that were accounted for in the settlement statements delivered in accordance with Section 2.7, after the Closing and through and until the Cut-Off Date, but without duplication of any amounts paid or payable pursuant to the Transition Services Agreement: (1) if Purchaser or its Affiliates (including, after Closing, the applicable

Subject Company Group) should receive any income, proceeds, revenue, or other amounts to which Sellers are entitled under this Section 2.5(f), Purchaser shall fully disclose, account for, and as promptly as reasonably practicable, remit the same to Sellers (and will use commercially reasonable efforts to do so within thirty (30) days); and (2) if Sellers or their Affiliate should receive any income, proceeds, revenue, or other amounts with respect to the Assets to which Purchaser and its Affiliates are entitled under this Section 2.5(f), Sellers shall fully disclose, account for, and as promptly as reasonably practicable, remit the same to Purchaser (or its designee) (and will use commercially reasonable efforts to do so within thirty (30) days). Similarly, except to the extent of any amounts that were accounted for in the settlement statements delivered in accordance with Section 2.7, after the Closing and through and until the Cut-Off Date, but without duplication of any amounts paid or payable pursuant to the Transition Services Agreement: (A) if Purchaser or its Affiliates (including, after Closing, the applicable Subject Company Group) should pay any Property Costs or other costs and expenses for which Camino Legacy or Land Run Legacy, as applicable, is responsible under this Section 2.5(f), Camino Legacy or Land Run Legacy, as applicable, shall reimburse Purchaser promptly, but in any event no later than ten (10) Business Days, after receipt of an invoice with respect to such Property Costs or other costs, accompanied by copies of the relevant vendor or other invoice and proof of payment; and (B) should Sellers or any of their Affiliates pay after Closing any Property Costs or other costs and expenses for which Purchaser is responsible under this Section 2.5(f), Purchaser shall reimburse Sellers or their Affiliates, as applicable, promptly, but in any event no later than ten (10) Business Days, after receipt of an invoice with respect to such Property Costs or other costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(g)Prior to Closing, Sellers’ Representative shall cause the Closing Distribution to be made to the Person(s) and account(s) designated by Sellers’ Representative.
Section 2.6Revenue Turn-Over. Without duplication of any adjustments made pursuant to Section 2.4(b) or the Transition Services Agreement, subject to the Transition Services Agreement (a) should Camino Legacy receive any proceeds, revenue or income included in the Camino Acquired Assets, Camino Legacy shall fully disclose, account for, and promptly remit the same to Camino Subject Company and (b) should Land Run Legacy receive any proceeds, revenue or income included in the Land Run Acquired Assets, Land Run Legacy shall fully disclose, account for, and promptly remit the same to Land Run Subject Company.
Section 2.7Closing Payment and Post-Closing Adjustments.
(a)Not later than five (5) Business Days prior to the Closing Date, the Sellers’ Representative shall prepare and deliver, or cause to be prepared and delivered, to Purchaser, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth (i) Sellers’ Representative’s good faith estimate of the Adjusted Purchase Price as of the Closing Date (but excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure post-Closing for which amounts are included in the Defect Deposit and disputed alleged Title Benefits and Additional Leases for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)) after giving effect to all adjustments set forth in Section 2.4 and subject to the adjustment procedures specified in Section 2.5, (ii) the Persons, accounts and amounts of disbursement designated by Sellers’ Representative to receive the Closing Payment and/or the Closing Distribution under Section 2.5(g), and (iii) the wiring instructions for all such payments and disbursements. Sellers’ Representative shall supply to Purchaser reasonable documentation in the possession of each Seller and its Subject Company Group to support the items for which adjustments are proposed or made in any such Preliminary Settlement Statement and a brief explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of the draft Preliminary Settlement Statement,

Purchaser may deliver to Sellers’ Representative a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes, and Sellers’ Representative shall consider such proposed changes in good faith. Sellers’ Representative and Purchaser shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Sellers’ Representative’s receipt of Purchaser’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at Closing (such estimated Adjusted Purchase Price, the “Closing Adjusted Purchase Price”); provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any such unagreed adjustments as set forth in the Preliminary Settlement Statement as presented by the Sellers’ Representative will be used to adjust the Unadjusted Purchase Price at Closing (including with respect to any disputed Defects, Title Benefits and Additional Leases, which amounts will be subject to escrow as part of the Defect Deposit and the Additional Lease Deposit).
(b)As soon as reasonably practicable after the Closing, but not later than one hundred twenty (120) days following the Closing Date, Purchaser shall prepare and deliver to Sellers’ Representative a draft final settlement statement setting forth the final calculation of the Adjusted Purchase Price allocated and attributable to each Seller (but excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure post-Closing for which amounts are included in the Defect Deposit and disputed alleged Title Benefits and Additional Leases for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)) and showing the calculation of each adjustment under Section 2.4 as to each Seller and Subject Company Group with respect thereto, based on the most recent actual figures for each adjustment. Purchaser shall make reasonable documentation that is in the possession of Purchaser or its Affiliates available to support the final figures. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of Purchaser’s statement hereunder, Sellers’ Representative may deliver to Purchaser a written report containing any changes that Sellers’ Representative proposes in good faith be made in such statement, if any, together with a brief explanation of any such changes. Any changes not so specified in such written report shall be deemed waived and Purchaser’s determinations with respect to all such elements of a final settlement statement that are not addressed specifically in such report shall prevail (but excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure post-Closing for which amounts are included in the Defect Deposit and disputed alleged Title Benefits and Additional Leases for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)). If Sellers’ Representative fails to timely deliver a written report to Purchaser containing changes Sellers’ Representative propose to be made to a final settlement statement, such final settlement statement as delivered by Purchaser will be deemed to be correct and mutually agreed upon by the Parties and will be final and binding on the Parties (and excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure post-Closing for which amounts are included in the Defect Deposit and disputed alleged Title Benefits and Additional Leases for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)) and not subject to further audit or arbitration. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price attributable to each Seller no later than forty-five (45) days following Sellers’ Representative’s receipt of Purchaser’s statement delivered hereunder. In the event that the Parties cannot reach agreement as to any final settlement statement of the Adjusted Purchase Price or portion thereof (but excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure post-Closing for which amounts are included in the Defect Deposit and disputed alleged Title Benefits and Additional Leases for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section

3.2(i)) within such period of time, either Party may refer the items of adjustment which are in dispute or the interpretation or effect of this Section 2.7(b) to a nationally recognized independent accounting firm or consulting firm mutually acceptable to both Sellers’ Representative and Purchaser (the “Accounting Referee”) for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings in Denver, Colorado in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 2.7(b). If the Parties are unable to mutually agree upon an Accounting Referee, then the Denver office of the AAA shall choose such Accounting Referee. The Accounting Referee, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the items of adjustment which are in dispute. All communications between any Party and the Accounting Referee shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five (5) Business Days’ prior notice. The Accounting Referee’s determination shall be made, based on the materials submitted to the Accounting Referee as described above and not by independent review, within fifteen (15) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the amount of any adjustment to the Adjusted Purchase Price (but excluding any adjustments with respect to disputed alleged Defects for which amounts are included in the Defect Deposit and disputed alleged Title Benefits and Additional Leases for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)), the Accounting Referee shall be bound by the terms of Section 2.4 and may not increase the Adjusted Purchase Price more than the increase proposed by Sellers’ Representative nor decrease the Adjusted Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 2.7), or penalties to any Party with respect to any matter. Each Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Sellers shall collectively bear one-half and Purchaser shall bear one-half of the fees, costs and expenses of the Accounting Referee.
(c)Sellers’ Representative shall assist (and will cause its Affiliates to assist) Purchaser in preparation of the final settlement statement of the Adjusted Purchase Price under Section 2.7(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be reasonably requested by Purchaser to facilitate such process post-Closing. Following the Closing and until the Adjusted Purchase Price is finalized, Purchaser and the Subject Companies shall promptly (i) make available to Sellers’ Representative all Records, including all invoices and receipts, and (ii) provide reasonable access to Purchaser and its Affiliate’s personnel during normal business hours, in each case, to the extent reasonably necessary for Sellers’ Representative to review and audit the proposed final settlement statement(s) proposed by Purchaser.
(d)Within five (5) Business Days after the earlier of (A) the expiration of Sellers’ Representative’s thirty (30) day review period without delivery of any written report or objections by Sellers’ Representative or (B) if Sellers’ Representative delivers any such report or objection, the date on which the Parties or the Accounting Referee finally determine the Adjusted Purchase Price (but excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure post-Closing for which amounts are included in the Defect Deposit and disputed alleged Title Benefits and Additional Leases for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)):
(i)if the Adjusted Purchase Price, as finally determined, exceeds the Closing Adjusted Purchase Price (excluding any adjustments with respect to alleged Defects subject to dispute at Closing for which amounts are included in the Defect Deposit and alleged Title Benefits and Additional Leases subject to dispute at Closing for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)) (such excess, the “Positive Adjustment Amount”), then Purchaser shall pay to the Persons as directed by Sellers’ Representative by wire transfer of immediately available funds to an account(s) designated by Sellers’ Representative in writing an amount in cash equal to the Positive Adjustment Amount; or
(ii)if the Closing Adjusted Purchase Price exceeds the Adjusted Purchase Price, as finally determined (excluding any adjustments with respect to alleged Defects subject to dispute at Closing for which amounts are included in the Defect Deposit and alleged Title Benefits and Additional Leases subject to dispute at Closing for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)) (such excess, the “Negative Adjustment Amount”), then Sellers shall pay to Purchaser by wire transfer of immediately available funds to an account(s) designated by Purchaser in writing an amount in cash equal to the Negative Adjustment Amount.
(e)All cash payments made or to be made under this Agreement to or at the direction of any Seller shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Sellers’ Representative in writing.
(f)All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid, credited, debited, or received under this Agreement.
Section 2.8Tax Treatment; Allocation of Purchase Price for Tax Purposes.
(a)The Parties agree that the sale of the Subject Securities pursuant to Section 2.1 will be treated for U.S. federal and applicable state and local income tax purposes as (a) a sale of partnership interests of each of Camino Holdings and the Camino Subject Company by the applicable Sellers, which shall, for the avoidance of doubt, cause each of Camino Holdings and the Camino Subject Company’s taxable year as a partnership to close as of the end of the Closing Date for U.S. federal income tax purposes and (b) an acquisition of the assets of the Camino Subject Company and the assets of the Land Run Subject Company by Purchaser, in each case, as described in Revenue Ruling 99-6, Situation 2. Each Party shall, and shall cause their respective Affiliates to, report consistently with the treatment described in the preceding sentence for all Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or corresponding provision of applicable state or local Law.
(b)Each of Sellers and Purchaser agree that (i) the Camino Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes with respect to Camino Holdings and the Camino Subject Company shall be allocated among the Camino Acquired Assets, and (ii) the Land Run Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes with respect to the Land Run Subject Company shall be allocated among the Land Run Acquired Assets, in each case, consistent with the Allocated Values (to the extent allowed under applicable Tax Law) and the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060) and in accordance with Sections 751, 755 and 1060 of the Code, as applicable, and the Treasury Regulations promulgated thereunder (the “Allocation”). The Sellers’ Representative shall provide Purchaser with an initial draft of the Allocation within thirty (30) days after the Cut-Off Date. Purchaser shall provide any comments in writing to the draft Allocation within twenty (20) days of delivery of such draft Allocation to Purchaser. Purchaser and Sellers’ Representative shall cooperate in good faith to resolve any disputes with respect to the draft

Allocation and to the extent the parties are unable to resolve any dispute within twenty (20) days (or such other time period mutually agreed upon by the Parties), such dispute shall be submitted to the Accounting Referee for prompt resolution, the costs of which shall be shared equally between Purchaser and Sellers. Once a determination has been made by the Accounting Referee, which shall be conclusive and binding upon the Parties, or to the extent the Parties otherwise agree with respect to the draft Allocation, the Sellers’ Representative shall finalize the Allocation in accordance with such determination or agreement, as applicable (the “Final Allocation”). Sellers and Purchaser shall use commercially reasonable efforts to update the Final Allocation in a manner consistent with Sections 751, 755 and 1060 of the Code, as applicable, following any adjustment to the purchase consideration for Tax purposes pursuant to this Agreement and shall report for income Tax purposes (including any statements required under Treasury Regulations Section 1.751-1(a)(3), any allocation required under Section 755 of the Code and, as applicable, IRS Form 8594 (Asset Acquisition Statement under Section 1060)) consistently with the Final Allocation, as adjusted; provided, however, that nothing contained herein shall prevent a Party (or any of its Affiliates) from settling any proposed Tax deficiency or adjustment by any Governmental Authority based upon or arising out of the Final Allocation, and no Party shall be required to litigate before any court any proposed Tax deficiency or adjustment by any Governmental Authority challenging the Final Allocation.
Section 2.9Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Sellers such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code, or any applicable provision of Tax Law; provided, that other than with respect to withholding Taxes owed as a result of the failure of a Seller to deliver the form described in Section 11.2(e), Purchaser will, prior to any deduction or withholding, use commercially reasonable efforts to notify Sellers of any anticipated withholding, and reasonably cooperate with Sellers to minimize the amount of any applicable withholding to Sellers. To the extent that amounts are so withheld and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction or withholding was made.
Article 3

TITLE AND ENVIRONMENTAL MATTERS
Section 3.1Title and Environmental Matters. Without limitation of Purchaser’s rights under Section 10.2(d) and under the R&W Insurance Policy, if applicable, this Article 3 (and the corresponding adjustments to the Unadjusted Purchase Price provided for in Section 2.4) and Article 14 set forth Purchaser’s sole and exclusive remedy against any member of the Seller Group with respect to (a) any Defect, (b) the failure of any Subject Company Group or any other Person to have title to any of the Assets (whether Defensible Title or otherwise), and (c) the existence of any Environmental Defect, Environmental Liabilities, Release of Hazardous Substances, or any other environmental condition or obligation with respect to any Subject Company Group, Subject Company and/or the Assets.
Section 3.2Defects; Adjustments.
(a)Notice of Defects. As a condition to Purchaser asserting any claim with respect to any alleged Defect, Purchaser must deliver to Sellers’ Representative a valid Notice or Notices (each a “Defect Notice”) with respect to such alleged Defect on or before 5:00 p.m. Central Time on the date that is forty-five (45) days after the Execution Date (the “Defect Deadline”); provided that Purchaser shall use commercially reasonable efforts to provide to Sellers’ Representative weekly written updates no later than 5:00 p.m. Central Time on each applicable Friday between the Execution Date and the Defect Deadline (which may be preliminary in nature and may be amended or supplemented by a Defect Notice in accordance with this Section 3.2(a)), with e-mail being sufficient, that describe any alleged Defects identified by or on behalf of Purchaser or Purchaser’s Representatives during the prior calendar week; provided further that (1) the failure of Purchaser to provide such weekly notice (i) shall not be deemed to waive or otherwise prejudice or restrict in any respect Purchaser’s right to assert Defects on or before the Defect Deadline or any of Purchaser’s remedies with respect thereto and (ii) shall not be deemed to be a breach of any of Purchaser’s covenants for purposes of Section 10.1(b) and (2) no such preliminary notice shall be delivered to Sellers’ Representative if no Defects were discovered by Purchaser during the preceding calendar week. In order to be a valid Defect Notice as to each alleged Defect, each such Notice shall be in writing and must include:
(i)a description of the alleged Defect;
(ii)a description of the Asset(s) subject to such alleged Defect;
(iii)if applicable, the Allocated Value of each Asset subject to the alleged Defect;
(iv)Purchaser’s good faith estimate of the Defect Amount attributable to such alleged Defect and the computations and information upon which Purchaser’s estimate is based;
(v)all Reasonable Documentation in Purchaser’s or Purchaser’s Representatives’ possession or reasonable control and relied upon by Purchaser in supporting Purchaser’s assertion and claim of such Defect; and
(vi)with respect to any alleged Environmental Defect, reference to the specific section of applicable Environmental Laws that have been violated or that require Remediation with respect to the applicable Assets as of the Defect Deadline.
SUBJECT TO, AND WITHOUT LIMITATION OF PURCHASER’S RIGHTS UNDER THE R&W INSURANCE POLICY, IF APPLICABLE, THE CONDITIONS TO CLOSING SET FORTH IN ARTICLE 10 AND THE RIGHTS AND REMEDIES SET FORTH IN ARTICLE 13 AND ARTICLE 14, PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL DEFECTS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLERS’ REPRESENTATIVE HAS NOT RECEIVED ON OR BEFORE THE DEFECT DEADLINE A DEFECT NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.2(A).
(b)Notice of Title Benefits. As a condition to Sellers asserting any claim with respect to any alleged Title Benefit, should any Seller discover any Title Benefit on or prior to the Defect Deadline, such Seller shall have the right to promptly, but in no event later than the Defect Deadline, deliver to Purchaser a written notice (each a “Title Benefit Notice”) including:
(i)a description of the alleged Title Benefit;
(ii)a description of the Title Section or Well subject to such alleged Title Benefit;

(iii)the Allocated Value of each Subject Formation as to each Title Section or Well subject to the alleged Title Benefit;
(iv)such Seller’s good faith reasonable estimate of the Title Benefit Amount attributable to such Title Benefit and the computations and information upon which such Seller’s estimate is based; and
(v)all Reasonable Documentation in such Seller’s possession or control supporting such Seller’s assertion and claim of such Title Benefit.
EACH SELLER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE BENEFITS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE OR OTHER REMEDIES ATTRIBUTABLE THERETO) FOR WHICH PURCHASER HAS NOT RECEIVED ON OR BEFORE THE DEFECT DEADLINE A VALID TITLE BENEFIT NOTICE THAT SATISFIES ALL THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.2(B).
(c)Option to Cure Defects. Sellers shall have the right, but not the obligation to attempt, at Sellers’ sole cost, to cure or Remediate, on or prior to the applicable Cure Deadline, any Defects asserted in a valid Defect Notice; provided that, if Sellers elect to cure any Title Defects after Closing, then Sellers shall notify Purchaser of such election prior to or contemporaneously with Sellers’ delivery of the Preliminary Settlement Statement. Alleged Defects shall be deemed to have been cured or Remediated if Sellers and Purchaser agree that, or if there has been a final determination pursuant to Section 3.2(i) that, (i) with respect to a Title Defect, the Title Sections or Wells affected by such alleged Defect are free of such Defect as of the applicable Cure Deadline or (ii) with respect to an Environmental Defect, such Environmental Defect has been Remediated as of the applicable Cure Deadline. If any asserted Title Defect that Sellers’ Representative elects to cure following the Closing pursuant to this Section 3.2(c) is not cured as of the applicable Cure Deadline, or if Sellers and Purchaser cannot agree as to whether any Defect has been cured or Remediated and it is determined by the applicable Defect Referee that such Defect is not cured or Remediated by the applicable Cure Deadline, the Unadjusted Purchase Price shall be adjusted by the Defect Amount attributable to such Defect. Any Seller’s attempt to cure or Remediate a Defect shall not constitute an obligation to cure or Remediate or attempt to cure or Remediate such Defect or a waiver of such Seller’s right to dispute the validity, nature or value of, or cost to cure or Remediate, such Defect.
(d)Defect Amounts. The diminution of value of the Assets attributable to any valid Defect that actually burdens, encumbers or affects a Title Section or Well (the “Defect Amount”) shall be determined as follows:
(i)if Purchaser and Sellers’ Representative agree on the Defect Amount, that amount shall be the Defect Amount;
(ii)if a Title Defect is a Lien that is liquidated in amount, then the Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the applicable Subject Company Group’s interest in the affected Title Section or Well;
(iii)if a Title Defect as to the applicable Subject Formation(s) affecting any Well or Title Section represents a negative discrepancy between (A) the actual Net Revenue Interest of the Subject Company Group for the applicable Subject Formation(s) as to such Well or Title Section and (B) the Net Revenue Interest percentage for the

Subject Company Group stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation(s) for such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation(s) for such Title Section, as applicable, and in such case there is a proportionate decrease in the Subject Company Group’s actual Working Interest with respect to the applicable Subject Formation(s) as to such Well or Title Section, as applicable, from the Working Interest stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation(s) for such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation(s) for such Title Section, as applicable, then the Defect Amount shall be equal to the product of (1) the Allocated Value of such Subject Formation(s) as to such Well or Title Section, as applicable multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the “Net Revenue Interest” percentage stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation(s) for such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation(s) for such Title Section, as applicable, minus (II) the actual Net Revenue Interest for such Subject Company Group with respect to such Subject Formation(s) as to such Well or Title Section, as applicable, and the denominator of which is (y) the “Net Revenue Interest” percentage stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation for such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation(s) for such Title Section, as applicable; provided that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation(s) for such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation(s) for such Title Section, as applicable, throughout its entire productive life, the Defect Amount determined under this Section 3.2(d)(iii) shall be reduced to take into account the applicable time period only;
(iv)if the Title Defect represents an obligation, encumbrance, burden, or charge upon or other defect in title to the applicable Subject Formation(s) as to a Title Section or Well of a type not described in Section 3.2(d)(i) through Section 3.2(d)(iii), the Defect Amount shall be determined by taking into account the Allocated Value of the Subject Formation(s) for the Title Section or Well so affected with respect to such Subject Company Group, the portion of such Subject Company Group’s interest in the applicable Subject Formation(s) as to such Title Section or Well affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of such Title Section or Well as to the applicable Subject Formation(s) as to such Title Section or Well, the values placed upon the Title Defect by Purchaser and Sellers, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable to the Subject Company Group’s Working Interest, and such other factors as are necessary to make an evaluation and determination of such value;
(v)if a Defect is an Environmental Defect, the Defect Amount shall be equal to the cost to Remediate the Asset subject to such Environmental Defect; provided, however, such Defect Amount shall expressly exclude (A) the costs, fees and expenses of Purchaser’s and/or its Affiliate’s employees or attorneys, (B) costs, fees and expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with ordinary course permit renewal/amendment activities), (C) overhead costs of Purchaser or its Affiliates and (D) any Remediation costs, fees or expenses charged or chargeable to any other Working Interest owner or co-tenant or joint owner of the underlying Assets burdened by such Environmental Defect;
(vi)the Defect Amount with respect to a Defect shall be determined without duplication of any costs or losses included in another Defect Amount hereunder, or for which Purchaser otherwise receives a credit in the calculation of the Adjusted Purchase Price; and
(vii)notwithstanding anything to the contrary in this Agreement, the aggregate adjustment to the Unadjusted Purchase Price for all Title Defect Amounts attributable to Title Defects with respect to each Asset shall not exceed the Allocated Value of such Subject Formation as to such Asset; provided, however, that the limitations set forth in this Section 3.2(d)(vii) shall not be applicable to Environmental Defects; and
(viii)notwithstanding anything to the contrary in this Agreement, Purchaser waives and shall have no right to assert any Environmental Defects with respect to any Assets owned by Land Run Legacy (or, following the Pre-Closing Reorganization, Land Run Subject Company’s); provided that the foregoing shall not limit Purchaser’s right to assert any Environmental Defect with respect to any Asset owned by Camino Legacy (or, following the Pre-Closing Reorganization, Camino Subject Company) in which Land Run Legacy (or, following the Pre-Closing Reorganization, Land Run Subject Company) also owns an interest.
(e)Title Benefit Amounts. The “Title Benefit Amount” for any Title Benefit shall be determined as follows:
(i)if Purchaser and Sellers’ Representative agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;
(ii)if a Title Benefit applicable to any Subject Formation as to any Well or Title Section represents a positive discrepancy between (A) the actual Net Revenue Interest for such Subject Company Group with respect to such Subject Formation as to such Well or Title Section and (B) the Net Revenue Interest percentage stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation as to such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group for such Title Section, and in such case there is a proportionate increase in the actual Working Interest with respect to the applicable Subject Formation as to such Well or Title Section, as applicable, from the Working Interest stated on Exhibit A-2 for such Subject Company Group with respect to such Subject Formation for such Well or Exhibit A-3 for such Subject Company Group with respect to such Subject Formation for such Title Section, as applicable, then the Title Benefit Amount shall be equal to (1) the product of the Allocated Value of such Subject Formation as to such Well or Title Section, multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the actual Net Revenue Interest of such Subject Company Group with respect to such Subject Formation as to such Well or Title Section, minus (II) the Net Revenue Interest stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation as to such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation as to such Title Section, and the denominator of which is (y) the Net Revenue Interest stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation as to such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation for such Title Section; provided that if the Title Benefit does not affect the Net Revenue Interest stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such

Subject Formation as to such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation as to such Title Section, as applicable, throughout, in each case, its entire productive life, the Title Benefit Amount determined under this Section 3.2(e)(ii) shall be reduced to take into account the applicable time period only; and
(iii)if the Title Benefit represents a benefit of a type not described in Section 3.2(e)(ii), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Subject Formation of the Title Section or Well so affected, the portion of the Subject Company Group’s interest in the Title Section or Well affected by the Title Benefit, the legal effect of the Title Benefit, the potential positive economic effect of the Title Benefit over the life of the affected Title Section or Well, the values placed upon the Title Benefit by Purchaser and Sellers and such other reasonable factors as are necessary to make a proper evaluation and determination of such value.
(f)Individual Threshold and Defect Deductible. Notwithstanding anything to the contrary in this Agreement:
(i)there shall be no adjustments to the Unadjusted Purchase Price under Section 3.2(g) for any individual Defect as to any individual Well or individual Subject Formation as to any individual Title Section to the extent the Defect Amount for any such individual Defect solely as to such individual Well or such individual Subject Formation as to such individual Title Section is less than the Individual Threshold (it being agreed that the Individual Threshold represents a threshold and not a deductible); provided, however, that, (A) if any individual Title Defect arising from the same facts or circumstances affects or burdens the interests of more than one Subject Company in an individual Subject Formation as to an individual Title Section or an individual Well, then the Defect Amount for such applicable Title Defect shall be considered to be the aggregate of all Defect Amounts attributable to all interests of the Subject Companies affected by such individual Title Defect with respect to such individual Subject Formation as to an individual Title Section or an individual Well, (B) if any individual Title Defect arising from the same facts or circumstances affects or burdens multiple Title Sections, multiple Subject Formations or multiple Wells, then the Defect Amount for such applicable Title Defect shall be considered to be the aggregate of all Defect Amounts attributable to all such Title Sections, Subject Formations or Wells affected by such individual Title Defect, and (C) for purposes of determining whether the Defect Amount with respect to any individual Environmental Defect meets the Individual Threshold, if any Environmental Defect which is solely a regulatory or permitting deficiency and not a physical condition and affects multiple Assets (e.g., the failure to obtain the same type of permit required under applicable Environmental Laws or to prepare and file the same type of plan (including spill prevention, control and countermeasure plans) or report), then the Defect Amounts for the applicable Environmental Defect that is common across multiple Assets may be aggregated for purposes of meeting the Individual Threshold; and
(ii)with respect to all valid Defects where the Defect Amount thereof exceeds the Individual Threshold, there shall be no adjustment to the Unadjusted Purchase Price under Section 3.2(g) with respect to any and all such Defects unless and until the aggregate Defect Amounts thereof that exceeds the Individual Threshold also exceeds the applicable Defect Deductible and then only to the extent such aggregate amount exceeds the applicable Defect Deductible (it being the intention of the Parties that the applicable Defect Deductible represents a deductible and not a threshold); provided, that, notwithstanding anything in this Agreement to the contrary, in no event shall the

Individual Threshold or applicable Defect Deductible be applicable to any Title Defect if such Title Defect would represent a breach of Section 5.32.
(g)Remedies for Defects. Subject to each Seller’s right to cure, Remediate, or dispute the existence of, a Defect and the Defect Amount asserted with respect thereto, in the event that any valid Defect is not waived in writing by Purchaser or is not cured or Remediated (and further subject to Purchaser’s right to dispute the validity of such cure or Remediation) prior to the Closing, then:
(i)subject to Section 3.2(f), Section 3.2(i), Section 9.16 and each Seller’s rights under Section 3.2(g)(ii), with respect to all uncured Defects for which the Defect Amount with respect thereto exceeds the Individual Threshold, the Unadjusted Purchase Price with respect to each applicable Subject Company Group shall be decreased by the sum of the aggregate Defect Amounts attributable to all such Defects with respect to such Subject Company Group, but only to the extent such aggregate sum of all Defect Amounts with respect to all such Defects as to all Subject Company Groups exceeds the applicable Defect Deductible, it being the intention of the Parties that the applicable Defect Deductible constitutes a deductible and not a threshold; or
(ii)notwithstanding anything herein to the contrary, in lieu of the remedy for Defects set forth in Section 3.2(g)(i), if (and only if) the Defect Amount attributable to an alleged Defect is equal to or exceeds one hundred percent (100%) of the Allocated Value of the affected Asset, Sellers’ Representative shall have the right, but not the obligation, to elect in writing delivered to Purchaser on or prior to the Closing Date, to cause the applicable Subject Company to exclude such Asset subject to such alleged Defect (along with any portion of any other Assets as are necessary (and then only to the extent necessary) for the ownership or operation of such Assets) from the transactions contemplated hereunder and, in such event, (A) the Unadjusted Purchase Price with respect to such Subject Company shall be decreased by the Allocated Value of such Excluded Assets, (B) all such Assets shall be deemed to be excluded from the definition of Assets and from the applicable Annex to Exhibit A, (C) such Assets shall be deemed to constitute Excluded Assets, and (D) at Closing, such Subject Company shall execute and deliver an assignment of such Excluded Assets in accordance with Section 11.2(i).
(h)Remedies for Title Benefits. Subject to Purchaser’s right to dispute the existence of a Title Benefit and the Title Benefit Amount asserted with respect thereto and the terms of Section 9.16, the Unadjusted Purchase Price for each applicable Subject Company Group shall be increased by the sum of the aggregate Title Benefit Amounts attributable to all such Title Benefits with respect to such Subject Company Group; provided that any such increase to the Unadjusted Purchase Price shall in no event exceed Five Million Dollars ($5,000,000) in the aggregate with respect to all Subject Company Groups.
(i)Disputed Defects; Defect Escrow.
(i)Sellers’ Representative and Purchaser shall use good faith efforts to agree prior to Closing (and if applicable for any Title Defects that a Seller has elected to attempt to cure after Closing, prior to the Cure Deadline) on the interpretation and effect of this Article 3 and the validity and determination of all Title Benefits, Title Benefit Amounts, Defects and Defect Amounts (or the cure or Remediation thereof). If Sellers’ Representative and Purchaser are unable to agree (A) on the scope, interpretation and effect of this Article 3, or the existence, cure, Remediation or amount of any Title Benefits, Title Benefit Amounts, Defects or Defect Amounts by the Closing Date, or if Sellers elect to attempt to cure any Title Defect following the Closing Date, or (B) as to any Additional Leases or Additional Lease Purchase Price, then no adjustments shall be made to the Unadjusted Purchase Price at Closing with respect to any such (1) disputed Title Benefits, Title Benefit Amounts, Defects, Defect Amounts, Additional Leases or Additional Lease Purchase Price or (2) Defects that Sellers have elected to cure following the Closing Date, and at Closing Purchaser shall fund and deliver to the Escrow Agent the Defect Deposit and the Additional Lease Deposit, as applicable, in accordance with Section 11.3(c) or Section 11.3(d), which shall be held by the Escrow Agent and released to the appropriate Party as provided in this Section 3.2(i) and the terms of the Escrow Agreement.
(ii)If Sellers’ Representative and Purchaser are unable to agree on the interpretation and effect of this Article 3, the existence, cure, Remediation or amount of (A) (1) any disputed Title Benefits, Title Benefit Amounts, Title Defects, or Defect Amounts associated with Title Defects, or (2) whether any Additional Lease meets the requirements set forth in Section 9.15 or the Additional Lease Purchase Price (each, a “Title Disputed Matter”) by the date that is one hundred thirty (130) days after the Closing Date, or (B) any disputed Environmental Defects or Defect Amounts associated with Environmental Defects (each, an “Environmental Disputed Matter”, and together with the Title Disputed Matters, the “Disputed Defect Matters”) by the date that is thirty (30) days after the Closing Date, then, subject to Section 3.2(f) and Section 3.2(g), all such Disputed Defect Matters shall be exclusively and finally resolved pursuant to this Section 3.2(i)(ii). During the ten (10) Business Day period following (1) the date that is one hundred thirty (130) days after the Closing Date, each of Sellers and Purchaser shall submit in writing its proposed resolution of each Title Disputed Matter to a title attorney that has at least ten (10) years’ experience in oil and gas titles in the State of Oklahoma as selected by mutual agreement of Purchaser and Sellers’ Representative, or absent such agreement during such ten (10) Business Day period, by the Denver, Colorado office of the AAA (the “Title Referee”) and (2) the date that is thirty (30) days after the Closing Date, each of Sellers and Purchaser shall submit in writing its proposed resolution of each Environmental Disputed Matter to a nationally recognized independent environmental consulting firm or environmental attorney experienced in resolving Environmental Liabilities mutually acceptable to Sellers’ Representative and Purchaser or, absent such agreement during such ten (10) Business Day period, by the Denver, Colorado office of the AAA (the “Environmental Referee” and collectively with the Title Referee, each a “Defect Referee”). If the Defect Referee is not agreed upon during the ten (10) Business Day period described above, then the deadline for either Party to submit its written proposal with respect to the applicable Disputed Defect Matters shall be tolled until ten (10) Business Days after the applicable Defect Referee is appointed. The Defect Referee shall not have worked as an employee, outside counsel or consultant, or in any other capacity, for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.
(iii)There shall be a single arbitration proceeding for all Title Disputed Matters properly submitted to the Title Referee and a single arbitration proceeding for all Environmental Disputed Matters properly submitted to the Environmental Referee. Each arbitration proceeding shall be held in Denver, Colorado and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 3.2(i)(iii). The applicable Defect Referee’s determination shall be made within sixty (60) days after submission of the matters in dispute and shall be final and binding upon the Parties, without a right of appeal. Neither Sellers nor Purchaser may have any ex parte communications with the applicable Defect Referee concerning the applicable Defect Referee’s determination of the applicable Disputed Defect Matters. In making a determination, the applicable Defect Referee shall be bound by the rules set forth in this Article 3, or, if applicable, Section 9.15, and may consider such other matters as in the opinion of the applicable Defect Referee are necessary or helpful to make a determination; provided, however, in determining the existence or amount of any Defect or Defect Amount, neither Purchaser nor Sellers may submit any evidence, records, materials, or information that was not included either in a valid Defect Notice delivered to Sellers by the Defect Deadline or in Sellers’ or Purchaser’s initial written submission to the applicable Defect Referee. Additionally, the applicable Defect Referee may consult with and engage any disinterested Third Party to advise the Defect Referee, including title attorneys, petroleum engineers, and environmental consultants.
(iv)In no event shall the Defect Referee’s determination of (A) any Defect Amount with respect to any Defect be any lower than the amount asserted by Sellers’ Representative for such Defect or any greater than the amount asserted by Purchaser for such Defect or (B) any Title Benefit Amount with respect to any Title Benefit be any lower than the amount asserted by Purchaser for such Title Benefit or any greater than the amount asserted by Sellers’ Representative for such Title Benefit. Notwithstanding anything herein to the contrary, the Defect Referee shall have exclusive, final and binding authority with respect to the scope of the Defect Referee’s authority regarding any Title Disputed Matter (with respect to the Title Referee) or Environmental Disputed Matter (with respect to the Environmental Referee), as applicable and in no event shall any dispute as to the authority of the Defect Referee to determine any such disputes be subject to resolution or the provisions of Section 15.3. The applicable Defect Referee shall act as an expert for the limited purpose of determining the disputed Defect Amounts properly submitted by any Party to such Defect Referee and may not award any damages, interest or penalties to any Party with respect to any matter. The costs and expenses of the Defect Referee shall be borne by Sellers, on the one hand, and Purchaser, on the other hand, based upon the percentage that the amount not ultimately awarded to such Party by the applicable Defect Referee bears to the aggregate amount actually contested by such Party. Promptly, and in any event within three (3) Business Days following the final determination by the applicable Defect Referee as to any Disputed Defect Matter, or within three (3) Business Days following the Cure Deadline (to the extent that Sellers and Purchaser have agreed that Sellers have cured a Title Defect after Closing and on or before the Cure Deadline), Purchaser and Sellers’ Representative shall execute joint written instructions to the Escrow Agent to release from the Defect Deposit and/or the Additional Lease Deposit the applicable amount(s) in dispute to the Party or Parties that the Defect Referee has determined are entitled to such amount(s), or as agreed by the Parties, as applicable.
Article 4

REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Subject to the exceptions and matters set forth on the Disclosure Schedules, each Seller, severally and not jointly, represents and warrants (and only with respect to such Person’s direct interest in and to the Subject Securities, and not to any other Seller or other interests in the Subject Securities) to the Purchaser as of the Execution Date (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date) the matters set out in this Article 4.
Section 4.1Organization, Existence and Qualification. Such Seller is duly formed or organized, validly existing and in good standing under the Laws of the state where it is formed (as set forth in the introductory paragraph) and, except where the failure to do so does not result in a Material Adverse Effect, is duly qualified to carry on its business in the states where such Seller is required to be so qualified.
Section 4.2Power. Such Seller has the requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party at Closing and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will be a party at Closing.
Section 4.3Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party at Closing, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement has been duly and validly executed and delivered by such Seller (and all Transaction Documents required to be executed and delivered by such Seller prior to or at Closing shall be duly and validly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at law).
Section 4.4No Conflicts. Except as set forth on Schedule 4.4, as to be addressed in the Credit Agreement Pre-Closing Reorganization Consent and/or as required by the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by such Seller, and the consummation of the transactions contemplated by this Agreement and any other Transaction Documents, and performance of the terms and conditions hereof and thereof by such Seller, do not (a) conflict with, violate or result in a breach under any provision of the Governing Documents of such Seller, (b) result in (with or without the giving of notice, or passage of time or both) or require the creation or imposition of any Lien (i) (other than any Permitted Securities Liens) on the Subject Securities or any other Securities issued by any member of any Subject Company Group or (ii) (other than Permitted Encumbrances) on any Assets of any member of any Subject Company Group or give rise to any right of termination, cancellation or acceleration under any note, bond, indenture or other Contract to which any Subject Company is a party or by which any Subject Company or the Assets are bound, (c) violate any Order, regulation or decree applicable to such Seller or any Subject Company as a party in interest or that is otherwise applicable to the Assets, (d) violate any Law applicable to such Seller or any of the Subject Companies or by which any of the Assets are bound or affected, (e) require that any Consents be obtained, made or complied with or (f) violate any provision of any agreement or instrument to which such Seller is a party or which affects any of the Assets or the Subject Securities, except in each case of the foregoing clauses (b) through (f) for any matters that would not, or would not reasonably be expected to, prevent or materially delay the consummation of the transaction contemplated by this Agreement and any other Transaction Documents to which such Seller is, or will be, a party or to materially impair such Seller’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is, or will be, a party.
Section 4.5Litigation. Except with respect to any Action filed by any Governmental Authority after the Execution Date related to or arising out of the HSR Act, there are no Actions pending before any Governmental Authority or, to the Knowledge of such Seller, threatened by or before any Third Party or Governmental Authority against such Seller or its Affiliates (a) relating to any Subject Company or the Assets, (b) relating to such Seller’s ownership of the Subject Securities, (c) challenging the validity or enforceability of the obligations of such Seller under this Agreement or the obligations of such Seller under the other Transaction Documents to which it is or will be a party, or (d) that seeks to prevent, delay or otherwise would reasonably be expected to materially impair such Seller’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is, or will be, a party.
Section 4.6Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership Actions pending against, being contemplated by or threatened in writing against, such Seller or any controlling Affiliate thereof. Such Seller is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.
Section 4.7Ownership of Subject Securities. Such Seller is the record and beneficial owner of all of the Subject Securities set forth opposite such Seller’s name on Schedule 5.5 or Schedule 6.5, as applicable, as being owned by such Seller, free and clear of all Liens (other than Permitted Securities Liens). At the Closing, the delivery by such Seller to Purchaser of the Assignment will vest Purchaser with good and marketable title to all of the Subject Securities held by such Seller (as set forth on Schedule 5.5 or Schedule 6.5, as applicable), free and clear of all Liens (other than Permitted Securities Liens).
Section 4.8Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller or any of its Affiliates for which Purchaser or any of its Affiliates (including, following the Closing, any Subject Company Group) shall have any responsibility.
Article 5

REPRESENTATIONS AND WARRANTIES REGARDING CAMINO LEGACY AND LAND RUN LEGACY
Subject to the provisions of this Article 5 and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Disclosure Schedules, each of Camino Legacy, Land Run Legacy and the Sellers’ Representative, severally and not jointly, represents and warrants (and only with respect to such Person’s direct (or, with respect to the Sellers’ Representative, indirect) interest in and to the Assets, and not to any other Subject Company or other interest in the Assets) to Purchaser, as of the Execution Date (except in instances when a representation or warranty is made as of a specific date, and then such representation or warranty shall be made as of such date), the matters set out in this Article 5; provided, however, notwithstanding anything herein to the contrary, the representations and warranties set forth in Section 5.16, Section 5.20, Section 5.21 or Section 5.30 are made only with respect to Camino Legacy; provided, however, notwithstanding anything herein to the contrary, except for the representations and warranties set forth in Section 5.2, Section 5.3 and Section 5.4, the representations and warranties set forth in this Article 5 shall be deemed to be given after giving effect to the Pre-Closing Reorganization and shall exclude and not constitute any representation or warranty with respect to any Excluded Asset, Camino Legacy, Camino Legacy Assets and Camino Legacy Obligations, Camino Legacy HoldCo, Land Run Legacy, Land Run Legacy Assets and Land Run Legacy Obligations or any rights, obligations or liabilities with respect thereto or the ownership or operation thereof (except to the extent “Excluded Assets”, “Camino Legacy” or “Land Run Legacy” are expressly referenced in any such representation and warranty).

Section 5.1Existence and Qualification.
(a)Each of Camino Legacy and Land Run Legacy, as applicable, is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware and, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation by each of Camino Legacy and Land Run Legacy of the transactions contemplated hereby (including the Pre-Closing Reorganization) or materially impair the ability of Camino Legacy, Land Run Legacy and their Subsidiaries, taken as a whole, to operate their respective businesses in the ordinary course of business.
(b)Each of Camino Legacy and Land Run Legacy, as applicable, is duly qualified to carry on its business in the states where the Assets owned by Camino Legacy or Land Run Legacy are located and those states where Camino Legacy and Land Run Legacy, as applicable, is required to do so.
Section 5.2Power. Each of Camino Legacy and Land Run Legacy, as applicable, has the requisite limited liability company power and authority to own, lease, and operate its properties, rights or assets, carry on its businesses as now conducted, enter into, and deliver and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the Pre-Closing Reorganization.
Section 5.3Authorization and Enforceability. The execution, delivery and performance by Camino Legacy and Land Run Legacy, as applicable, of this Agreement and the other Transaction Documents to which it is or will be a party at Closing, and the consummation of the transactions contemplated hereby and thereby, including the Pre-Closing Reorganization, have been duly and validly authorized by all necessary action on the part of Camino Legacy or Land Run Legacy, as applicable. This Agreement has been duly and validly executed and delivered by Camino Legacy and Land Run Legacy, as applicable, (and all Transaction Documents required to be executed and delivered by Camino Legacy and Land Run Legacy, as applicable, at the Closing shall be duly and validly executed and delivered by Camino Legacy and Land Run Legacy, as applicable) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Camino Legacy and Land Run Legacy, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at law).
Section 5.4No Conflicts. Except as set forth on Schedule 5.4, as to be addressed in the Credit Agreement Pre-Closing Reorganization Consent, as required by the HSR Act, and any Consents of any applicable Hedge counterparties required to transfer or novate the Assumed Hedges to Purchaser or its designee at Closing, the execution, delivery and performance by Camino Legacy and Land Run Legacy, as applicable, of this Agreement, the Pre-Closing Reorganization and the other Transaction Documents to which it is or will be a party at Closing, and the consummation of the transactions contemplated by this Agreement and any other Transaction Documents and performance of the terms and conditions hereof or thereof, do not (a) violate or result in a breach under any provision of the Governing Documents of Camino Legacy or Land Run Legacy, as applicable, (b) result in (with or without the giving of notice, or passage of time or both) or require the creation or imposition of any Lien (i) (other than any Permitted Securities Liens) on the Camino Legacy Securities or Land Run Legacy Securities, as applicable, or (ii) (other than Permitted Encumbrances) on any of the Assets of Camino Legacy or Land Run Legacy, as applicable, or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture or other Contract to which Camino Legacy or Land Run

Legacy, as applicable, is a party or by which Camino Legacy or Land Run Legacy, as applicable, or the Assets of Camino Legacy or Land Run Legacy, as applicable, are bound, (c) violate any Order, regulation or decree applicable to Camino Legacy or Land Run Legacy, as applicable, as a party in interest, or the Assets of Camino Legacy or Land Run Legacy, as applicable, (d) violate any Laws applicable to Camino Legacy or Land Run Legacy, as applicable, the Assets of Camino Legacy or Land Run Legacy, as applicable, or by which the Subject Securities are bound, (e) require that any Consents be obtained, made or complied with or (f) violate any provision of any agreement or instrument to which Camino Legacy or Land Run Legacy, as applicable, is a party, except in each case of the foregoing clauses (b) through (f) for any matters that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and any other Transaction Documents to which Camino Legacy or Land Run Legacy, as applicable, is, or will be, a party or to materially impair Camino Legacy’s or Land Run Legacy’s, as applicable, ability to perform its obligations under this Agreement or the other Transaction Documents to which it is, or will be, a party.
Section 5.5Capitalization.
(a)Schedule 5.5 sets forth the ownership structure of Camino Legacy and Land Run Legacy, as applicable, and all of the issued and outstanding Securities of Camino Legacy and Land Run Legacy, as applicable.
(b)The Camino Legacy Securities constitute all of the issued and outstanding Securities of Camino Legacy and the Land Run Legacy Securities constitute all of the issued and outstanding Securities of Land Run Legacy. All Camino Legacy Securities and Land Run Legacy Securities, as applicable, (i) have been duly authorized, are validly issued and outstanding, fully paid, and non-assessable and were not issued in violation of any Right and (ii) are free and clear of all Liens (other than Permitted Securities Liens).
(c)Camino Legacy and Land Run Legacy, as applicable, do not have any Subsidiaries or own any Securities, or have any investments, in any Person. None of the Camino Legacy Securities or the Land Run Legacy Securities, as applicable, are certificated.
(d)Except as expressly set forth in the Governing Documents of Camino Legacy or Land Run Legacy, as applicable, (i) there are no outstanding preemptive or other outstanding Rights with respect to the Securities of Camino Legacy or Land Run Legacy, as applicable, (ii) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, options, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of Camino Legacy or Land Run Legacy, as applicable, or requiring any applicable Seller (or Purchaser after the Closing) or any Subject Company to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Securities, (iii) there are no member agreements, irrevocable proxies, voting trusts, voting agreements, member rights or other agreements or rights relating to the voting of any Securities of Camino Legacy or Land Run Legacy, as applicable, and (iv) there are no agreements or rights granted by Camino Legacy or Land Run Legacy, as applicable, to any Person, or any right or privilege capable of becoming an agreement or right, for the purchase, subscription, allotment or issue of any unissued Securities (including convertible Securities, warrants or convertible obligations of any nature) of Camino Legacy or Land Run Legacy, as applicable. There are no bonds, debentures, notes or other indebtedness of Camino Legacy or Land Run Legacy, as applicable, having the right to vote or consent (or, convertible into, or exchangeable for, Securities having the right to vote or consent) on any matters on which holders of Securities of Camino Legacy or Land Run Legacy, as applicable, may vote.

(e)No Securities of Camino Legacy or Land Run Legacy, as applicable, have been offered, issued, sold or transferred in violation of (i) any applicable Law or (ii) any preemptive, purchase or call options, subscription rights, rights of first refusal, Rights or other similar rights.
(f)Prior to the Execution Date, Sellers have made available to Purchaser (or its representatives) true and complete copies of each Governing Document of Camino Legacy and Land Run Legacy and all amendments, waivers, or modifications thereto. Neither Camino Legacy nor Land Run Legacy, as applicable, are in breach of any such Governing Documents in any material respect.
Section 5.6Lease Operating Statements. The information set forth in the lease operating statements with respect to the Oil and Gas Properties owned by Camino Legacy or Land Run Legacy, as applicable, set forth in Schedule 5.6 is true and accurate in all material respects for the time periods covered thereby, subject to ordinary course reconciliations.
Section 5.7Litigation. Except as set forth on Schedule 5.7 and for any Action filed by any Governmental Authority after the Execution Date related to or arising out of the HSR Act, there are no, and in the last three (3) years there have not been any, Actions pending before any Governmental Authority or, to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, threatened, by or before any Third Party or Governmental Authority (a) against (i) Camino Legacy or Land Run Legacy, as applicable, (ii) any of the Affiliates of Camino Legacy or Land Run Legacy, as applicable, concerning the Business or the Assets of Camino Legacy or Land Run Legacy, as applicable, (iii) any of Camino Legacy’s or Land Run Legacy’s, as applicable, respective officers, directors, equityholders, managers or members (in their capacity as such), concerning the Business or the Assets of Camino Legacy or Land Run Legacy, as applicable, or (iv) to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, any Third Party, in each case, of this subclause (iv) that relates to any Securities of Camino Legacy or Land Run Legacy, as applicable, the Business or the Assets of Camino Legacy or Land Run Legacy, as applicable, or the ownership or operation thereof; (b) seeking to prevent or delay the consummation of the transactions contemplated hereby or by any other Transaction Documents; or (c) that would reasonably be expected to materially impair or delay Camino Legacy’s or Land Run Legacy’s, as applicable, ability to perform their respective obligations under this Agreement or any other Transaction Document. There are no unsatisfied Orders, writs, injunctions, judgements or decrees issued by a Governmental Authority outstanding against Camino Legacy or Land Run Legacy, as applicable, or any of their respective Affiliates, or any of their respective officers, directors, equityholders, managers or members (in their capacities as such) related to any Securities of Camino Legacy or Land Run Legacy, as applicable, the Business or the Assets of Camino Legacy or Land Run Legacy, as applicable, or the ownership or operation thereof.
Section 5.8Bankruptcy. There are no bankruptcy, reorganization, insolvency or receivership Actions pending against, being contemplated by or threatened in writing against, Camino Legacy or Land Run Legacy, as applicable. Neither Camino Legacy nor Land Run Legacy is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.
Section 5.9Taxes. Except, in each case, as set forth on Schedule 5.9:
(a)all material Tax Returns required to be filed by or with respect to the Camino Subject Company, the Land Run Subject Company, Camino Legacy, Land Run Legacy, the Camino Acquired Assets or the Land Run Acquired Assets, as applicable, have been duly and timely filed (taking into account any validly obtained extension of the due date for filing), all such Tax Returns are true, correct and complete in all material respects, and all material Taxes owed by or with respect to the Camino Subject Company, the Land Run Subject Company, Camino Legacy, Land Run Legacy, the Camino Acquired Assets or the Land Run Acquired

Assets, as applicable, that have become due and payable have been duly and timely paid (whether or not shown as due and owing on any Tax Returns);
(b)there are no material Liens on any of the Assets of the Camino Subject Company, the Land Run Subject Company, Camino Legacy or Land Run Legacy, as applicable, that arose in connection with any Taxes (other than Permitted Encumbrances);
(c)no material Tax audits or administrative or judicial Actions or other proceedings have been commenced or are being conducted, pending or threatened in writing with respect to the Camino Subject Company, the Land Run Subject Company, Camino Legacy, Land Run Legacy, the Camino Acquired Assets or the Land Run Acquired Assets, as applicable, and none of the Camino Subject Company, the Land Run Subject Company, Camino Legacy or Land Run Legacy, as applicable, has received from any Governmental Authority any written notice of any pending claims, deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by any Governmental Authority that has not been paid, settled or otherwise resolved;
(d)other than pursuant to the limited liability company agreement of Camino Legacy or Camino Holdings, as applicable, none of the Assets of Camino Legacy or Land Run Legacy, as applicable, are subject to any tax partnership agreement or are otherwise treated or required to be treated as held in an arrangement requiring a partnership Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;
(e)none of the Camino Subject Company, the Land Run Subject Company, Camino Legacy or Land Run Legacy, as applicable, is a party to, or otherwise bound by, or currently has any material liability pursuant to, any Tax allocation, sharing, indemnity, or other similar agreement that will not be terminated and fully settled at no liability, cost or expense to any Subject Company prior to the Closing, other than any commercial Contract entered into in the ordinary course of business containing customary Tax allocation or tax-gross up provisions and which does not relate primarily to Taxes;
(f)none of the Camino Subject Company, the Land Run Subject Company, Camino Legacy or Land Run Legacy, as applicable, has in force, is otherwise subject to or has requested or been requested to file (i) any waiver of any statute of limitations in respect of any material Taxes which is still in effect or (ii) an extension of the time for filing any material Tax Return that has not yet been filed (other than customary automatic extensions to file any Tax Returns obtained in the ordinary course of business consistent with past practice);
(g)all material Taxes required to be deducted and withheld by or with respect to the Assets, the Camino Subject Company, the Land Run Subject Company, Camino Legacy or Land Run Legacy, as applicable, have been deducted or withheld and, to the extent required under applicable Law, have been timely paid to the proper Governmental Authority, and each of the Camino Subject Company, the Land Run Subject Company, Camino Legacy and Land Run Legacy, as applicable, have complied in all material respects with all Tax information reporting and record keeping requirements under all applicable Tax Laws with respect thereto;
(h)none of the Camino Subject Company, the Land Run Subject Company, Camino Legacy or Land Run Legacy, as applicable, has any material liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state or local Law), (ii) as a transferee or successor, (iii) by operation of Law, or (iv) otherwise;
(i)none of the Camino Subject Company, the Land Run Subject Company, Camino Legacy, or Land Run Legacy, as applicable, will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction entered into prior to the Closing, (ii) any change in or use of an improper method of accounting prior to the Closing, (iii) any prepaid amount or deferred revenue received or accrued prior to the Closing, or (iv) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local Law) executed prior to the Closing;
(j)none of the Camino Subject Company, the Land Run Subject Company, Camino Legacy or Land Run Legacy, as applicable, is or has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2);
(k)no unresolved claim has ever been made by a Governmental Authority in a jurisdiction where the Camino Subject Company, the Land Run Subject Company, Camino Legacy or Land Run Legacy, as applicable, does not file an applicable material Tax Return that such Subject Company, Camino Legacy or Land Run Legacy, as applicable, is or may be subject to taxation, or required to file Tax Returns, in that jurisdiction;
(l)each of the Camino Subject Company, the Land Run Subject Company, Camino Legacy and Land Run Legacy, as applicable, has complied in all material respects with all applicable Laws with respect to escheatment and unclaimed property; and
(m)for U.S. federal (and applicable state and local) income tax purposes, (i) Camino Legacy is, and since formation has been, classified as a partnership or a disregarded entity and (ii) Land Run Legacy is, and since formation has been, classified as a disregarded entity, and following the Pre-Closing Reorganization, (1) the Camino Subject Company will be classified as a partnership and (2) the Land Run Subject Company will be classified as a disregarded entity.
Section 5.10Labor Matters.
(a)No Subject Company (i) is, nor has been since January 1, 2023, the W-2 employer of any employee, or (ii) has since January 1, 2023 been alleged to be, nor are there facts that could reasonably be expected to result in a determination by a Governmental Authority that any Subject Company is, a joint employer of, or otherwise subject to joint employment (or similar) liability with respect to, any individual. No Subject Company nor any Assets has any material liabilities with respect to any current or former employees of Seller or any of its Affiliates (including any Business Employees) or any other individuals (including independent contractors, contingent workers, contract workers, leased employees, seasonal employees or temporary employees) that have performed work for any Subject Company or in connection with the Business or the Assets.
(b)No Subject Company is a party to or bound, and the Assets are not bound, by any Labor Agreement; there is no Labor Agreement that pertains to any employees of Seller or any of its Affiliates (including any Business Employee) in respect of his or her services to any Subject Company or the Business, nor is any such Contract being negotiated. No employee of Seller or any of its Affiliates (including any Business Employee) is represented by a labor union, labor organization, works council, employee representative or group of employees in respect of their services to any Subject Company or the Business. There are not, and since January 1, 2023, there have not been any, pending or, to such Seller’s Knowledge, threatened against or affecting any Subject Company or the Assets, as applicable, or otherwise with respect to any current or former Business Employees or individuals involved in the Business, or applicants for employment with the Business, any unfair labor practice charges, strikes, walkouts, slowdowns, lockouts, picketing, hand billing, concerted work stoppages, material labor grievances or other material labor disputes or disruptions, and, to such Seller’s Knowledge, since January 1, 2023, there have been no labor organizing activities involving any current or former employees of Seller or any of its Affiliates (including any Business Employees) or demands or proposals pending by any labor union with respect to any such employees in respect of their services to any Subject Company or with respect to the Business or the Assets.
(c)The Subject Companies and, solely with respect to any current or former employees of Seller or any of its Affiliates (including any Business Employees) or other individuals involved in the Business, in each case, in respect of his or her services to any Subject Company or the Business, each of Sellers and their respective Subsidiaries (other than the Subject Companies) are, and since January 1, 2023, have been, in material compliance with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification and treatment of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, affirmative action, child labor, automated employment decision tools and other artificial intelligence and unemployment insurance.
(d)Sellers have provided to Purchaser a true, correct, and complete list of all individual natural Persons engaged by any Subject Company (either directly or indirectly through an entity such Person owns) to provide material services on a basis other than day rate compensation to any of the Subject Companies as an independent contractor or other non-employee service provider, including for each such Person, his or her (i) retention date, (ii) high-level summary of services provided, (iii) compensation terms, and (iv) engaging entity. Except as would not result in material liability for any Subject Company or the Business, each individual who is providing or since January 1, 2023, has provided services to the Subject Companies or with respect to the Assets and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.
(e)Since January 1, 2023, none of the Subject Companies and, solely with respect to any current or former employees involved in the Business, the Sellers or their respective Subsidiaries has conducted any material group reduction in force (including any early retirement, exit incentive or other group separation program) with respect to, or affecting, the Business or the Assets or any of the Subject Companies, and no such activities have been announced or are planned for the future. To Sellers’ Knowledge, no current or former Business Employee or independent contractor of the Subject Companies, or any current or former employee or independent contractor of any Seller or any of their Affiliates (in respect of his or her services to any Subject Company or the Business), in any material respect, is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation: (i) owed to the Subject Companies; or (ii) owed to any Third Party with respect to such Person’s right to be employed or engaged by the Subject Companies.
(f)Since January 1, 2023, there has been no material Action by, on behalf of, any employee, prospective employee, former employee, labor union or other similar labor organization, or otherwise arising from or relating to labor or employment policies or practices, in each case, solely with respect to the Business or the Assets, pending or, to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, threatened by or before any Governmental Authority. None of the Subject Companies is a party to or bound, and the Assets are not bound, by any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices with respect to the Business.

(g)The Subject Companies and, with respect to any current or former employees of Seller or any of its Affiliates (including any Business Employees) or other individuals involved in the Business or the Assets, in each case, in respect of his or her services to any Subject Company or the Business, the Sellers and their Subsidiaries reasonably investigated all sexual harassment, or other harassment, discrimination, or retaliation allegations against officers, directors, employees, or contractors of the Subject Companies that have been reported to them or of which any of them is otherwise aware. With respect to each such allegation (except those the Subject Companies reasonably deemed to not have merit), Seller or the Subject Companies have taken corrective action reasonably calculated to prevent further improper action and do not reasonably expect any material liability for the Subject Companies with respect to such allegations. To Sellers’ Knowledge, there are no such allegations of harassment or discrimination that, if known to the public, would bring any Subject Company or the Assets into material disrepute.
Section 5.11Employee Benefits.
(a)None of Camino Legacy, Land Run Legacy, or any Subject Company sponsors, maintains, or contributes to (or is required to contribute to) or has any liability with respect to any Plan.
(b)Neither Camino Legacy, Land Run Legacy nor any of their respective ERISA Affiliates has any liability with respect to any: (i) plan subject to the minimum funding requirements of Section 412 of the Code or subject to Title IV of ERISA or Section 302 of ERISA, (ii) “multiemployer plan”, as that term is defined in Section 3(37) of ERISA, (iii) “multiple employer plan”, within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, that is subject to ERISA or (iv) “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, that is subject to ERISA.
(c)Except as set forth in Schedule 5.11(c), neither the execution and delivery of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with any other event, could (i) result in any payment becoming due to any Business Employee or other current or former service provider of Camino Legacy or Land Run Legacy pursuant to any Plan; (ii) increase any compensation or benefits otherwise payable, as applicable, to any Business Employee or other current or former service provider of Camino Legacy or Land Run Legacy pursuant to any Plan; (iii) result in any severance becoming due or any acceleration of the time of payment, funding or vesting of any compensation or benefits to any Business Employee or other current or former service provider of Camino Legacy or Land Run Legacy pursuant to any Plan; (iv) result in the forgiveness of any indebtedness to any Business Employee or other service provider of Camino Legacy or Land Run Legacy; (v) require a contribution by Camino Legacy or Land Run Legacy to any Plan; (vi) restrict the ability of Camino Legacy or Land Run Legacy to merge, amend or terminate any Plan; or (vii) result in any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(d)There is no matter, Action or claim pending (other than routine claims for benefits) or, threatened or expected with respect to (or against the assets of) any Plans by the Business Employees or any of their dependents, as applicable.
(e)Any Plan or any other compensation or benefit plan, agreement or arrangement in which any Business Employee participates that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated in good faith compliance in all material respects with the requirements of Section 409A of the Code and the guidance issued thereunder, to the extent such requirements are applicable thereto. None of the Subject Companies has any obligation to indemnify, gross-up, reimburse or otherwise make whole any individual for any additional Taxes or interest imposed on such individual, including those imposed pursuant to Section 409A or Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law).
Section 5.12Compliance with Laws. Except as set forth on Schedule 5.12, (a) Camino Legacy’s or Land Run Legacy’s, as applicable, ownership and, if applicable, operation of the Assets and the Business is, and for the past three (3) years has been, in compliance with all applicable Laws, Permits or Orders in all material respects and (b) neither Camino Legacy or Land Run Legacy, as applicable, nor any of the Affiliates of Camino Legacy or Land Run Legacy, as applicable, has received any written notice from any Governmental Authority regarding any unresolved violation or failure to comply with any Law or Permit with respect to the Business or the Assets, or that it is under investigation by any Governmental Authority for potential non-compliance with any applicable Laws with respect to the Business or the Assets.
Section 5.13Material Contracts.
(a)Schedule 5.13(a) lists all Material Contracts of Camino Legacy or Land Run Legacy, as applicable, as of the Execution Date. Prior to the Execution Date, Camino Legacy or Land Run Legacy, as applicable, has made available to Purchaser true and complete copies of each such Material Contract and all amendments or modifications thereto.
(b)Except as disclosed on Schedule 5.13(b), (i) each Material Contract of Camino Legacy or Land Run Legacy, as applicable, is in full force and effect and constitutes a valid and binding obligation of Camino Legacy or Land Run Legacy, as applicable, and after the Pre-Closing Reorganization, of the applicable Subject Company, and to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, each other party thereto, in all material respects, (ii) Camino Legacy and Land Run Legacy, as applicable, is not, and, to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, no other Person is, in breach or default under any Material Contract in any material respect, (iii) no written notice of breach or default or threatening to terminate, cancel, breach, amend the terms of, renegotiate, modify, or accelerate or delay the maturity or performance of any Material Contract (in whole or in part), in each case, in any material respect, has been received or delivered by Camino Legacy or Land Run Legacy, as applicable, under any such Material Contract, the resolution of which is outstanding and (iv) to the Knowledge of Camino Legacy or Land Run Legacy, no event has occurred that, with the giving of notice or the passage of time or both, would constitute a breach or default in any material respect by Camino Legacy or Land Run Legacy, as applicable, or its Subsidiaries under any Material Contract or, to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, any other party to such Material Contract.
Section 5.14Outstanding Capital Commitments. Except as set forth on Schedule 5.14, as of the Execution Date, there are no outstanding authorizations for expenditure or similar requests, invoices for funding or participation under any Contract or other capital commitments with respect to the Business or the Assets that are binding on Camino Legacy or Land Run Legacy, as applicable, or any of the Assets of Camino Legacy or Land Run Legacy, as applicable, that would individually be reasonably expected to require expenditures by Camino Legacy or Land Run Legacy, as applicable, or Purchaser on or after the Effective Time in excess of Five Hundred Thousand Dollars ($500,000) (net to the aggregate interest of Camino Legacy and Land Run Legacy).
Section 5.15Preferential Rights and Consents. Except for filings required under the HSR Act, the Credit Agreement Pre-Closing Reorganization Consent, any filings with or approvals of the Delaware Secretary of State or the Texas Secretary of State required to effect the Pre-Closing Reorganization and any Consents of any applicable Hedge counterparties required to transfer or novate the Assumed Hedges to Purchaser or its designee at Closing, there are no Preferential Rights or Consents applicable to or triggered by (i) the Pre-Closing Reorganization, (ii) the sale or transfer (directly or indirectly, as applicable) of the Assets or the Subject Securities contemplated by this Agreement or (iii) the transactions contemplated by this Agreement.
Section 5.16Wells. Except as set forth on Schedule 5.16:
(a)there are no Wells included in the Assets that are operated by Camino Legacy (or, to the Knowledge of Camino Legacy, any other Well), (i) with respect to which there is an unresolved Order for which Camino Legacy (or, to the Knowledge of Camino Legacy, any other Third Party operator) has received unresolved notice from any Governmental Authority requiring that such Well be Plugged and Abandoned, or (ii) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with all applicable Leases, Contracts and Laws, that has not been Plugged and Abandoned in accordance with such applicable Laws, Contracts and Lease, as applicable;
(b)all Wells included in the Assets that were drilled by Camino Legacy within the past three (3) years (or, to the Knowledge of Camino Legacy, any other Well included in the Assets), in each case, have been drilled and completed, or are being drilled and completed, in a manner that is within the limits permitted by all applicable Leases, Contracts and Laws, in all material respects;
(c)there are no Assets that have been Plugged and Abandoned by Camino Legacy (or, to the Knowledge of Camino Legacy, any other Third Party operator), in each case, in a manner that does not comply in all material respects with all applicable Leases, Contracts and Laws;
(d)no Well included in the Assets that are operated by Camino Legacy (or, to the Knowledge of Camino Legacy, any other Well included in the Assets) is subject to penalties after the Effective Time on allowables under applicable Laws because of any overproduction occurring prior to the Effective Time; and
(e)to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, Exhibit A-2 lists all oil, gas, injection, water, disposal and other producing or temporary shut-in wells (excluding permanently or temporarily Plugged and Abandoned wells) that were drilled and completed by, and in which Camino Legacy or Land Run Legacy, as applicable, owns an interest or otherwise has liability for, in each case, as of the Execution Date.
Section 5.17Environmental. Except as set forth on Schedule 5.17:
(a)there are no Actions pending or, to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, threatened in writing, by or before any Governmental Authority against the Assets or, with respect to the Assets, Camino Legacy or Land Run Legacy relating to any material violation or breach of, of material liability under, any Environmental Laws, including with respect to any ownership or, if applicable, operation of any Asset by Camino Legacy or Land Run Legacy, as applicable;
(b)none of Camino Legacy nor Land Run Legacy has entered into any agreements, consents, Orders, decrees or judgments with any Governmental Authorities or any other Person based on any violation of, or liability under, Environmental Laws that relate to the current or future use of the Assets or the operations of any Subject Company and that require any current or future material Remediation or impose material restrictions on the use of the Assets or operations of any Subject Company;

(c)none of Sellers, Camino Legacy nor Land Run Legacy have received written notice from any Governmental Authority or other Person that any of the Assets, or, with respect to the Assets, Camino Legacy or Land Run Legacy is in violation of, or has liability under, Environmental Laws, including with respect to any Remediation, or Order regarding any material actual or alleged presence or Release of Hazardous Substances, in each case, that has not been finally resolved;
(d)the Assets and, with respect to the Assets, Camino Legacy and Land Run Legacy are and for the last three (3) years have been in material compliance with applicable Environmental Laws and Permits required under Environmental Laws with respect to the ownership and operation of the Assets;
(e)Camino Legacy and Land Run Legacy hold and have for the last three (3) years held all Permits required under Environmental Law for the ownership and operation of the Assets and all such Permits are valid and in full force and effect;
(f)Camino Legacy and Land Run Legacy, with respect to the Assets, have not assumed, undertaken, or provided an indemnity with respect to or otherwise become subject to the material liability of any other Person under Environmental Laws or relating to Hazardous Substances; and
(g)there has been no Release, treatment, storage or transportation of, or human exposure to any Hazardous Substances at the Assets or, with respect to the Assets, Camino Legacy or Land Run Legacy in a manner or condition that has resulted or would reasonably be expected to result in a material Environmental Liability of the Assets or, after the Pre-Closing Reorganization, Subject Companies or, with respect to the Assets, Camino Legacy or Land Run Legacy.
Section 5.18Royalties and Working Interest Payments.
(a)Except as set forth on Schedule 5.18(a) or for the Suspense Funds set forth on Schedule 5.33, Camino Legacy has properly and timely paid (including, in each case, statutory interest related thereto), in all material respects, (i) all Royalties payable out of Hydrocarbons produced from or attributable to the Assets and (ii) other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from or attributable to the Assets, in each case of (i) and (ii), in accordance with the applicable Leases and applicable Laws. No written demands, statements or inquiries have been made or received by Camino Legacy or its Affiliates from Third Parties indicating that the foregoing is inaccurate.
(b)Except as set forth on Schedule 5.18(b), the Assets of Land Run Legacy do not include any interest for which Land Run Legacy has agreed or is currently required to bear a share of drilling, operating or other exploration costs as a participating mineral owner from and after the Effective Time (excluding any (i) deductions for post-production costs as may be permitted in the applicable Lease, assignment, deed or conveyance for such mineral interests of Land Run Legacy and (ii) interests where the owner of such interests did not elect to participate in operations as a participating mineral owner but may have reversionary rights after payout under applicable Laws).
Section 5.19Imbalances. Except as set forth on Schedule 5.19, to the Knowledge of Camino Legacy or Land Run Legacy as of the Execution Date, there are no Imbalances in excess of $100,000 in the aggregate associated with the Assets of Camino Legacy or Land Run Legacy, as applicable, in each case, as of the date(s) set forth on Schedule 5.19.

Section 5.20Advance Payments. Except as set forth on Schedule 5.20, and except for any throughput deficiencies attributable to or arising out of any Imbalances described on Schedule 5.19, (a) with respect to any of the Assets operated by Camino Legacy, Camino Legacy is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than as established by the terms of the Leases) or under any gathering, transmission or any other similar contract or agreement, or (b) with respect to any of the Assets not operated by Camino Legacy, to the Knowledge of Camino Legacy, Camino Legacy is not obligated to gather, deliver, process or transport Hydrocarbons, or deliver proceeds from the sale thereof, at some future time without receiving full payment therefor at or after the time of delivery.
Section 5.21Operatorship. Neither Camino Legacy nor any of its Affiliates has received notice of any pending vote to have Camino Legacy removed as the “operator” under any applicable joint operating agreement, unit operating agreement or similar Contract or as “operator of record” (as registered with the applicable Governmental Authorities) of any of the Assets for which Camino Legacy is currently designated as the “operator” under the applicable joint operating agreement, unit operating agreement or similar Contract or “operator of record” (as registered with the applicable Governmental Authorities).
Section 5.22Certain Real Property Interests.
(a)Schedule 5.22(a) sets for a true and complete list of each Owned Real Property held by Camino Legacy and Land Run Legacy, as applicable. Other than Camino Legacy and Land Run Legacy, no Subject Company owns or holds any Owned Real Property or Leased Real Property.
(b)Schedule 5.22(b) identifies each Leased Real Property held by Camino Legacy and Land Run Legacy, as applicable, including a true and complete list of all leases and subleases for such Leased Real Property (the “Real Property Leases”). True and complete copies of all Real Property Leases, including all amendments and supplements thereof, have been made available to Purchaser prior to the Execution Date. Each of Camino Legacy and Land Run Legacy, as applicable, has a valid leasehold interest in the Leased Real Property, free and clear of all Liens, other than Permitted Encumbrances.
(c)Except as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Camino Legacy or Land Run Legacy, as applicable, to operate in the ordinary course of business, (i) neither Camino Legacy nor Land Run Legacy, as applicable, nor any of their respective Affiliates has received written notice of termination, violation, default or breach of any Real Property Lease, and (ii) neither Camino Legacy nor Land Run Legacy, as applicable, is in breach, violation or default under any Real Property Lease, and, to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, no counterparty thereto is in violation, default or breach under any Real Property Lease, in each case, in any material respect.
Section 5.23Condemnation; Casualty Event. There is no actual or, to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, threatened taking (whether permanent, temporary, whole or partial) of any of the Assets, or any part of the Assets, by reason of condemnation or eminent domain. There is no pending or, to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, threatened Casualty Event with respect to any Assets of Camino Legacy or Land Run Legacy, as applicable, with damages reasonably expected to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for such Casualty Event net to Camino Legacy’s or Land Run Legacy’s, as applicable, interest in the Assets.
Section 5.24Insurance. Set forth on Schedule 5.24 is, as of the Execution Date, a list of all material risk, property, general liability, Third Party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability, directors’

and officers’ liability insurance and other insurance held by, or maintained for the benefit of, Camino Legacy or Land Run Legacy, as applicable. As of the Execution Date, all of such policies are in full force and effect and there is no material claim pending under any such policies as to which coverage has been denied by the insurer, other than customary indications as to reservation of rights by insurers listed on Schedule 5.24. Camino Legacy or Land Run Legacy, as applicable, is not in material default under any provisions of any such insurance policy, and neither Camino Legacy nor Land Run Legacy, as applicable, nor any of their respective Affiliates has received written notice of cancellation or non-renewal of any insurance policy listed on Schedule 5.24, and neither Camino Legacy nor Land Run Legacy, as applicable, nor any of their respective Affiliates has failed to timely report any claim or reportable incident under such policies. True and complete copies of all such policies listed on Schedule 5.24 have been made available to Purchaser prior to the Execution Date. All premiums due and payable on such policies have been timely paid.
Section 5.25Bank Accounts. After giving effect to the Pre-Closing Reorganization, neither Camino Subject Company nor Land Run Subject Company will hold or maintain any deposit, demand, savings, passbook, security or similar accounts with any bank or financial institution.
Section 5.26Credit Support. Schedule 5.26 sets forth a complete and accurate list of all Credit Support provided by or on behalf of Camino Legacy or Land Run Legacy, as applicable, or any of their respective Affiliates in support of the obligations of Camino Legacy or Land Run Legacy, as applicable, with any Governmental Authority, contract counterparty or other Person related to the ownership or operation of the Assets or the Business of Camino Legacy or Land Run Legacy, as applicable.
Section 5.27Non-Consent Operations. Except as set forth on Schedule 5.27 or as reflected in the before-and after-payout Working Interest and Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, as of the Execution Date, neither Camino Legacy nor Land Run Legacy, as applicable, has declined to participate in any operation proposed but not yet completed with respect to the Assets of Camino Legacy or Land Run Legacy, as applicable that would result in forfeiture of any of the Assets of Camino Legacy or Land Run Legacy, as applicable, or the incurrence of a penalty as a result of such election not to participate in such operation.
Section 5.28Lease Matters. Except as set forth on Schedule 5.28:
(a)(i) as of the Execution Date, neither Camino Legacy nor Land Run Legacy, as applicable, nor any of their respective Affiliates has received any written notices alleging any material default or material breach under any Lease included in the Assets by Camino Legacy or Land Run Legacy, as applicable, its Affiliates or their respective predecessors in interest that remains unresolved, and (ii) neither Camino Legacy nor Land Run Legacy, as applicable, nor any of their respective Affiliates are, and to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, no other party to any Lease is, in material default or material breach of the terms, provisions or conditions of any Lease included in the Assets;
(b)as of the Execution Date, neither Camino Legacy nor Land Run Legacy, as applicable, nor any of their respective Affiliates has received written notice from a lessor, participant under either a Pooling Order or PPLA, or respondent under either a Pooling Order or PPLA of any requirements or demands to drill additional wells on any of the Leases included in the Assets, as applicable, which requirements or demands have not been resolved;
(c)as of the Execution Date, neither Camino Legacy nor Land Run Legacy, as applicable, nor any of their respective Affiliates has received any written notice seeking to terminate, cancel, rescind or procure judicial reformation of any of the Leases included in the Assets that remains unresolved;
(d)none of the Leases included in the Assets contain express provisions obligating Camino Legacy or Land Run Legacy, as applicable, to drill any well on the Assets that remain unfulfilled (other than provisions for optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease and customary offset drilling provisions); and
(e)(i) no Lease included in the Assets that is operated by Camino Legacy is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production and (ii) to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, no Lease included in the Assets in which Camino Legacy or Land Run Legacy, as applicable, owns an interest, and which is operated by a Third Party operator, is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.
Section 5.29Permits. Except as set forth on Schedule 5.29, Camino Legacy and Land Run Legacy, as applicable, have, and are maintaining, all material federal, state and local government licenses, permits, registrations, franchises, orders, consents, approvals, certifications, variances, waivers, exemptions, and other authorizations by, or filings with, any Governmental Authority (“Permits”) as are required to own and operate the Assets operated by Camino Legacy or Land Run Legacy, as applicable, and to otherwise conduct the Business in the manner currently conducted in accordance with all applicable Laws in all material respects. Except as set forth on Schedule 5.29, Camino Legacy and Land Run Legacy, as applicable, are in compliance with all obligations under such Permits in all material respects, and have not received any written notices of violations with respect to such Permits, and each Permit is in full force and effect. Except as set forth on Schedule 5.29, to the Knowledge of Camino Legacy and Land Run Legacy, as applicable, each Third Party operator of the Assets has obtained, and is maintaining, all material Permits as are required to be obtained to operate the Assets in accordance with all applicable Laws in all material respects.
Section 5.30Payout Balances. To the Knowledge of Camino Legacy and Land Run Legacy, as applicable, as of the Execution Date, Schedule 5.30 sets forth the status, as of the date(s) reflected therein, of any material “payout” balances or similar rights with respect to Wells included in the Assets that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
Section 5.31Surface Use Matters. Except as set forth on Schedule 5.31, none of the Leases, Contracts or Surface Rights and Rights of Way of Camino Legacy or Land Run Legacy, as applicable, that are included in the Assets are subject to or contain any material restrictions on the use by Camino Legacy or Land Run Legacy, as applicable, of the surface, in connection with the Business, that would materially and adversely affect the operation of the Assets of Camino Legacy or Land Run Legacy, as applicable, as currently used, owned and operated.
Section 5.32Special Warranty. As of the Effective Time, through and including the Closing Date, each of Camino Legacy and Land Run Legacy has, and after the Pre-Closing Reorganization, the applicable Subject Company Group will have, (a) Defensible Title to each of the Wells and Title Sections held by such Camino Legacy and Land Run Legacy and, after the Pre-Closing Reorganization, the applicable Subject Company Group and included in the Assets and (b) Good and Marketable Title to the Surface Rights and Rights of Way included in the Assets held by such Subject Company Group, in each case, free and clear of any and all lawful claims of any Person claiming or purporting to claim title to the same or any part thereof by, through or under Camino Legacy, Land Run Legacy and, after the Pre-Closing Reorganization, such Subject Company Group, or their Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances.
Section 5.33Suspense Funds.
(a)To the Knowledge of Camino Legacy as of the Execution Date, Schedule 5.33 lists all Suspense Funds with respect to the Assets held by Camino Legacy as of the date specified on such Schedule. All Suspense Funds held by Camino Legacy as of the Execution Date are being held in material compliance with all Laws and applicable Leases.
(b)To the Knowledge of Camino Legacy as of the Execution Date, all Royalties and proceeds from the sale of Hydrocarbons produced from the Assets that are operated by Third Parties are being received by Camino Legacy or Land Run Legacy, as applicable, in a timely manner in all material respects and are not being held in suspense by Third Parties in any material respect (other than any statutory minimum royalties).
Section 5.34Personal Property. All of the material personal property included in the Assets of Camino Legacy or Land Run Legacy, as applicable, (i) is in an operable state of repair adequate to maintain normal operations as currently operated and used by or on behalf of Camino Legacy or Land Run Legacy, as applicable, in all material respects, ordinary wear and tear excepted and (ii) is located within the geographic boundaries of the Assets owned by Camino Legacy or Land Run Legacy, as applicable.
Section 5.35Regulatory. Neither Camino Legacy nor Land Run Legacy, as applicable, (a) is engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended; (b) uses any of the Assets owned by Camino Legacy or Land Run Legacy, as applicable, in a manner that subjects it, any Third Party operator of such Assets or any future owner of the Assets owned by Camino Legacy or Land Run Legacy, as applicable, to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to the blanket certificate described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act; or (c) holds any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission, other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions. Neither Camino Legacy nor Land Run Legacy, as applicable, has acquired any of the Assets owned by Camino Legacy or Land Run Legacy, as applicable, through the use of eminent domain or condemnation.
Section 5.36Affiliate Arrangements. As of the Execution Date, Schedule 5.36 sets forth all Affiliate Arrangements.
Section 5.37Books and Records. Each of Camino Legacy and Land Run Legacy, as applicable, maintains, in all material respects, all books of account and other business records (including the Records) required by applicable Law or relating to the ownership and operation of the Business and the Assets of Camino Legacy and Land Run Legacy, as applicable, as necessary to conduct the business of Camino Legacy and Land Run Legacy, as applicable, and its Subsidiaries (if any) in accordance with its past practices, consistently applied, and such books and records are in the possession or control of Camino Legacy or Land Run Legacy, as applicable, and have been produced and maintained in accordance with applicable Laws, in all material respects.
Section 5.38Indebtedness. Except as set forth on Schedule 5.38, (a) as of the Execution Date, neither Camino Legacy nor Land Run Legacy, as applicable, has any Indebtedness, (b) as of immediately after the Closing, neither Camino Subject Company nor

Land Run Subject Company shall be liable or otherwise responsible for any Indebtedness (whether of Camino Legacy or Land Run Legacy or any of their respective Affiliates) and (c) neither the Camino Acquired Obligations nor the Land Run Acquired Obligations shall include any Indebtedness.
Section 5.39Intellectual Property. Neither Camino Legacy nor Land Run Legacy, as applicable, nor the conduct of the Business infringes, misappropriates or otherwise violates, any patents, patent applications, trademarks, service marks, trade dress, copyrights, copyrightable works or trade secrets of any Person in any material respect. Neither Camino Legacy nor Land Run Legacy own any patents, patent applications, trademarks, service marks, trade dress, copyrights, copyrightable works or trade secrets included in the Assets.
Section 5.40Specified Matters. Except as set forth on Schedule 5.40, there are no material Damages incurred by, suffered by or owing by any Camino Legacy or Land Run Legacy, as applicable, caused by, arising out of, or resulting from, the following matters, to the extent attributable to the ownership, use or operation of the Assets or the Business of Camino Legacy or Land Run Legacy as to the Assets (such Damages, the “Specified Matters”):
(a)any Third Party injury or death occurring on or with respect to the ownership or operation of the Assets prior to the Closing Date;
(b)any civil fines or penalties or criminal sanctions imposed on the Assets or Camino Legacy or Land Run Legacy, as applicable, to the extent resulting from any pre-Closing violation of Law (including any Environmental Law) as a result of Camino Legacy’s or Land Run Legacy’s, as applicable, ownership, operation or use of the Assets; and/or
(c)any transportation or disposal of Hazardous Substances generated or used at any Asset by Camino Legacy or Land Run Legacy, as applicable, from any Asset to a site that is not an Asset prior to Closing that is (or if known, would be) in violation of applicable Environmental Law or that has given or would give rise to a material liability under applicable Environmental Law.
Section 5.41No Material Adverse Effect; Absence of Changes. Except as set forth on Schedule 5.41, since January 1, 2026, (a) each of Camino Legacy and Land Run Legacy, as applicable, has conducted its business (i) in the ordinary course of business consistent with past practice in all material respects or (ii) as otherwise contemplated by this Agreement and the Transaction Documents (including by the Pre-Closing Reorganization); and (b) there has not been any event, condition, change, circumstance, set of facts, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.42Certain Transfers. With respect to any Assets for which Camino Legacy or Land Run Legacy owned any depths other than the Subject Formations during the twenty-four (24) month period prior to the Execution Date, except (a) as set forth on Schedule 5.42, (b) any fee mineral interests that were subsequently leased back to any Seller or any of its Affiliates (other than any Subject Company) pursuant to a Lease set forth on the applicable Annex of Exhibit A-1, (c) any overriding royalty interests, royalty interests, non-participating royalty interests, or other similar non-cost bearing interests as also correspondingly burden the applicable Subject Formation(s) included in the Assets, and (d) Permitted Encumbrances, Camino Legacy or Land Run Legacy has not intentionally transferred or sold any material portion of such Assets with respect to depths other than the applicable Subject Formation(s) within such twenty-four (24) month period prior to the Execution Date.
Section 5.43International Trade and Anti-Corruption. Neither Camino Legacy nor Land Run Legacy, nor any of their respective officers, directors, or employees, nor to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, any agent or other Third

Party representative acting on their behalf, is currently or has in the past five years (or solely with respect to economic sanctions, since April 24, 2019) (a) been a Person designated on the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons or any other similar sanctions-related restricted party list maintained by an applicable Governmental Authority (provided the sanctions imposed by such sanctions authority are not in conflict with the laws of the United States); (b) been located, organized, or resident in a country that at the time was subject to a comprehensive embargo by OFAC (as of the date of this Agreement, Cuba, Iran, North Korea, or the Crimea, the so-called “Donetsk People’s Republic,” or the so-called “Luhansk People’s Republic” regions of Ukraine); (c) engaged in any dealings or transactions with or for the benefit of any Person or any jurisdiction described in clauses (a) and (b); or (d) otherwise violated applicable Laws relating to economic sanctions, export and import controls, or anti-boycott requirements (collectively, “Trade Controls”) or the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). Neither Camino Legacy nor Land Run Legacy has received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls or the FCPA. There is no pending or, to the Knowledge of Camino Legacy or Land Run Legacy, as applicable, threatened enforcement action or investigation by a Governmental Authority against either Camino Legacy or Land Run Legacy, in each case relating to Trade Controls or the FCPA.
Section 5.44Ownership of Assets. Neither Sellers nor any of their Affiliates (other than any Subject Company Group) own any assets or properties that, if held by any member of any Subject Company Group, would constitute an Oil and Gas Property located in the Designated Area.
Article 6

REPRESENTATIONS AND WARRANTIES REGARDING CAMINO HOLDINGS
Subject to the exceptions and matters set forth on the Disclosure Schedules, each of Camino Holdings and the Sellers’ Representative, severally and not jointly, represents and warrants to the Purchaser, as of the Execution Date (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date), the matters set out in this Article 6.
Section 6.1Existence and Qualification. Camino Holdings is a limited liability company duly formed, validly existing and in good standing under the Laws of the state where it is formed and, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation by Camino Holdings of the transactions contemplated hereby (including the Pre-Closing Reorganization) or materially impair the ability of Camino Holdings and its Subsidiaries, taken as a whole, to operate their respective businesses in the ordinary course of business, is duly qualified to carry on its business in the states where the Assets of Camino Holdings are located and those other states where Camino Holdings is required to be so qualified.
Section 6.2Power. Camino Holdings has the requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the Pre-Closing Reorganization.
Section 6.3Authorization and Enforceability. The execution, delivery and performance by Camino Holdings of this Agreement and the other Transaction Documents to which it is or will be a party at Closing, and the consummation of the transactions contemplated hereby and thereby, including the Pre-Closing Reorganization, have been duly and validly authorized by all necessary action on the part of Camino Holdings. This Agreement has been duly and validly executed and delivered by Camino Holdings (and all Transaction Documents required to be executed and delivered by Camino Holdings at the Closing shall be duly and validly executed and delivered by Camino Holdings) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Camino Holdings, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at law).
Section 6.4No Conflicts. Except as set forth on Schedule 6.4, as to be addressed in the Credit Agreement Pre-Closing Reorganization Consent and/or as required by the HSR Act, the execution, delivery and performance by Camino Holdings of this Agreement and the other Transaction Documents to which it is or will be a party at Closing, and the consummation of the transactions contemplated by this Agreement and any other Transaction Documents, including the Pre-Closing Reorganization, and performance of the terms and conditions hereof and thereof by Camino Holdings, do not (a) conflict with, violate or result in a breach under any provision of the Governing Documents of Camino Holdings, (b) result in (with or without the giving of notice, or passage of time or both) or require the creation or imposition of any Lien (i) (other than any Permitted Securities Liens) on the Holdings Securities or (ii) (other than Permitted Encumbrances) on any of the assets of Camino Holdings or give rise to any right of termination, cancellation or acceleration under any note, bond, indenture or other Contract to which Camino Holdings is a party or by which any of the Assets of Camino Holdings are bound, (c) violate any Order, regulation or decree applicable to Camino Holdings as a party in interest or that is otherwise applicable to the Assets of Camino Holdings, (d) violate any Laws applicable to Camino Holdings or by which any of the Assets are bound or affected, (e) require that any Consents be obtained, made or complied with or (f) violate any provision of any agreement or instrument to which Camino Holdings is a party or which affects any of the Assets or the Holdings Securities, except in each case of the foregoing clauses (b) through (f) for any matters that would not, or would not reasonably be expected to, prevent or materially delay the consummation of the transaction contemplated by this Agreement and any other Transaction Documents to which Camino Holdings is, or will be, a party or to materially impair Camino Holdings’ ability to perform its obligations under this Agreement or the other Transaction Documents to which it is, or will be, a party.
Section 6.5Capitalization.
(a)Schedule 6.5 sets forth the ownership structure of Camino Holdings and all of the issued and outstanding Securities of Camino Holdings.
(b)The Holdings Securities constitute all of the issued and outstanding Securities of Camino Holdings and (i) have been duly authorized, are validly issued and outstanding, fully paid, and non-assessable and were not issued in violation of any Right and (ii) are free and clear of all Liens (other than Permitted Securities Liens).
(c)Except as set forth on Schedule 6.5, Camino Holdings does not have any Subsidiaries or own any Securities, or have any investments, in any Person. The Holdings Securities are not certificated.
(d) (i) There are no outstanding preemptive or other outstanding Rights with respect to the Securities of Camino Holdings, (ii) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, options, subscription rights or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of Camino Holdings or requiring Camino Holdings to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Securities, (iii) there are no member agreements, irrevocable proxies, voting trusts, voting agreements, member rights or other agreements or rights relating to the voting of any Securities of Camino Holdings, and (iv) there are no agreements or rights granted by Camino Holdings to any Person, or any right or privilege capable of becoming an agreement or right, for the purchase, subscription, allotment or issue of any unissued Securities (including convertible Securities, warrants or convertible obligations of any nature) of Camino Holdings. There are no bonds, debentures, notes or other indebtedness of Camino Holdings having the right to vote or consent (or, convertible into, or exchangeable for, Securities having the right to vote or consent) on any matters on which holders of Securities of Camino Holdings may vote.
(e)No Securities of Camino Holdings have been offered, issued, sold or transferred in violation of (i) any applicable Law or (ii) any preemptive, purchase or call options, subscription rights, rights of first refusal, Rights or other similar rights.
(f)Prior to the Execution Date, Camino Holdings has made available to Purchaser (or its representatives) true and complete copies of each Governing Document of Camino Holdings and all amendments, waivers, or modifications thereto. Camino Holdings is not in breach of any such Governing Documents in any material respect.
Section 6.6Litigation. Except as set forth on Schedule 6.6 and for any Action filed by any Governmental Authority after the Execution Date related to or arising out of the HSR Act, there are no, and in the last three (3) years there have not been any, Actions pending before any Governmental Authority or, to the Knowledge of Camino Holdings, threatened by or before any Third Party or Governmental Authority against Camino Holdings or any of its Affiliates (a) relating to the Business or the Assets of Camino Holdings, (b) relating to the ownership of the Holdings Securities, (c) challenging the validity or enforceability of the obligations of Camino Holdings under this Agreement or the obligations of Camino Holdings under the other Transaction Documents to which it is or will be a party, or (d) that seeks to prevent, delay or otherwise would reasonably be expected to materially impair or delay Camino Holdings’ ability to perform its obligations under this Agreement or any other Transaction Document.
Section 6.7Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Actions pending against, being contemplated by or threatened in writing against, Camino Holdings or any controlling Affiliate thereof. Camino Holdings is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.
Section 6.8No Prior Operations. Camino Holdings was formed solely for the purpose of effecting the transactions contemplated by this Agreement and the other Transaction Documents and has not engaged in any business activities or conducted any operations other than those related to the holding of Holdings Camino Legacy Securities. Camino Holdings does not have and has never had any employees, non-employee service providers, Labor Agreements, assets or liabilities (including Indebtedness) other than any liabilities incurred as a result of the completion of the transactions contemplated by this Agreement and the other Transaction Documents.
Section 6.9Ownership of Holdings Camino Legacy Securities. As of the Execution Date, Camino Holdings is the record and beneficial owner of all of the Holdings Camino Legacy Securities described on Schedule 5.5 as being owned by Camino Holdings, free and clear of all Liens (other than Permitted Securities Liens). Following the Pre-Closing Reorganization, Camino Holdings shall be the record and beneficial owner of all of the Holdings Camino

Securities described on Schedule 5.5 as being owned by Camino Holdings and all Land Run Securities, free and clear of all Liens (other than Permitted Securities Liens).
Section 6.10Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Camino Holdings or any member of any Subject Company Group for which Purchaser or any of its Affiliates (including any Subject Company Group following the Closing) shall have any responsibility.
Section 6.11Taxes.
(a)Camino Holdings is, and has been since formation, classified as either a partnership or a disregarded entity for U.S. federal income tax purposes.
(b)Each of the representations and warranties set forth in Section 5.9(a)-(l) shall be deemed made by and with respect to Camino Holdings, mutatis mutandis.
Article 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to each Seller, Camino Legacy, Land Run Legacy and the Subject Companies as of the Execution Date the following:
Section 7.1Existence and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of its organization (as set forth in the introductory paragraph) and is duly qualified to carry on its business in the states where it is required to do so.
Section 7.2Power. Purchaser has the requisite corporate power to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 7.3Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at the Closing shall be duly and validly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of public policy and/or equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 7.4No Conflicts. Except as required by the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the transactions contemplated hereby and thereby, shall not (a) violate any provision of any Governing Documents of Purchaser or any agreement or instrument to which Purchaser is a party or by which it is bound, (b) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other financing instrument to which Purchaser is a party or by which it is bound, (c) violate any Order or regulation applicable to Purchaser as a party in interest or (d) violate any Law applicable to Purchaser.
Section 7.5Consents, Approvals or Waivers. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser shall not be subject to any consent, approval, notice or waiver from any Governmental Authority or other Third Party other than (a) filings and expirations or terminations of the applicable waiting periods under the HSR Act and (b) such other declarations, filings, registrations, notices, authorizations, consents or approvals which (i) are customarily made or obtained after the consummation of transactions similar to the transactions contemplated by this Agreement and the other Transaction Documents or (ii) if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which Purchaser is, or will be, a party or to materially impair Purchaser’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is, or will be, a party.
Section 7.6Defense Production Act. Purchaser is not a foreign person and the transactions contemplated by this Agreement are not a covered transaction as those terms are defined in Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. App. 2170 and the regulations promulgated thereunder, 31 C.F.R. Part 800.
Section 7.7Litigation. Except for any Action filed or threatened by any Governmental Authority after the Execution Date related to or arising out of the HSR Act, the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereunder, there are no Actions (a) pending before any Governmental Authority against Purchaser seeking to prevent the consummation of the transactions contemplated hereby or (b) to Purchaser’s Knowledge, expressly threatened in writing with reasonable specificity by any Third Party or Governmental Authority against Purchaser seeking to prevent the consummation of the transactions contemplated hereby.
Section 7.8Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Actions pending against, being contemplated by or, to Purchaser’s Knowledge, threatened against Purchaser or any Affiliate thereof (whether by Purchaser or any Third Party).
Section 7.9Financing. Purchaser will at the Closing have sufficient cash on hand, lines of credit or other sources of immediately available funds (in United States Dollars) to enable Purchaser to (a) pay the Closing Payment on the Closing Date to or on behalf of Sellers, (b) fund, to the extent applicable, the Defect Deposit and/or Additional Lease Deposit, in each case, on the Closing Date, and (c) pay and perform all other obligations of Purchaser hereunder and under the other Transaction Documents delivered hereunder by Purchaser to the extent such obligations are due and payable at or prior to the Closing.
Section 7.10Investment Intent. Purchaser is acquiring the Subject Securities for its own account and not with a view to their sale or distribution in violation of the Securities Act, any applicable state blue sky Laws or any other applicable securities Laws. Purchaser has made, independently and without reliance on Sellers or any Subject Company (except to the extent that Purchaser has relied on the representations and warranties in this Agreement), its own analysis of the Subject Securities, each Subject Company and the Assets for the purpose of acquiring the Subject Securities, and Purchaser has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Purchaser acknowledges that the Subject Securities are not registered pursuant to the Securities Act and that none of the Subject Securities may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act. Purchaser is an “accredited investor” as defined under Rule 501(a) promulgated under the Securities Act.
Section 7.11Independent Evaluation.
(a)Purchaser is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, Purchaser has relied solely upon the terms of this Agreement and the other Transaction Documents (including all representations and warranties of Sellers set forth herein and in the certificates of Sellers and the Subject Companies to be delivered at the Closing pursuant to Section 11.2(e)), its own independent investigation and evaluation of the Subject Securities and the Assets and the advice of its own legal, tax, reservoir engineering and other professional counsel. Purchaser acknowledges and affirms that (i)  Purchaser has completed such independent investigation, verification, analysis and evaluation of the Subject Securities, each Subject Company and the Assets and has made all such reviews and inspections of the Subject Securities, each Subject Company and the Assets as it has deemed necessary or appropriate to enter into this Agreement and (ii) at Closing, Purchaser shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Subject Securities, each Subject Company and the Assets and made all such reviews and inspections of the Subject Securities, each Subject Company and the Assets as Purchaser has deemed necessary or appropriate to consummate the transaction.
(b)Purchaser understands and acknowledges that neither the SEC nor any federal, state, or foreign agency has passed upon the Subject Securities, each Subject Company and the Assets or made any finding or determination as to the fairness of an investment in the Subject Securities, any Subject Company and the Assets or the accuracy or adequacy of the disclosures made to Purchaser.
(c)Purchaser is an “Accredited Investor” as such term is defined in the regulations promulgated under the Securities Act, as amended by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Article 8

DISCLAIMERS AND ACKNOWLEDGEMENTS
Section 8.1General Disclaimers. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4, ARTICLE 5, ARTICLE 6 (EACH AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND THE CERTIFICATES OF EACH SELLER AND EACH OF THE SUBJECT COMPANIES TO BE DELIVERED AT THE CLOSING, (a) NO MEMBER OF THE SELLER GROUP NOR ANY SUBJECT COMPANY MAKES, AND EACH SELLER AND EACH SUBJECT COMPANY EXPRESSLY DISCLAIM, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (i) ANY MEMBER OF THE SELLER GROUP, (ii) TITLE TO ANY OF THE ASSETS OR THE EXISTENCE OR NON-EXISTENCE OF ANY TITLE DEFECTS OR OTHER ENCUMBRANCES OR BURDENS ON THE ASSETS, (iii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS OR

RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (iv) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (v) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (vi) ANY ESTIMATES OF THE VALUE OF THE SUBJECT SECURITIES OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (vii) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (viii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (ix) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (x) ANY BULK SALES LAWS OR SIMILAR LAWS AND/OR ANY OTHER RECORD, FILES, MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER GROUP OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (b) EACH SELLER AND EACH SUBJECT COMPANY FURTHER DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4, ARTICLE 5, ARTICLE 6 (EACH AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND THE CERTIFICATES OF EACH SELLER AND EACH OF THE SUBJECT COMPANIES TO BE DELIVERED AT THE CLOSING, THE SUBJECT SECURITIES ARE BEING TRANSFERRED AND THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY ANY SELLER, ANY SUBJECT COMPANY OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT PURCHASER DOES NOT HAVE AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIM, DAMAGES OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST ANY SELLER OR ANY SUBJECT COMPANY FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY OR COVENANT OF ANY SELLER UNDER THIS AGREEMENT AND TO THE EXTENT PROVIDED HEREIN. THIS SECTION 8.1 SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.
Section 8.2Environmental Disclaimers. Purchaser acknowledges that (a) the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and other Hydrocarbons and there may be petroleum, produced water, wastes, asbestos-containing materials, scale, NORM, Hazardous Substances or other substances or materials located in, on or under the Assets or associated with the Assets; (b) the sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms; (d) the wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances; (e) NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment; and (f) special procedures may be required for the assessment, Remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OTHER THAN EXPRESSLY PROVIDED HEREIN OR THEREIN, WITHOUT LIMITING PURCHASER’S RIGHTS UNDER THE R&W INSURANCE POLICY, NONE OF SELLERS NOR THE SUBJECT COMPANIES MAKES, AND EACH SELLER AND EACH SUBJECT COMPANY EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ENVIRONMENTAL DEFECT, ENVIRONMENTAL LIABILITIES, RELEASE OF HAZARDOUS SUBSTANCES OR ANY OTHER ENVIRONMENTAL CONDITION, INCLUDING THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. WITHOUT LIMITING PURCHASER’S RIGHTS UNDER THE R&W INSURANCE POLICY, AS OF CLOSING, PURCHASER SHALL HAVE INSPECTED OR WAIVED ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES UNDER THIS AGREEMENT, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS. AS OF CLOSING, PURCHASER HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.
Section 8.3Calculations, Reporting and Payments. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM ANY SELLER’S (OR ITS REPRESENTATIVES’, DIRECT OR INDIRECT OWNERS’ OR AFFILIATES’ (INCLUDING, FOR THIS PURPOSE, THE SUBJECT COMPANIES)) METHODOLOGIES FOR THE CALCULATION AND REPORTING OF PRODUCTION OR ROYALTIES ATTRIBUTABLE TO PRODUCTION PRIOR TO THE EFFECTIVE TIME.
Section 8.4Changes in Prices; Well Events. PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (a) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME; (b) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE; AND (c) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.
Section 8.5Limited Duties. ANY AND ALL DUTIES AND OBLIGATIONS WHICH EITHER PARTY MAY HAVE TO THE OTHER PARTY WITH RESPECT TO OR IN CONNECTION WITH THE SUBJECT SECURITIES, THE ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. THE PARTIES DO NOT INTEND (a) THAT THE DUTIES OR

OBLIGATIONS OF EITHER PARTY, OR THE RIGHTS OF EITHER PARTY, SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER OR (b) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER REQUIRES EITHER PARTY TO INCUR, SUFFER OR PERFORM ANY ACT, CONDITION OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.
Section 8.6Certain Information. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4, ARTICLE 5, ARTICLE 6 AND THE CERTIFICATES OF EACH SELLER AND EACH OF THE SUBJECT COMPANIES TO BE DELIVERED AT THE CLOSING, (a) NO SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (b) EACH SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, CONSULTANTS, ADVISORS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY MEMBER OF THE SELLER GROUP).
Section 8.7Operatorship of the Assets. While Purchaser acknowledges that Purchaser desires that the Purchaser Designated Operator succeed Camino Legacy (or its Affiliates) as operator of those certain Oil and Gas Properties or portions thereof that Camino Legacy (or its Affiliates) may presently operate, Purchaser also acknowledges and hereby agrees that Sellers cannot and do not covenant or warrant to any Person that any Person shall become successor operator of such Oil and Gas Properties because the Oil and Gas Properties or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator.
Section 8.8Conspicuousness. EACH SELLER, EACH SUBJECT COMPANY AND PURCHASER AGREES THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 8 AND THE REST OF THIS AGREEMENT IN BOLD, CAPITALIZED FONT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
Article 9

COVENANTS OF THE PARTIES
Section 9.1Access.
(a)No later than two (2) Business Days following the execution of this Agreement and until the Closing Date, Camino Legacy and Land Run Legacy shall (and shall cause their respective Affiliates to) give Purchaser, its Affiliates, and each of their respective officers, directors, managers, agents, accountants, attorneys, investment bankers, environmental consultants and other authorized representatives (“Purchaser’s Representatives”) reasonable access to (x) the Records (including all title opinions and title records, as well as all electronic copies thereof) in such Person or its Affiliates’ possession or control and (y) upon at least two (2) Business Days prior notice, to the Camino Acquired Assets, which access shall be during the normal business hours of Camino Legacy, in each case, for the purpose of conducting a due diligence review of the Assets, but only to the extent that Camino Legacy, Land Run Legacy and their respective Affiliates may provide such access without (i) violating applicable Laws or breaching any Contracts, (ii) waiving any legal privilege (as reasonably determined by Sellers’ counsel) of any Seller or any member of any Subject Company Group or any of their respective Affiliates or (iii) violating any confidentiality obligations of any Seller or any member of any Subject Company Group to any Third Party; provided, however, that Camino Legacy and/or Land Run Legacy will provide all title opinions and other title records in their possession or control, irrespective of clauses (ii) or (iii) and Sellers shall use commercially reasonable efforts to obtain any consents or waivers to allow Purchaser and Purchaser’s Representatives access to all of the Records and the Camino Acquired Assets (provided that Sellers shall not be required to incur any Damage or pay any money to obtain such consents or waivers). To the extent that any Third Parties operate the applicable Assets, Sellers’ obligation to provide Purchaser with access to such Assets shall be limited to requesting that the applicable Third Party operator provide Purchaser and Purchaser’s Representatives with access to such Assets and using commercially reasonable efforts to obtain any applicable consents with respect to access by Purchaser and Purchaser’s Representatives with respect thereto. Each Seller or its designee shall have the right to accompany Purchaser and Purchaser’s Representatives whenever they are on site on the Assets and are permitted to collect split test samples if any are collected pursuant to approved invasive activities under this Section 9.1(a). Purchaser’s investigation and review shall be conducted in a manner that reasonably minimizes interference with the ownership or operation of the Assets or the Business, and Purchaser’s inspection right with respect to the environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the ASTM International Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527 or E2247) or a similar visual assessment (including the use of electronic ground scanners (to the extent such scanners do not in the ordinary course of their operation contact or disturb the surface or subsurface) or air scanners or samplers, FLIR cameras, thermal imaging, drones or non-photographic devices) and compliance review (“Phase I”). No Purchaser Representative shall be entitled to conduct any sampling or testing of any environmental media in a manner similar to ASTM International Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903), or any other invasive or intrusive testing, measuring or sampling on or relating to the Assets (“Phase II”), without obtaining the prior written consent of Sellers’ Representative, which consent may be granted, conditioned or withheld at the sole discretion of Sellers’ Representative; provided, however, that if Sellers’ Representative or a Third Party rejects a request for access to any Asset to conduct a Phase I, or if any Phase I conducted by or on behalf of Purchaser reasonably recommends conducting a Phase II and Sellers’ Representative or any Third Party rejects Purchaser’s request to conduct such Phase II, then, notwithstanding anything to the contrary herein, Purchaser shall have the right to assert an Environmental Defect pursuant to Article 3 with respect to the Asset(s) upon which Purchaser is prevented from conducting such activities due to Sellers’ Representative’s or any Third Party’s rejection of Purchaser’s request, and the lack of data from such Phase I or Phase II shall not, in any way prejudice any assertion of an Environmental Defect or any assertion regarding the amount or calculation of the relevant Defect Amount pursuant to Article 3. Purchaser shall furnish to Sellers’ Representative (on behalf of Sellers), free of costs, a copy of all final reports and test results prepared by or for Purchaser related to Purchaser’s diligence and investigation of the Assets, including any and all Phase I, Phase II, or further environmental assessments, intrusive testing or sampling (invasive or otherwise), each in final form, in each case, solely to the extent relied upon by Purchaser in asserting an Environmental Defect. Purchaser shall obtain from any applicable Governmental Authorities all applicable permits necessary or required to conduct any approved invasive activities permitted under this Section 9.1(a); provided that, upon request, the applicable Subject Company shall provide Purchaser with assistance (at no cost or liability to any Seller or the Subject Companies) as reasonably requested by Purchaser that may be necessary to secure such permits. Sellers’ Representative (on behalf of Sellers) shall have the right, at its option, to split with Purchaser any samples collected pursuant to approved invasive activities. If the Closing does not occur, Purchaser (1) shall (and shall direct Purchaser’s Representatives to) promptly return to Sellers or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos and derivative materials related thereto in the possession or control of Purchaser or Purchaser’s Representatives, as applicable, and (2) shall keep, and shall cause each of Purchaser’s Representatives to keep, any and all information obtained by or on behalf of Purchaser confidential in accordance with the terms of the Confidentiality Agreement.
(b)Prior to the Closing, Purchaser shall not contact contractual counterparties identified on Schedule 5.13(a) (but excluding, for the avoidance of doubt, any contacts or communications in connection with the operation of Purchaser’s business in the ordinary course) regarding the transactions contemplated by this Agreement without the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned, or delayed).
(c)Purchaser agrees to indemnify, defend and hold harmless each member of the Seller Group from and against any and all Damages arising out of or relating to Purchaser’s or Purchaser’s Representative’s access to the Assets prior to the Closing pursuant to Section 9.1(a), EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP, BUT EXCLUDING ANY DAMAGES ARISING OUT OF (I) FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP OR (II) THE MERE DISCOVERY OF ANY ENVIRONMENTAL CONDITION, INCLUDING ANY ENVIRONMENTAL LIABILITIES AND ANY PRE-EXISTING CONDITIONS, UNCOVERED OR DISCOVERED BY PURCHASER OR PURCHASER’S REPRESENTATIVES DURING THE COURSE OF ANY INSPECTION OF THE ASSETS, EXCEPT AND ONLY TO THE EXTENT THAT THE SAME ARE EXACERBATED DUE TO PURCHASER’S OR PURCHASER’S REPRESENTATIVES’ PHYSICAL ACTIONS ON THE ASSETS.
(d)Upon completion of Purchaser’s due diligence, Purchaser shall, at its sole cost and expense and without any cost or expense to any Seller, any Subject Company or any of their respective Affiliates, (i) repair all damage done to the Assets in connection with Purchaser’s or Purchaser’s Representative’s due diligence, (ii) restore the Assets to the approximate same condition that they were prior to commencement of Purchaser or Purchaser’s Representative’s due diligence, and (iii) remove all equipment, tools or other property brought onto the Assets by Purchaser or Purchaser’s Representatives in connection with Purchaser’s or Purchaser’s Representative’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Purchaser’s or Purchaser’s Representative’s due diligence shall be promptly corrected by Purchaser.
(e)During all periods that Purchaser or any of Purchaser’s Representatives are on the Assets or any Subject Company’s premises, Purchaser shall maintain, at its sole expense, policies of insurance of the types and in the amounts sufficient to cover the obligations of Purchaser under this Section 9.1. Purchaser shall use commercially reasonable efforts to provide that coverage under all insurance required to be carried by Purchaser hereunder shall (i) be primary insurance, (ii) list the members of the Seller Group as additional insureds, (iii) waive subrogation against the members of the Seller Group and (iv) provide for five (5) days’ prior notice to Sellers’ Representative in the event of cancellation or modification of the policy or reduction in coverage. Upon request by any Seller, Purchaser shall provide reasonable evidence of such insurance to Sellers’ Representative prior to entering the Assets or premises of any Seller, any Subject Company or any of their respective Affiliates.

Section 9.2Operation of Business of the Subject Companies.
(a)From the Execution Date until the Closing, except as expressly contemplated by this Agreement (including as necessary in connection with the Pre-Closing Reorganization) or as expressly consented to in writing and in advance by Purchaser, none of the Sellers nor Camino Holdings shall (i) transfer, sell, hypothecate, pledge, issue, grant, dispose of, deliver, redeem or encumber any of the Subject Securities or Securities of any member of the Subject Company Group held by such Seller or Camino Holdings (as set forth on Schedule 5.5 or Schedule 6.5, as applicable), or authorize any such action; (ii) amend or adopt any change to, or waive any rights under, any Governing Documents of any Subject Company; or (iii) except as expressly permitted under Section 9.2(b), Section 9.15 and Section 9.16, (A) solicit, initiate, discuss, pursue, participate in, facilitate, consider, encourage or accept or enter into any agreement or contract regarding any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Subject Securities (or any Securities of any member of the Subject Companies) or any of the Assets or (B) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing actions in clause (A).
(b)From the Execution Date until the Closing, except (w) as required by applicable Laws, (x) as set forth in the Ordinary Course Development Plan attached to Schedule 9.2, but subject to Section 9.2(b)(vi), (y) for the operations covered by the capital commitments described in Schedule 5.14 and/or (z) as expressly contemplated by this Agreement (including as necessary in connection with the Pre-Closing Reorganization) or as expressly consented to in writing and in advance by Purchaser, each of Camino Holdings, Camino Legacy and Land Run Legacy, and their respective Subsidiaries, shall, in each case, with respect to the Assets and Businesses of the Subject Company Groups:
(i)conduct the ownership and operation of the Assets and the Ordinary Course Development Plan of the applicable Subject Company Group (i) in the usual, regular and ordinary course of business in substantially the same manner as conducted by such Subject Company Group in the six (6) month period prior to the Execution Date and (ii) as a reasonably prudent operator;
(ii)not transfer, sell, hypothecate, pledge, encumber, novate, grant a Lien on, novate, swap, trade, exchange, affirmatively abandon, affirmatively relinquish or otherwise dispose of any of the Assets, except for (A) sales and dispositions of Hydrocarbons in the ordinary course of business, (B) the Plugging and Abandonment of any Assets to the extent required under any applicable Laws, Leases or Contracts, (C) sales and dispositions of inventory, equipment and materials in the ordinary course of business that are no longer necessary in the operation of the Assets or for which replacement has been, or will be on or prior to Closing, obtained, (D) as expressly provided for in Section 9.16 (and subject to the limitations therein), (E) the Excluded Assets, or (F) Permitted Encumbrances;
(iii)not issue, grant, sell or otherwise dispose of or permit to become outstanding, or authorize the creation of any additional Securities, Rights to acquire any of the Subject Securities or any additional Securities of any Subject Company;
(iv)not enter into, execute, modify, terminate (other than terminations based on the expiration without any affirmative action by a Subject Company), novate, materially amend or extend any Material Contracts (including any Hedges or Contracts that would be required to be listed on Schedule 5.13(a) had such Contract been entered into as of the Execution Date); provided, however, the applicable Subject Company Group may, upon prior written notice to Purchaser, enter into (A) any Material Contracts (or any amendments, extensions, supplements and/or replacements with respect to any Material Contracts) with Third Parties only to the extent necessary in connection with the conduct of any operations contemplated under the Ordinary Course Development Plan, and (B) any amendments, extensions and/or supplements of any of the Credit Documents as necessary in order to conduct the Business in the ordinary course, as determined by such Subject Company Group in its reasonable discretion;
(v)provide advance notice to and obtain consent from Purchaser prior to proposing, committing to or approving, or electing to be a non-consenting party (whether affirmatively or through inaction) any authorizations for capital expenditures as to operations that individually is reasonably estimated to involve commitments in excess of Five Hundred Thousand Dollars ($500,000) (net to the Working Interest of such Subject Company Group), other than operations (A) set forth in the Ordinary Course Development Plan or Schedule 5.14 or (B) as required on an emergency basis or as required for the safety of individuals or the environment;
(vi)in the event that any Subject Company Group (or Sellers or any of their Affiliates on behalf of any Subject Company Group) has incurred capital costs and expenses in excess of one hundred ten percent (110%) of the aggregate amount budgeted (net to such Subject Company Group’s aggregate interests in the applicable Assets) for the applicable operations in the Ordinary Course Development Plan (each, a “Development Cost Cap”), not propose, conduct, agree to or make any individual election to participate in any individual capital operation, or otherwise commit to any additional capital expenditures for any individual capital operation on the Assets, whether or not set forth in the Ordinary Course Development Plan or set forth in Schedule 5.14, that is in excess of Five Hundred Thousand Dollars ($500,000) per operation (net to the applicable Subject Company Group’s aggregate interests in the applicable Assets), other than as required on an emergency basis or as required for the safety of individuals or the environment;
(vii)not acquire properties or assets in excess of Ten Million Dollars ($10,000,000) in the aggregate, whether through asset purchase, merger, consolidation, share exchange, business combination or otherwise, except for (A) acquisitions of equipment and other inventory (excluding Hydrocarbon inventories) in the ordinary course of business, (B) materials acquired in connection with capital expenditures consistent with the Ordinary Course Development Plan, (C) acquisitions of Additional Leases or entry into Permitted Trade Agreements in accordance with Section 9.15 and Section 9.16, as applicable (and subject to the limitations in such provisions) or (D) acquisitions via non-consent penalties or forfeitures or force pooled interest in any Well or other operation otherwise permitted under this Section 9.2;
(viii)not affirmatively resign as operator of any of the Assets (other than assets that are transferred, exchanged, swapped or disposed as permitted under Section 9.2(b)(ii));
(ix)not issue any Securities or split, combine or reclassify any of its outstanding Securities;
(x)not make any loans, advances, or capital contributions to, or investments in, any other Person, other than, in each case, in or to a member of its applicable Subject Company Group, in each case, by such Subject Company;

(xi)not acquire by merger or consolidation with, or merge or consolidate with, or purchase or acquire any Securities in any Person;
(xii)not form or acquire a Subsidiary of any Subject Company or any of its Subsidiaries, including by merger, consolidation, Securities acquisition, share exchange, business combination or otherwise;
(xiii)not amend or modify its Governing Documents;
(xiv)not (A) split, combine or reclassify any Securities in any Subject Company; or (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Securities in any Subject Company, except as required by the terms of any Securities in any Subject Company;
(xv)not change the material accounting principles, practices or methods of a Subject Company, except as required by the Accounting Principles or statutory accounting requirements or similar principles in non-U.S. jurisdictions;
(xvi)not incur or guaranty any Indebtedness, other than Indebtedness under the Credit Agreement as necessary in order to conduct the Business in the ordinary course, as determined by such Subject Company Group in its reasonable discretion;
(xvii)promptly, but in any event within five (5) Business Days after Sellers or any member of the Subject Company Group obtains Knowledge thereof, notify Purchaser of (A) any Actions filed with any Governmental Authority, or threatened in writing against any member of the Subject Company Group or their Affiliates, with respect to the Assets, the Business, any Subject Company Group member or transactions contemplated by this Agreement, (B) any material notices received from any Governmental Authority pertaining to the Assets or a Subject Company or (C) any actual or threatened Casualty Event;
(xviii)use commercially reasonable efforts to maintain or, to the extent expiring, renew in similar amounts and types to the extent then available on commercially reasonable terms and prices, the current insurance policies of such Subject Company Group, including as set forth on Schedule 5.24, and not voluntarily reduce or terminate any existing insurance of such Subject Company Group;
(xix)not (a) adopt a plan or agreement of, or file any petition or commence any proceeding relating to, bankruptcy, reorganization, receivership, insolvency, liquidation, dissolution or similar proceedings under any applicable law, (b) consent to the appointment of a receiver, trustee or similar official, or (c) make an assignment for the benefit of creditors;
(xx)not grant or create any Preferential Right or Consent (other than any Consent that cannot, by its express terms, be unreasonably withheld, conditioned or delayed by the holder thereof) with respect to the direct or indirect transfer of any Subject Securities (or any Securities of any member of the Subject Companies) or any Assets;
(xxi)not institute any Action (other than any Action related to Taxes), or enter into, or offer to enter into, any compromise, release or settlement of any Action pertaining to the Assets of any Subject Company Group or any member of any Subject Company Group, or waive or release any material right of any member of any Subject Company Group, (A) for which the amount in controversy or settlement amount is, or is reasonably expected to be, in excess of Five Hundred Thousand Dollars ($500,000), individually, or Two Million Dollars ($2,000,000), in the aggregate; or (B) with respect to any compromise, release or settlement, that (1) does not result in a final resolution of the applicable Subject Company Group member’s liability with respect to a Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim), (2) provides for any injunctive relief against, or requires any performance by, a member of any Subject Company Group other than payment of monetary Damages, or (3) would reasonably be expected to have a material and adverse impact on any Subject Company Group or the ownership and operation of the Business or the Assets of such Subject Company Group with respect to any period of time after the Effective Time (other than as a result of monetary Damages);
(xxii)not (A) recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any Business Employees, (B) modify, extend, terminate or enter into any Labor Agreement, (C) implement or announce any employee group layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions, (D) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former Business Employee or independent contractor of any member of the Subject Company Group, (E) transfer the employment of any individual who is not a Business Employee into any Subject Company, or (F) reassign the duties of a Business Employee such that he or she is no longer a Business Employee or any other employee of the Sellers or their Subsidiaries such that he or she would be a Business Employee;
(xxiii)not establish, adopt, materially amend or terminate any Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Plan if in effect on the Execution Date or otherwise incur any employee-related liabilities and each Subject Company shall not: (A) grant or commit to grant any equity or equity-based awards or any increase in any compensation or benefit to any Business Employee, (B) enter into any change in control, severance or similar agreement or arrangement or any retention or similar agreement or arrangement with any Business Employee (other than any such amount which is treated as a Transaction Cost), (C) grant or forgive any loans to any Business Employee, or (D) take any action to accelerate the time of payment, funding or vesting of any compensation or benefit to any Business Employee;
(xxiv)not terminate (other than for cause), hire, promote, engage or otherwise enter into any employment or individual consulting agreement or arrangement with any employees or other individual service provider;
(xxv)maintain the books of accounts and Records of such Subject Company Group in the ordinary course of business in accordance with its usual accounting practice;
(xxvi)with respect to any of the Camino Acquired Assets, Land Run Acquired Assets, the Camino Subject Company, the Land Run Subject Company, Camino Holdings, and prior to the completion of the Pre-Closing Reorganization, with respect to Camino Legacy and Land Run Legacy, not (A) make (other than tax elections made in connection with filing Tax Returns in the ordinary course of business and consistent with past practice), change, or revoke any material Tax election, (B) change any material Tax accounting period or any material Tax accounting method, (C) file any amendment to a material Tax Return, (D) settle or compromise any material Tax contest or surrender any right to claim a material refund of Taxes, or (E) consent to any extension or waiver of the limitations period applicable to any material Tax contest; and

(xxvii)not enter into any agreement or commitment that would cause any Seller or any Subject Company to violate any of the foregoing covenants.
(c)Purchaser’s approval of any action restricted by this Section 9.2 shall be considered granted within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ Representative’s or a Subject Company’s Notice) of Sellers’ Representative’s or a Subject Company’s Notice to Purchaser requesting such consent unless Purchaser notifies Sellers’ Representative to the contrary during that period. Notwithstanding the foregoing provisions of this Section 9.2, neither Sellers nor any Subject Company shall be in breach of this Section 9.2 in the event of an emergency or risk of loss, damage or injury to any person, property or the environment or as otherwise required by Law. Sellers and any Subject Company may take such actions, and cause any Subject Company to take such actions, as are reasonably necessary to address an emergency to protect life or protect against an imminent and substantial threat to environment or property, or as otherwise required by applicable Law, Lease or Contract, and shall notify Purchaser of such action promptly thereafter. Notwithstanding anything to the contrary herein, Sellers shall provide, or will cause their Affiliates to provide, Purchaser copies of any authorizations for expenditures with respect to the Assets promptly after (but in any event within five (5) Business Days of) receipt thereof by Sellers, the Subject Companies, or their Affiliates. Requests for approval of any action restricted by this Section 9.2 shall be delivered to each of the following individuals, which requests may be delivered electronically to such individual’s email address set forth below, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:
Diversified Gas & Oil Corporation
1600 Corporate Drive
Birmingham, Alabama 35242
Attention: Alex Shain, Vice President of Business Development
Email: ashain@dgoc.com
(d)Notwithstanding anything herein to the contrary, neither Sellers nor any Subject Company shall have any liability, obligation or responsibility to Purchaser or any other Person for any claims, damages, obligations, liabilities, losses, costs and expenses, including claims, damages, obligations, liabilities, losses, costs and expenses attributable to personal injury, death or property damage, relating to, attributable to or resulting from any breach of any covenant of a Subject Company set forth in Section 9.2(b)(i) except to the extent any such claims, damages, obligations, liabilities, losses, costs and expenses, including claims, liabilities, losses, costs and expenses attributable to personal injury, death or property damage, are the direct result of the gross negligence or willful misconduct of such Subject Company. With respect to Assets for which a Subject Company is not designated as the operator under applicable Laws or Contracts, such Subject Company’s obligations under this Section 9.2 with respect to the operation of such Assets shall be limited to voting such Subject Company’s Working Interests or other voting interests in a manner consistent with the requirements set forth in this Section 9.2.
Section 9.3Casualty and Condemnation. Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Purchaser shall assume all risk of loss with respect to the depreciation of the Assets due to ordinary wear and tear, in each case, with respect to the Assets. If, after the Execution Date but prior to or on the Closing Date, any portion of the Assets are destroyed or damaged by any act of God, fire, explosion, wild well, hurricane, storm, weather event, earthquake, landslide, act of nature, civil unrest or similar disorder, terrorist acts, war or any other hostilities or any other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Event”), (a) Purchaser and Sellers shall, subject to the satisfaction (or waiver) of the conditions to the Closing set forth in Section 10.1 and Section 10.2, nevertheless be required to proceed with Closing and (b) the Subject Company Groups shall be entitled to retain and/or receive (or be subrogated to all of Sellers’ (and their Affiliates’ but excluding any Subject Company Group’s right, title and interest in)) any and all insurance proceeds and proceeds and rights as to any Third Party Claims of the Sellers and/or the Subject Company Groups arising out of any and all such Casualty Events.
Section 9.4Closing Efforts.
(a)Subject to the terms and conditions of this Agreement, Sellers and Purchaser shall use their reasonable best efforts to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby, including by using reasonable best efforts to (i) cause the conditions precedent of each Seller (in the case of Purchaser) and of Purchaser (in the case of Sellers) set forth in Article 10 to be satisfied by the Initial Outside Date or the Extended Outside Date, as applicable, (ii) obtain all necessary Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities (and, in the case of filings required to be made pursuant to the HSR Act, make such filings not later than ten (10) Business Days after the Execution Date), (iii) defend any investigations, Actions, suits or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or order entered by any Governmental Authority that could prevent or delay the consummation of the transactions contemplated hereby and (iv) execute and deliver additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement.
(b)In furtherance and not in limitation of the foregoing, Sellers and Purchaser shall (i) each furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated hereby, (ii) make an appropriate response as promptly as reasonably practicable to any request for additional information or documentation by the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or by any other Governmental Authority in respect of such registrations, declarations and filings or such transactions, (iii) promptly notify the other Party of any material communication between that Party and the FTC, the DOJ or any other Governmental Authority, (iv) discuss with and permit the other Party (and its counsel) to review in advance, and consider in good faith the other Party’s reasonable comments in connection with, any proposed filing or communication to the FTC, the DOJ or any other Governmental Authority or, in connection with any Action by a private party to any other Person, relating to any regulatory Law or any investigation or Action pursuant to any regulatory Law in connection with the transactions contemplated hereby, (v) not participate or agree to participate in any meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Authority in respect of any filings, investigation or inquiry relating to any regulatory Law or any investigation or other Action pursuant to any regulatory Law in connection with this Agreement or the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting, telephone call or discussion, (vi) furnish the other Party promptly with copies of all correspondence and communications relating to any regulatory Law or any investigation or Action pursuant to any regulatory Law between them and their Affiliates and their respective representatives on the one hand, and the FTC, the DOJ or any other Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby and (vii) cooperate in good faith with the other Party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other regulatory Law with respect to any such registration, declaration and filing or any such transaction. Anything to the contrary in this Section 9.4 notwithstanding, materials provided to the other Party or its outside counsel may be redacted or withheld to remove references concerning the valuation of Purchaser or any Seller or as necessary to address reasonable privilege or confidentiality concerns. In furtherance and not in limitation of the foregoing, Sellers and Purchaser agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other Party, not to be unreasonably withheld or delayed. All filing fees in connection with any filings made pursuant to the HSR Act in connection with the transactions contemplated hereunder shall be allocated in accordance with Section 9.7.
Section 9.5Liability for Brokers’ Fees. Each Party hereby agrees to indemnify, defend and hold harmless the Other Party, any Affiliate of such Other Party, and all such Other Party’s stockholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants from and against any and all claims, obligations, Damages, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees) arising as a result of undertakings or agreements of any such indemnifying Party (or any of its Affiliates) prior to Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or document contemplated hereunder.
Section 9.6Press Releases. The Parties shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transaction Documents or the transactions contemplated by this Agreement (a “Public Transaction Statement”) and shall not issue any such Public Transaction Statement without the prior written consent of the Other Party (which consent shall not be unreasonably withheld, conditioned or delayed), other than any Public Transaction Statement that only contains information and statements regarding the Transaction Documents or the transactions contemplated by this Agreement that are consistent with those that have been previously approved for disclosure by the Parties pursuant to this Section 9.6; provided, however, that the foregoing shall not restrict disclosures by any Party or any of its Affiliates (a) to the extent that such disclosures are required by applicable securities or other Laws (including, in respect of the Purchaser and its Affiliates, the UK Market Abuse Regulation), Order or the applicable rules of any stock exchange having jurisdiction over such Party or an Affiliate of such Party (including in respect of the Purchaser and its Affiliates, the NYSE and the LSE and the Listing Rules), and such Party has (to the extent permitted by such applicable securities or other Laws, Order or rules) provided the Other Party with (i) a copy of such disclosure no earlier than two (2) Business Days prior to such public disclosure and (ii) the opportunity to provide comment thereon (which comments shall be considered in good faith by the disclosing Party), (b) to Governmental Authorities or any Third Party holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments, or terminations of such rights, or seek such consents or (c) to any current or prospective member, stockholder or direct or indirect beneficial owner of such Party. The Sellers shall use commercially reasonable efforts to cooperate with Purchaser to provide such information or documentation (but solely to the extent any such information or documentation is readily available in its existing form) as Purchaser may reasonably determine in good faith is necessary to comply with its obligations under the Listing Rules, including Purchaser’s compilation of the announcement announcing the signing of this Agreement as required under applicable Law, the UK Market Abuse Regulation, Listing Rules or other applicable Law, in each case at Purchaser’s sole cost and expense.

Section 9.7Expenses. Except as otherwise expressly provided in this Agreement, all fees, costs and expenses incurred by Sellers in connection with or related to the negotiation, authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Sellers and their Affiliates (including, prior to Closing, any member of any Subject Company Group) and all Transaction Costs (excluding Transaction Costs for which the Unadjusted Purchase Price was decreased pursuant to Section 2.4(g)) shall be borne solely and entirely by Sellers, and all such fees, costs and expenses incurred by Purchaser, including any R&W Insurance Policy premiums, underwriting fees, Taxes and other costs and expenses, if applicable, and fees incurred in connection with Purchaser’s financing and securities law requirements shall be borne solely and entirely by Purchaser. All fees for filings required under the HSR Act shall be borne 50% by Purchaser and 50% by Sellers, in the aggregate.
Section 9.8Records. At and after Closing, Sellers may retain, at their sole cost and expense, copies of any and all Records of any member of any Subject Company Group, subject to any and all confidentiality or similar restrictions applicable thereto. At and after Closing, Purchaser shall, and shall cause each Subject Company to, preserve and keep a copy of all Records pertaining to the Assets or the Business with respect to periods prior to Closing, in each case, in any Subject Company’s and Purchaser’s possession for a period of at least seven (7) years after the Closing Date. After such seven (7) year period, before Purchaser and/or any Subject Company shall dispose of any such Records, Purchaser and each Subject Company shall give Sellers reasonable Notice to such effect, and each Seller shall be given an opportunity, at such Seller’s cost and expense, to remove and retain all or any part of such Records as such Seller may select. From and after Closing, Purchaser and each Subject Company shall provide to such Seller, at such Seller’s sole cost and expense, reasonable access to such books and records as remain in Purchaser’s and/or any Subject Company’s possession or control (for the purpose of examining and copying at Sellers’ sole expense) at reasonable times and upon reasonable advance notice to Purchaser, insofar as and only to the extent such Records were generated by or on behalf of any Subject Company Group prior to Closing, and then only to the extent that such Records (a) relate to Pre-Effective Time Subject Company Taxes or any Tax Return, (b) relate to any Specified Liabilities or (c) are reasonably necessary for Sellers to defend or prosecute any claim or dispute relating to this Agreement or any other Transaction Document or any of the transactions contemplated herein and therein.
Section 9.9Change of Name; Removal of Name. Notwithstanding any other provision of this Agreement to the contrary, from and after Closing, Purchaser agrees, on behalf of the Subject Company Groups and the Purchaser Group, that they (a) shall have no right to use the name “Camino”, “Camino Natural Resources”, “Land Run” or any similar name or any intellectual property rights related thereto or containing or compromising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”), and (b) will not at any time hold themselves out as having any affiliation with any Seller or any of its Affiliates. In furtherance thereof, within one hundred twenty (120) days after the Closing Date, Purchaser shall (i) file all documentation reasonably necessary to change the legal name of each Subject Company with all applicable Governmental Authorities in all applicable jurisdictions and (ii) remove, strike over or otherwise obliterate all Subject Marks from all Assets and materials, including, without limitation, any Oil and Gas Properties, vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. From and after the Closing: (A) Purchaser shall not object to (1) the formation by any Seller or its Affiliates of an entity with the words “Camino”, “Camino Natural Resources”, “Land Run”, or any of the other Subject Marks in its name or (2) the use by any Seller or its Affiliates of the logo used by any Subject Company prior to the Closing as the logo for any other Person and (B) Purchaser and each

Subject Company shall provide such consents as may be reasonably requested in connection with the formation of such new Persons.
Section 9.10Indemnification of Directors and Officers.
(a)From and after the Effective Time, Purchaser shall cause each Subject Company to indemnify and hold harmless (and advance funds in respect of each), in the same manner (and no broader than) as required by the Governing Documents of the applicable Subject Company Group immediately prior to the Execution Date or, with respect to Camino Subject Company and Land Run Subject Company, immediately following the Pre-Closing Reorganization, as applicable (each of which have been made available to the Purchaser), each (i) present and former director, manager, officer and employee of each Subject Company (in all of their capacities) and (ii) present and former director, manager, officer, employee and member of each Seller (collectively, the “Subject Company Indemnified Persons”), against any costs or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, Damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Subject Company Indemnified Person is or was a director, manager, officer or employee of a Subject Company, whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions by directors or officers of a Subject Company in their capacities as such arising in connection with the transactions contemplated hereby), and shall provide advancement of expenses to the Subject Company Indemnified Persons, in all such cases to the same extent that (and no broader than) such Persons are indemnified or have the right to advancement of expenses as of the Execution Date by the Subject Companies pursuant to the Governing Documents of the applicable Subject Company and indemnification agreements, if any, each in existence on the Execution Date or, with respect to the Governing Documents of Camino Subject Company and Land Run Subject Company, immediately following the Pre-Closing Reorganization, as applicable (each of which have been made available to the Purchaser).
(b)Purchaser and each Subject Company agrees that, until the six (6) year anniversary date of the Closing Date, the Governing Documents of each Subject Company shall contain provisions no less favorable with respect to indemnification of Subject Company Indemnified Persons than are provided in the Governing Documents of the applicable members of the Subject Company Indemnified Persons in existence on the Execution Date or, with respect to Camino Subject Company and Land Run Subject Company, immediately following the Pre-Closing Reorganization, as applicable (each of which have been made available to the Purchaser), which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Subject Company Indemnified Person with respect to indemnification or advancement of fees unless such amendment, modification or repeal is required by applicable Law.
(c)The provisions of this Section 9.10 are (i) intended to be for the benefit of, and will be enforceable by, each Subject Company Indemnified Person and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. Purchaser shall pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Subject Company Indemnified Person in enforcing the indemnity obligations provided in this Section 9.10 unless it is ultimately determined that such Subject Company Indemnified Person is not entitled to such indemnity.
(d)For a period of six (6) years after the Closing Date, if Purchaser or any Subject Company, or any of its or their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation, limited liability company, partnership or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, to the extent not assumed by operation of law, the Purchaser shall require the successors and assigns of such Person to assume the indemnification obligations set forth in this Section 9.10.
Section 9.11Credit Support. The Parties agree and acknowledge that none of the Credit Support provided by or on behalf of Camino Legacy or Land Run Legacy in support of the obligations of any member of any Subject Company Group related to the ownership or operation of the Assets shall be included in or constitute any Assets or be held or maintain by any member of the Subject Company Group after Closing. At or prior to the Closing, Purchaser shall post and provide replacements of any and all Credit Support (a) set forth on Schedule 9.11 or (b) required by Governmental Authorities to transfer at Closing operatorship of the Assets operated by Camino Legacy to Purchaser Designated Operator. In connection with the Closing, Purchaser shall use commercially reasonable efforts (at no out-of-pocket cost, expense or liability to Purchaser or its Affiliates, other than costs of obtaining the replacement Credit Support described in the preceding sentence and any fees, costs and expenses associated with such replacement Credit Support) to cooperate with Sellers in obtaining the return or reimbursement of Sellers for any cash deposits constituting Credit Support.
Section 9.12Hedging Matters.
(a)At and after Closing, (i) all Assumed Hedges held by Camino Legacy shall be the assets, right and responsibility of Purchaser and Camino Subject Company, (ii) Purchaser and Camino Subject Company shall be responsible for, bear and pay all Hedge Losses and other obligations, costs and expenses attributable to or arising out of such Assumed Hedges, including any costs, expenses, fees or payments incurred or payable at Closing with respect to any novations, liquidations or terminations of any Assumed Hedges at Closing and (iii) Purchaser and Camino Subject Company shall be entitled to all Hedge Gains and all other proceeds attributable to or arising out of such Assumed Hedges, including any liquidations or terminations of any Assumed Hedges at Closing.
(b)Sellers and Camino Legacy shall use commercially reasonable efforts to (and, prior to the Closing, shall cause any member of the Camino Subject Company Group to use commercially reasonable efforts to) (A) cooperate in a timely and reasonable manner with respect to the execution and delivery of any agreements to novate the Assumed Hedges and (B) take such further action as is reasonably requested or required by Purchaser including (i) executing and delivering an amendment to any Assumed Hedge (which shall be effective and conditioned on the occurrence of Closing) and (ii) making introductions of Purchaser to the Assumed Hedge counterparties and facilitating relevant coordination between Purchaser and such counterparties. Until the novation of an Assumed Hedge to Purchaser or the Camino Subject Company, Sellers and Camino Legacy shall (x) comply in all material respects with all such Assumed Hedge contracts associated with the applicable Assumed Hedges and (y) not execute or deliver any amendment for, or waiver of any material right under, such Assumed Hedge contracts, transfer any right or obligation under such Assumed Hedge contract, or terminate such Assumed Hedge contract without the consent of Purchaser. For the avoidance of doubt, any failure of any Seller or any member of any Subject Company Group to fulfill their obligations under this Section 9.12(b) shall not be deemed a breach of this Agreement or excuse performance of the Purchaser to consummate the transactions contemplated under this Agreement and the other Transaction Documents, so long as such Seller or such member of a Subject Company Group is acting reasonably and diligently in good faith to fulfill such obligations.
(c)Purchaser shall, prior to Closing, take all commercially reasonable actions and efforts reasonably necessary to cause the applicable counterparties with respect to the Assumed Hedges to execute at Closing such novation agreements as are necessary to novate all Assumed

Hedges to Purchaser or its designee(s) at Closing, with any novation, assignment, consent or transfer fees and other fees and expenses payable to any such counterparties to be borne solely by Purchaser; provided, however, in the event that such novations or consents are, as of the date that is three (3) Business Days prior to Closing, not reasonably expected to occur at Closing, then (i) Camino Legacy shall use commercially reasonable efforts to obtain and deliver to Purchaser a written estimated quote from the applicable counterparty for the amount that such counterparty would pay (expressed as a positive number) or require to be paid (expressed as a negative number) in order to terminate, liquidate and unwind such Assumed Hedges as of the date such estimated quotation is provided, and Purchaser shall, in its sole discretion, have the right to direct any negotiation and discussion with the applicable counterparty with respect to the termination, liquidation and unwinding of such Assumed Hedges, including making any determination or decision with respect to price or costs to terminate, liquidate or unwind such Assumed Hedges, (ii) at Closing, (A) subject to Purchaser making the payments in subpart (ii)(B) below, Camino Legacy shall cause the termination, liquidation and unwinding of such Assumed Hedges in accordance with the written request delivered by Purchaser, (B) Purchaser shall pay to the applicable counterparties an amount equal to the Hedge Losses attributable to such Assumed Hedges, if any, payable in connection with such termination, liquidation and unwinding and (C) Purchaser and Camino Subject Company shall be entitled to receive and retain any Hedge Gains attributable to such Assumed Hedges, if any, payable in connection with such termination, liquidation and unwinding.
(d)Purchaser shall indemnify, defend and hold harmless the Seller Group from and against (i) all reasonable and documented out-of-pocket costs charged by the Assumed Hedge counterparties incurred or payable by any member of the Seller Group with respect to any novations, liquidations or terminations of any Assumed Hedges at Closing under this Section 9.12 and (ii) all Hedge Losses and other obligations, costs and expenses for which Purchaser is responsible pursuant to Section 9.12(a).
Section 9.13Successor Operator. While Sellers acknowledge that Purchaser desires to succeed Camino Legacy as operator of those Assets or portions thereof that Camino Legacy may presently operate, Purchaser acknowledges and agrees that none of Sellers nor Camino Legacy can or does hereby covenant or warrant that Purchaser shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Camino Legacy agrees, however, that as to the Assets that Camino Legacy operates, Camino Legacy shall use commercially reasonable efforts to support Purchaser’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing (at Purchaser’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Purchaser as successor operator of such Assets effective as of Closing.
Section 9.14Affiliate Arrangements. Effective at or prior to the Closing, Sellers shall take (or cause to be taken) all actions necessary to (a) pay, settle, discharge and terminate all Affiliate Arrangements (other than those set forth on Schedule 9.14) in a manner such that no Subject Company nor any of its controlled Affiliates nor Purchaser or any of its Affiliates has any liability or obligation with respect thereto at or following the Closing and (b) have the parties to such Affiliate Arrangements (other than those set forth on Schedule 9.14) release and waive any and all claims that any of them may have under such arrangements as of the termination date.
Section 9.15Additional Leases.
(a)At any time from and after the Effective Time until 5:00 p.m. Central Time on the date that is five (5) Business Days prior to the Closing Date (the “Additional Lease Acquisition

Deadline”), any Subject Company may acquire title to any Additional Lease located within any Title Sections identified on Exhibit A-3 as currently or prospectively operated by any member of any Subject Company Group (each such area, an “Acquisition Area”, and any such acquisition an “Additional Lease Acquisition”). For purposes hereof, the term “Additional Lease” means a Hydrocarbon lease that satisfies all of the following criteria: (i) is acquired by a member of the Subject Company Groups from a Third Party after the Effective Time (including any such interests acquired under a recordable lease or agreement but not yet filed of record), but excluding any such Hydrocarbon lease acquired pursuant to a term assignment, (ii) burdens one or more Subject Formations located within the Acquisition Area, (iii) is held by production or has a primary term that does not expire prior to December 31, 2027 or is acquired via a pooling order, (iv) entitles the lessee thereunder to a Net Revenue Interest in the applicable Subject Formation(s) for such Additional Lease equal to or greater than the product of (A) seventy-eight percent (78%) multiplied by (B) the lessee’s Working Interest in such lease as to such Subject Formation(s) or is acquired via a pooling order, (v) does not include a prohibition on pooling and (vi) as of the Closing Date is free and clear of all Liens other than Permitted Encumbrances; provided, however, an “Additional Lease” shall not include any lease (A) described on any Annex to Exhibit A-1 or any renewals or extensions of leases described on any Annex to Exhibit A-1, (B) any leases that cure any Title Defects or (C) any additional interests in the leases or Title Sections acquired by forced pooling or non-consent elections.
(b)If any member of a Subject Company Group acquires an Additional Lease prior to the Additional Lease Acquisition Deadline, the applicable Subject Company shall deliver to Purchaser no later than the Additional Lease Acquisition Deadline a written notice (“Additional Lease Notice”) which (i) identifies such Additional Lease(s), including a copy of such Additional Lease(s), (ii) sets forth each applicable Subject Formation burdened by such Additional Lease(s), (iii) sets forth such Subject Company’s good faith estimate of the Additional Lease Purchase Price attributable to such Additional Lease(s) and such Subject Company’s Additional Lease Purchase Price with respect to such Additional Lease(s), and (iv) includes copies of title abstracts, title information, and any other supporting documents in such Subject Company’s possession that are reasonably necessary for the Purchaser to verify or confirm such Subject Company’s title to each such Additional Lease. Thereafter, Purchaser shall have until the date that is one (1) Business Day before the Closing Date to notify such Subject Company whether it elects to acquire (or to have the applicable Subject Company retain) the Additional Leases subject thereto (each such Additional Lease that Purchaser elects (or is deemed to have elected) to acquire, or for the applicable Subject Company to retain, being referred to herein as an “Accepted Additional Lease”); provided that Purchaser agrees that it shall be deemed to have elected to acquire any and all Additional Leases (and such leases shall constitute Accepted Additional Leases) pursuant to this Section 9.15(b) for which the aggregate Additional Lease Purchase Prices for all such Additional Leases do not exceed Five Million Dollars $5,000,000.
(c)The Accepted Additional Leases acquired by the members of the Subject Company Groups after the Effective Time shall be included in and constitute Leases as of the Closing Date and the Adjusted Purchase Price at Closing shall be increased by the Additional Lease Purchase Price attributable to all such Additional Leases. The Sellers’ Representative and Purchaser shall use good faith efforts to agree on the interpretation and effect of this Section 9.15 and the validity and determination of all Additional Leases and Additional Lease Purchase Prices with respect thereto. If the Sellers’ Representative and Purchaser are unable to agree on the interpretation and effect of this Section 9.15, whether a Hydrocarbon lease constitutes an Additional Lease, the existence or amount of any Additional Leases and Additional Lease Purchase Prices, or any other matter related to title to any Additional Leases for which the applicable Subject Company has delivered an Additional Lease Notice then all such disputed matters, interpretations and effect of this Section 9.15 shall be exclusively and finally resolved by the Title Referee in accordance with the terms of Section 3.2(i), mutatis mutandis.

Section 9.16Permitted Trades.
(a)Subject to the provisions and limitations set forth in this Section 9.16, from and after the Execution Date until the Additional Lease Acquisition Deadline, one or more members of a Subject Company Group may enter into certain acreage trade agreements (each, a “Trade Agreement”) with one or more Third Parties (a “Trade Counterparty”), pursuant to which (i) such member(s) of a Subject Company Group would convey and transfer to the relevant Trade Counterparty interests in Oil and Gas Properties that are not operated by any member of a Subject Company Group (such Oil and Gas Properties, the “Outgoing Trade Assets”) and (ii) in exchange such member(s) of a Subject Company Group would receive from such Trade Counterparty interests in certain oil, gas and/or mineral leases, wells or lands located within the Title Sections identified on Exhibit A-3 (as operated or prospectively operated by a member of a Subject Company Group) of at least equivalent value to the Outgoing Trade Assets (the “Incoming Trade Assets”). Prior to consummating any Trade Agreement, Sellers will notify Purchaser in writing (each, a “Trade Notice”), which shall (i) identify the Outgoing Trade Assets, (ii) identify the Incoming Trade Assets, (iii) describe any Wells producing from the Outgoing Trade Assets or Incoming Trade Assets, and (iv) include such additional information as is reasonably necessary for or requested by Purchaser to confirm the transaction contemplated by the Trade Agreement contemplates an exchange of at least equivalent value. The applicable members of the Subject Company Group may enter into such Trade Agreements without Purchaser’s consent (which can be withheld for any or no reason) to the extent the Allocated Values of all Outgoing Trade Assets for such Trade Agreement plus all other permitted Trade Agreements do not exceed Two Million Dollars ($2,000,000); provided that in no event will a Subject Company Group enter into a Trade Agreement that would be required to be listed on Schedule 5.13(a) had such Contract been entered into as of the Execution Date. In the event the Allocated Values of all Outgoing Trade Assets for all other permitted Trade Agreements equals or exceeds Two Million Dollars ($2,000,000), then for any subsequent Trade Agreements within ten (10) days of receiving a Trade Notice, Purchaser will notify Sellers whether it consents to the execution and delivery of the Trade Agreements (such consent may be withheld at Purchaser’s sole discretion). Failure of Purchaser to affirmatively deny any required consent to a Trade Agreement via written Notice to Sellers under this Section 9.16(a) within such ten (10) day period shall be deemed to constitute a denial by Purchaser to such Trade Agreement. Any Trade Agreement that is permitted under this Section 9.16(a) or is consented to by Purchaser pursuant to this Section 9.16(a) is referred to as a “Permitted Trade Agreement”.
(b)With respect to the Incoming Trade Assets, from and after the Execution Date Sellers shall afford to Purchaser and Purchaser’s representatives reasonable access (including information requests) pursuant to Section 9.1 to the information in Sellers’ possession regarding the Incoming Trade Assets in order to facilitate Purchaser’s title review and environmental review of the Incoming Trade Assets in accordance with Article 3 (which review may inform Purchaser’s determination of whether any Incoming Trade Asset has at least equivalent value to the Outgoing Trade Asset, without regard to the applicable deductibles and thresholds set forth in such Article 3).
(c)If the transactions contemplated by any Permitted Trade Agreement are consummated prior to Closing and the Subject Company Groups acquire Defensible Title to the Incoming Trade Assets covered by such Trade Agreement, then Sellers’ Representative shall give Purchaser written notice within three (3) Business Day following such consummation together with a copy of the applicable conveyances into the Subject Company Groups of such Incoming Trade Assets and all other information available to Sellers’ Representative regarding such Permitted Trade Agreement.
(d)If the transactions contemplated by any Permitted Trade Agreement are consummated and the Subject Company Groups acquire Defensible Title to the Incoming Trade

Assets covered by such Permitted Trade Agreement at or after Closing but prior to the date that is one hundred and twenty (120) days after Closing, Purchaser shall give Sellers’ Representative written notice within three (3) Business Day following such consummation together with a copy of the applicable conveyances into the Subject Company Groups of such Incoming Trade Assets and all other information available to Purchaser regarding such Permitted Trade Agreement.
(e)If any Permitted Trade Agreement is executed prior to Closing, then at Closing: (i) the Unadjusted Purchase Price shall be reduced by an amount equal to Allocated Value of the Outgoing Trade Assets (provided, however, if the effective time of the Permitted Trade Agreement is not the Effective Time or the Outgoing Trade Assets constitute less than all of the applicable Well or Title Section for which an Allocated Value is ascribed, then the Allocated Value of the Outgoing Trade Assets shall be deemed to be an amount equal to the Defect Amount, mutatis mutandis, as a result of such Outgoing Trade Assets, without giving effect to the Individual Threshold or the applicable Defect Deductible) and (ii) the Unadjusted Purchase Price shall be increased by an amount equal to the Title Benefit Amount attributable to such Incoming Trade Assets and (iii) Exhibit A-1 will be deemed amended to (A) delete such Outgoing Trade Assets and (B) include such Incoming Trade Assets and such amended Exhibit A-1 shall be used for all purposes under this Agreement.
Section 9.17R&W Insurance Policy. Purchaser agrees that if Purchaser or any of its Affiliates elect to obtain or bind any R&W Conditional Binder in connection with the R&W Insurance Policy, the Purchaser shall maintain such R&W Conditional Binder and R&W Insurance Policy in effect at all times for the stated duration of their effectiveness based on the terms thereof in effect as of the Execution Date. If Purchaser or any of its Affiliates elect to obtain or bind any R&W Conditional Binder in connection with the R&W Insurance Policy, Purchaser shall provide Sellers with an opportunity to review and provide reasonable comments to such R&W Conditional Binder, the R&W Insurance Policy and any related documents before Purchaser or any of its Affiliates bind any R&W Conditional Binder in connection with the R&W Insurance Policy. The Purchaser will ensure that the terms of the R&W Insurance Policy: (a) provide that Purchaser is the named insured; (b) not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry); (c) expressly provide that (i) the R&W Insurer irrevocably and unconditionally waives and otherwise shall not pursue (directly or indirectly) any claim or other right against any Seller, its Affiliates, and its and their respective direct or indirect past and present shareholders, members, partners, stockholders, employees, directors or officers (or the functional equivalent of any such position), or any of their respective representatives and each of their respective heirs, successors and assigns (collectively, the “Seller Protected Parties”) by way of subrogation, claim for contribution, indemnification or otherwise, except subrogation rights against such Seller in the case of Damages resulting from Fraud, (ii) the Seller Protected Parties are express third-party beneficiaries of such waiver of subrogation provisions (the immediately foregoing clauses (i) and (ii), together, the “Subrogation Waiver Provisions”); and (d) provide that no Person shall amend, waive, restate, modify or otherwise revise (i) any Subrogation Waiver Provision in any manner that is adverse or prejudicial in any respect to any Seller Protected Party, or allow any such Subrogation Waiver Provisions to be amended, waived, restated, modified or otherwise revised without the prior written consent of Sellers’ Representative, nor (ii) any other provision of the R&W Conditional Binder or R&W Insurance Policy in any manner that would reasonably be expected to result, in any incremental liability to any Seller Protected Party. To the extent Purchaser or any of its Affiliates elect to obtain or bind any R&W Conditional Binder in connection with the R&W Insurance Policy, Purchaser shall provide Sellers with a true and complete copy of the final and issued R&W Insurance Policy as soon as reasonably practicable following the Closing. The Parties acknowledge and agree that any failure by Purchaser to obtain or maintain the R&W Insurance Policy in accordance with this Section 9.17 shall not in any manner expand, increase, amend, change or otherwise affect the liability of any Seller Protected Party under this Agreement, including if (x) the R&W Insurance Policy is disputed, invalidated or deemed ineffective, in whole or in part, (y) the coverage provided under the R&W Insurance Policy is denied, disputed, exhausted or otherwise made unavailable to Purchaser or its Affiliates, in whole or in part or (z) there is otherwise an absence of coverage thereunder for any reason, including due to exclusions. For the avoidance of doubt, the Parties acknowledge and agree that (A) the procurement by Purchaser of the R&W Insurance Policy is not a condition to Closing and (B) all costs, fees and expenses with respect to obtaining and recovering under the R&W Conditional Binder and R&W Insurance Policy, including the total premium, underwriting costs, Taxes, brokerage commission, retention and other costs, fees and expenses of such policy and any claims made thereunder, will be borne solely by Purchaser, and Sellers shall have no liability whatsoever with respect thereto.
Section 9.18Employees.
(a)Schedule 9.18(a)(i) sets forth a complete and true list of each Business Employee by name and job title and identifies those Business Employees to whom Purchaser shall have the right, but not the obligation, to offer, or cause one of its Affiliates to offer, employment with Purchaser or an Affiliate of Purchaser commencing as of the Closing (each such Business Employee to whom Purchaser shall have the right, but not the obligation, to make an employment offer, an “Optional Employee”), as well as the following information for each such Optional Employee: (i) job title, (ii) primary work location, (iii) annualized base salary or hourly wage rate, as applicable, (iv) current annual target incentives and bonus opportunities, (v) exempt or non-exempt status under the Fair Labor Standards Act , (vi) active or inactive status (and as applicable, anticipated return date, if known), (vii) full-time or part-time status, (viii) visa status (as applicable), (ix) date of hire and (x) employing entity. Schedule 9.18(a)(ii) sets forth a list, by name and title, of those certain individual natural Person independent contractors who provide services to a Subject Company and to whom Purchaser or its Affiliates shall have the right, but not the obligation, to engage as independent contractor or to offer employment with Purchaser or an Affiliate of Purchaser commencing as of the Closing (each such individual, an “Optional Independent Contractor”), as well as the following information for each such Optional Independent Contractor: (i) primary work location, (ii) compensation rate, and (iii) date of engagement. Beginning on the Execution Date, Sellers shall make available to Purchaser or an Affiliate of Purchaser each of the Optional Employees to discuss potential employment with Purchaser or its Affiliate and each of the Optional Independent Contractors (during the hours, if any, such Optional Independent Contractors provide services to the Company) to discuss potential employment or engagement (in Purchaser’s sole discretion) with Purchaser or its Affiliate. Purchaser or an Affiliate of Purchaser shall make any such offers of employment in Purchaser’s sole discretion to the Optional Employees and the Optional Independent Contractors (each, an “Employee Offer”) not later than twenty (20) days prior to the Closing Date. Each such Employee Offer shall be subject to and conditioned upon the occurrence of the Closing and the satisfaction of the Purchaser’s standard, pre-employment screening process that complies with applicable Law. Such Employee Offers to Optional Employees shall provide for (i) an annualized base salary or hourly wage rate, as applicable, (ii) annual target incentives and bonus opportunities, and (iii) benefits that are substantially similar in the aggregate to those provided to employees of Purchaser and its Affiliates similarly situated to such Optional Employee. Each Employee Offer shall provide the Optional Employee and the Optional Independent Contractor at least five (5) days to consider whether to accept or reject the offer. Sellers and their Affiliates shall not interfere with any such Employee Offer or discourage any Optional Employee or Optional Independent Contractor from accepting employment or engagement (with respect to Optional Independent Contractors) with Purchaser or its Affiliates. Within three (3) days of any Optional Employee’s or Optional Independent Contractor’s acceptance or rejection of an Employee Offer, Purchaser shall notify Sellers of such acceptance or rejection. For any Optional Employee that accepts employment with Purchaser (each, a “Transferred Employee”), Purchaser will maintain such Transferred Employee’s compensation and benefits through the date that is 12 months after the Closing Date (or, if earlier, until a termination of such employee’s employment); provided that Purchaser shall have the right to terminate any Transferred Employee for cause at any time, including within the first 12 months after Closing. Purchaser shall not, and shall cause its Affiliates not to, take any action within the ninety (90) days immediately following the Closing Date with respect to the Transferred Employees that results in WARN Act liability for Seller or its Affiliates; provided that, in the event Purchaser makes a request of Sellers at any time during the ninety (90)-day period immediately following the Closing Date to provide Purchaser with a true and correct list of each employee or former employee of the Sellers or their Affiliates (including Camino Natural Resources Management, LLC) who was employed at any site of employment where Transferred Employees are located and who suffered an “employment loss” under the WARN Act within the ninety (90)-day period immediately preceding such date of request, Sellers will provide such list within three (3) Business Days of Purchaser’s request.
(b)Prior to the Execution Date, Sellers shall provide Purchaser a list of Business Employees (collectively, the “Restricted Persons”) whom, following the Execution Date and for a period of twenty-four (24) months after the Closing Date, Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or induce to terminate his or her employment or engagement with Sellers or their Affiliates; provided that, (i) a general solicitation not directed at any Restricted Persons shall not be deemed a breach of this Section 9.18(b), and (ii) nothing herein shall prohibit Purchaser or its Affiliates from soliciting, hiring or engaging any Restricted Person whose employment with the Sellers or their Affiliates, as applicable, ended more than six (6) months prior to Purchaser taking such action. Purchaser acknowledges and agrees that the restrictions contained in this Section 9.18(b) are reasonable and necessary to protect the legitimate interests of Sellers and constitute a material inducement to Sellers to enter into this Agreement. The Parties agree that, if any court of competent jurisdiction finally determines that a specified time period, limitation or any other relevant feature of this Section 9.18(b) is unreasonable, arbitrary, against public policy or otherwise unenforceable under the circumstances, then any such provision shall, for purposes of such jurisdiction and circumstances only, be revised by such court to a lesser period of time, limitation or other relevant feature, as the case may be, which is determined by such court to be as close to the original provision as possible and enforceable against Purchaser and its Affiliates under the circumstances, and such provision shall be enforced accordingly.
(c)Notwithstanding anything to the contrary in this Agreement, Sellers shall retain and assume all liabilities, obligations, costs and losses that are attributable to, associated with or related to, or that arise out of or in connection with (i) the employment or engagement of any individual who does not become a Transferred Employee, including all liabilities and obligations arising at any time with respect to any act or omission or other practice arising from or relating to an employment or independent contractor relationship or the termination thereof, and (ii) the employment or engagement of a Transferred Employee to the extent existing or arising on or prior to the Closing Date. No later than the earlier of ten (10) Business Days following the Closing Date or when such compensation must be paid pursuant to applicable Law, Sellers shall pay to all Transferred Employees all compensation owing and due and any other compensation of any kind earned by and due to such Transferred Employee pursuant to applicable Law, Contract or policy of Sellers and their Affiliates in respect of their services to Sellers or any of their Affiliates (including, but not limited to, base salary, hourly wage rate, bonuses, commissions or other incentive compensation, as applicable) through the Closing Date and all accrued but unused vacation or other paid time off owed or earned by each such Transferred Employee through the Closing Date. Sellers shall timely pay to all Optional Independent Contractors who commence engagement with Purchaser or its Affiliates pursuant to an Employee Offer all fees owing and due to such Optional Independent Contractor pursuant to applicable Law or Contract in respect of their services to Sellers or any of their Affiliates.

(d)With respect to any Plan maintained by Purchaser or its Affiliates in which any Transferred Employee is eligible to participate on or after the Closing Date, as of the Closing Date, for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit plan accruals (other than benefit accrual under a defined benefit pension plan), Purchaser shall use reasonable best efforts to (or shall use reasonable best efforts to cause its Affiliates to) credit each Transferred Employee’s service with Sellers and any of their Affiliates (as well as service with any predecessor employer) prior to the Closing Date to be treated as service with Purchaser and its Affiliates as of the Closing Date; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service.
(e)Purchaser shall use reasonable best efforts to (or shall use reasonable best efforts to cause its Affiliates to): (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their eligible dependents under any health and welfare plans in which such Transferred Employees and their eligible dependents are eligible to participate after the Closing Date to the extent that such limitations were waived or satisfied under the applicable Plan of Sellers or their Affiliates in which the Transferred Employee participated immediately prior to the Closing Date; and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Transferred Employee and such Transferred Employee’s eligible dependents are eligible to participate after the Closing Date.
(f)This Section 9.18 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 9.18, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 9.18. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement, or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 9.18 shall not create any right in any Business Employee or any other Person to any employment with any Subject Company, Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
Section 9.19Pre-Closing Reorganization.
(a)After the Defect Deadline but prior to the Closing, Sellers will, and will cause their applicable Affiliates to, consummate the Pre-Closing Reorganization in accordance with this Section 9.19. Prior to consummating the Pre-Closing Reorganization or any portion thereof, (i) Sellers shall provide Purchaser with a draft copy of the proposed documentation implementing the Pre-Closing Reorganization (or such portion thereof), (ii) the Parties shall consult with each other in respect of the Pre-Closing Reorganization, and (iii) Sellers shall consider in good faith any reasonable comments from Purchaser regarding the proposed documentation implementing the Pre-Closing Reorganization (or such portion thereof).
(b)Prior to the Closing:
(i)Camino Legacy and Land Run Legacy shall cause the First Conversion to occur, including filing such certificates of conversion with the Delaware and Texas Secretaries of State as required by applicable Law;
(ii)following the First Conversion, Camino Legacy shall (A) execute and deliver the Camino Plan of Merger substantially in the form of Annex I to Exhibit F attached hereto, (B) file such certificate of the Merger with the Texas Secretary of State evidencing occurrence of the Merger as required by applicable Law and (C) file the

Certificate of Formation for the Camino Subject Company with the Texas Secretary of State;
(iii)following the First Conversion, Land Run Legacy shall (A) execute and deliver the Land Run Plan of Merger substantially in the form of Annex II to Exhibit F attached hereto, (B) file such certificate of the Merger with the Texas Secretary of State evidencing occurrence of the Merger as required by applicable Law and (C) file the Certificate of Formation for the Land Run Subject Company with the Texas Secretary of State;
(iv)following the Mergers,
(A)Camino Holdings and the RW Sellers shall cause the Second Conversion to occur as to Camino Legacy, including filing such certificates of conversion with the Delaware and Texas Secretaries of State as required by applicable Law;
(B)Camino Holdings shall cause the Second Conversion to occur as to Land Run Legacy, including filing such certificates of conversion with the Delaware and Texas Secretaries of State as required by applicable Law;
(v)following the Second Conversion, the distribution by (A) Camino Legacy of one hundred percent (100%) of the issued and outstanding Securities of the Camino Subject Company to Camino Holdings and the RW Sellers in the same percentages as their respective ownership percentages of the Camino Legacy Securities as of the Execution Date and (B) Land Run Legacy of one hundred percent (100%) of the issued and outstanding Securities of the Land Run Subject Company to Camion Holdings;
(vi)following the Initial Distribution, Camino Holdings shall contribute all of the Holdings Camino Legacy Securities and Land Run Legacy Securities to Camino Legacy HoldCo; and
(vii)following the Contribution, Camino Holdings shall distribute all of the Camino Legacy HoldCo Securities to the NGP Group Sellers in the same percentages as their respective ownership percentages of the Holdings Securities as of the Execution Date.
(c)Promptly following the Closing (but in any event within five (5) Business Days thereof):
(i)Purchaser shall file (or cause to be filed) affidavits of the Mergers (in substantially the forms attached hereto as Exhibit G) in each of the counties where any real property interests included in the Camino Acquired Assets and Land Run Acquired Assets are located, as applicable;
(ii)Purchaser shall execute and deliver to the applicable contractual counterparties notices of the occurrence of the Mergers and the Camino Subject Company’s and the Land Run Subject Company’s, as applicable, new address and contact information for notices under any and all Camino Acquired Contracts that are not Bifurcated Camino Contracts and any and all Land Run Acquired Contracts, as applicable; and
(iii)Purchaser and Camino Legacy shall execute and deliver to the applicable contractual counterparties under the Bifurcated Camino Contracts notices of the occurrence of the Mergers, the Camino Subject Company’s new address and contact information for notices under such Bifurcated Camino Contracts, and the applicable portions of the Bifurcated Camino Contracts that after giving effect to the Merger are (A) held by Camino Subject Company and (B) Camino Legacy, including the Specified Camino Midstream Contracts.
(d)Sellers shall deliver to Purchaser, at least three (3) Business Days prior to the consummation of the Pre-Closing Reorganization (or such later date as Purchaser may agree to in its discretion), a consent and amendment to the Credit Agreement to permit the Pre-Closing Reorganization (such consent and amendment, the “Credit Agreement Pre-Closing Reorganization Consent”), which shall (i) be in form and substance reasonably satisfactory to Purchaser, (ii) be duly executed and delivered by the appropriate authorized parties, and (iii) permit (among other things) the effectuation of the Pre-Closing Reorganization under the Credit Documents.
Section 9.20Further Assurances; Improper or Unintended Transfers.
(a)After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any other Transaction Document.
(b)If, following Closing, either Party reasonably determines in good faith that there was inadvertently transferred to Purchaser one or more assets (including Contracts) that are not included in the Assets under this Agreement, such Party shall promptly notify the other Party thereof in writing, and, upon mutual agreement of the Parties in writing, such assets shall be transferred and conveyed by Purchaser to Seller as promptly as practicable thereafter. As promptly as practicable, but in any case within ninety (90) days after the Closing, Purchaser shall, at its sole cost and expense, remove any property included in the Assets that is physically located on an Excluded Asset.
(c)If, following Closing, either Party reasonably determines in good faith that there was inadvertently held back by Seller or its Affiliate (and not transferred to Purchaser at Closing) one or more assets (including Contracts) that should have been included in the Assets under this Agreement, such Party shall promptly notify the other Party thereof in writing, and, upon mutual agreement of the Parties in writing, such assets shall be transferred and conveyed by Seller or its Affiliate to Purchaser as promptly as practicable thereafter.
Section 9.21Specified Camino Midstream Contracts. The terms and provisions of Schedule MC are incorporated herein by reference.
Section 9.22Financing Matters and Cooperation Regarding Financial Information.
(a)Between the date of this Agreement and the Closing, the Sellers shall use commercially reasonable efforts to provide (at Purchaser’s sole cost and expense) such reasonable assistance and cooperation as Purchaser may reasonably request related to any debt financing to be entered into by Purchaser or its Affiliates in connection with the financing of the acquisition by Purchaser of the Subject Securities (such financing, the “Debt Financing”) (provided, that such requested assistance and cooperation (i) does not interfere with the ongoing operation of the Sellers’, Subject Companies’, Camino Legacy’s or Land Run Legacy’s respective business and (ii) with respect to any financial statements or other financial information, such assistance is limited to the provision of the Seller Financial Information made available to Purchaser as of the date of this Agreement), which shall include using commercially reasonable efforts to (A) make senior management of the Sellers and Subject Companies reasonably available for customary lender meetings, meetings with parties acting as arrangers or agents, sessions with rating agencies and “roadshow” presentations, conference calls, due diligence sessions (including accounting due diligence sessions), drafting sessions, presentations and sessions with prospective financing sources, investors and ratings agencies, in each case on reasonable advance notice and reasonably cooperating with prospective lenders in performing their due diligence, (B) reasonably cooperate with the marketing efforts of Purchaser and potential financing sources, and reasonably cooperate in the review of materials for rating agency presentations, any offering memorandum, marketing materials, lender presentations or similar documents, (C) make available to Purchaser and potential financing sources and their respective representatives with historical financial and other pertinent information reasonably available regarding the Assets and the Subject Companies as may be reasonably requested by Purchaser, (D) make available information regarding the Sellers and the Subject Companies that is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001 and the requirements of 31 C.F.R. §1010.230 and (E) reasonably facilitate the pledging of collateral constituting Assets or the Subject Securities, provided, that no such pledging or related documents or agreements shall be effective prior to Closing. Each Seller hereby consents, on behalf of the Subject Companies, to the use of the Subject Marks in connection with the marketing of any Debt Financing; provided that (i) such Subject Marks are used in a manner that is not intended to or reasonably likely to harm or disparage the Sellers or the Subject Companies’ reputation or goodwill and (ii) Sellers shall have a reasonable opportunity to review and approve in writing any materials containing the Subject Marks prior to their dissemination.
(b)Notwithstanding anything to the contrary in this Section 9.22, nothing in this Section 9.22 shall (i) require Sellers or their Affiliates to prepare any reports or information that they have not already generated or that they do not prepare for their own purposes in the ordinary course of business, except where otherwise provided in Section 9.22(e) or necessary in order to reasonably assist the Purchaser in the preparation of any pro forma financial information, (ii) require Sellers or their Affiliates to retain, hire or otherwise engage any employees, independent contractors or third party services providers, (iii) expand the representations or warranties set forth in Article 4, Article 5 or Article 6 or require any action to be taken by Sellers or their Affiliates that would be reasonably likely to result in the breach of any term, representation, warranty or covenant of this Agreement or cause any condition to closing in Article 10 to fail to be satisfied, (iv) subject any director, manager, officer or employee of Sellers or their Affiliates to personal liability, (v) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the organizational documents of Sellers or the Subject Companies, applicable Law, obligations of confidentiality or material Contracts to which Sellers, the Subject Companies or any of their respective assets are bound, (vi) require any director, officer, manager, employee or shareholder of the Sellers, their Affiliates or the Subject Companies to execute and deliver any letter, agreement, document or certificate in connection with the Debt Financing that will be effective prior to the Closing, (vii) require Sellers or their Affiliates to provide access to or disclose information where such Person determines that such access or disclosure would reasonably be expected to jeopardize attorney-client privilege, attorney work product protection or other legal privilege, (viii) require the passage of resolutions or consents, approval or authorization of the execution of, or execution of any document, agreement, certificate or instrument (other than customary authorization and representation letters) or take any other corporate action with respect to the Debt Financing that, in each case, would be effective prior to the Closing, or (ix) require Sellers, their Affiliates or any of their respective legal counsel to deliver any legal opinion. Purchaser shall use reasonable best efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby.
(c)Purchaser shall indemnify, defend and hold harmless the Seller Group from and against any and all Damages, liabilities or losses suffered or incurred by them in connection with

Sellers’ and the Subject Companies’ obligations under Section 9.22. Purchaser shall (x) prior to Closing, promptly, within thirty (30) days of written request by the Sellers’ Representative and (y) on the Closing Date, reimburse Sellers and their Affiliates for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ fees) incurred by such Sellers and their Affiliates in connection with the cooperation described in Section 9.22. Notwithstanding the foregoing, the indemnification and reimbursement obligations of Purchaser under this Section 9.22(c) shall survive the Closing solely to the extent relating to the obligations of the Sellers under Section 9.22(e). Following the Closing, Purchaser shall reimburse Sellers and their Affiliates for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ fees) incurred by such Sellers and their Affiliates in connection with the cooperation described in Section 9.22(e), in each case within thirty (30) days of written request therefor by the Sellers’ Representative.
(d)Notwithstanding anything to the contrary in this Agreement, no Seller’s nor its respective Affiliates’ performance under this Section 9.22 shall be taken into account with respect to whether any condition set forth in this Agreement shall be deemed satisfied, except to the extent that such (i) Seller has knowingly and intentionally materially breached its obligations in this Section 9.22, and such knowing and intentional material breach results in the proximate cause of the failure of Purchaser to obtain the Debt Financing by the Termination Date, (ii) Purchaser provided written notice to Sellers of such knowing and intentional material breach; and (iii) such knowing and intentional material breach has not been cured within five (5) Business Days after such notice.
(e)The Sellers shall provide (at Purchaser’s sole cost and expense) such reasonable assistance and cooperation as Purchaser may reasonably request as may be necessary for Purchaser and its Affiliates prior to and after Closing to comply with their respective obligations under the Securities Act, the Exchange Act or with filings that are required by the SEC, Financial Conduct Authority or the LSE or NYSE or that may otherwise be reasonably required by Purchaser or its Affiliates in order to include, incorporate by reference or, in the case of pro forma financial information, prepare financial or reserve information and statements required to be filed with the SEC pursuant to Rule 3-05 and Article 11 of Regulation S-X (such information, the “Requisite Financial Statement Information”), which shall include (i) providing the Seller Financial Information and (ii) using reasonable best efforts to provide such other financial or reserve information as may be necessary for Purchaser and its Affiliates to comply with their respective obligations under the Securities Act, the Exchange Act or with filings that are required by the SEC, Financial Conduct Authority or the LSE or NYSE. Such assistance and cooperation shall include (i) using reasonable best efforts to cause applicable auditors, reserve engineers and personnel to reasonably cooperate with Purchaser, its Affiliates and its and their respective accountants in connection with the filing of periodic or current reports or proxy statements under the Exchange Act and the filing of one or more registration statements under the Securities Act or pursuant to an exemption therefrom or in connection with any direct or indirect equity investment in, public or private placement of, or debt financing of, Purchaser or its Affiliates or Purchaser’s or its Affiliates’ preparation of the Requisite Financial Statement Information and (ii) using reasonable best efforts to deliver to the Purchaser’s or its Affiliates’ auditors and/or reserve engineers any customary representation letters, consents and comfort letters that are reasonably required and requested by Purchaser to allow Purchaser’s or its Affiliates’ auditors and/or reserve engineers, as applicable, to complete an audit or review of any Requisite Financial Statement Information. Sellers shall use reasonable best efforts to deliver to Purchaser, (i) as promptly as reasonably practicable after the Closing Date but in any event no more than forty-five (45) days following the Closing Date, the applicable Seller Financial Information as of and for the years ended December 31, 2025 and 2024 for Camino Natural Resources Holdings, LLC and its subsidiaries, required by Rule 3-05 as of the date of Closing, (ii) as promptly as reasonably practicable after the Closing Date but in any event no more than forty-five (45) days following the Closing Date, the (A) applicable Seller Financial Information as of and for (1) if the Closing occurs prior to the filing by Purchaser of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, the three months ended March 31, 2026 and 2025, or (2) if the Closing occurs after the filing by Purchaser of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, the six months ended June 30, 2026 and 2025, in each case of (1) and (2), for (x) Camino Natural Resources Holdings, LLC and its subsidiaries, (y) Camino Legacy and (z) Land Run Legacy, (B) such financial information for the period between the last completed fiscal quarter of the Seller companies and the Closing Date in order to reasonably assist the Purchaser in the preparation of any pro forma financial information pursuant to Article 11 of Regulation S-X and (C) unaudited income statement information for the producing Wells for the year ended December 31, 2025 and for (1) if the Closing occurs prior to the filing by Purchaser of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, the three months ended March 31, 2026 and 2025, or (2) if the Closing occurs after the filing by Purchaser of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, the six months ended June 30, 2026 and 2025, as reasonably necessary to permit Purchaser to prepare any pro forma financial information pursuant to Article 11 of Regulation S-X. The requirements of this Section 9.22(e) shall survive the Closing and terminate upon the date on which financial statements with respect to the transactions contemplated by this Agreement are no longer required to be filed with the SEC pursuant to Rule 3-05 and Article 11 of Regulation S-X.
(f)(i) The Requisite Financial Statement Information has been, and when delivered to Purchaser will have been, prepared from the books and records of the applicable company and presents, and will present, fairly in all material respects, the financial position, results of operations, equity and cash flows or the revenues and operating expenses, as applicable, of the business represented thereby as of the date and for the period indicated therein, in each case, in accordance with GAAP and without modification of the accounting principles used in the preparation thereof throughout the periods presented, except that the unaudited financial statements do not contain footnote disclosures and other presentation items required by applicable accounting principles (which, if presented, would not differ materially from those presented in the corresponding audited financial information), (ii) no audit opinion or consent with respect to any financial statements (or any portion thereof) contained in the Requisite Financial Statement Information shall have been withdrawn, and (iii) the applicable Seller company shall not have indicated its intent to restate any historical financial statement (or any portion thereof) contained in the Requisite Financial Statement Information, unless (A) such restatement has been completed, audited with respect to annual financial statements or reviewed with respect to interim financial statements, and delivered to Purchaser and a new unqualified audit opinion or SAS 100 (or comparable AICPA interim review standard) review report, as applicable, has been delivered with respect to any such Requisite Financial Statement Information by a nationally recognized independent public accounting firm, or (B) such Seller company has determined and confirmed in writing to Purchaser that no restatement shall be required in accordance with GAAP.
Section 9.23TIL Matter. The terms and provisions of Schedule TIL are incorporated herein by reference.
Article 10

CONDITIONS TO CLOSING
Section 10.1Conditions of Sellers to Closing. The obligations of each Seller to consummate the transactions contemplated by this Agreement (except for the obligations of each Seller to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of each Seller to consummate the Closing are subject, at the option of such Seller, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 10.1, unless waived in writing by Sellers:
(a)Representations. (i) Each of the Fundamental Representations of the Purchaser in this Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing, as though made on and as of the Closing (except, in each case, for such Fundamental Representations of the Purchaser that are made as of a specific date, which need only be true and correct (except for de minimis inaccuracies) as of such specific date), and (ii) each of the other representation and warranty of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);
(b)Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;
(c)No Injunction. On the Closing Date, no Law or Order (whether such Order is temporary, preliminary, or permanent) shall be in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
(d)Certain Adjustments. In each case subject to the terms of this Agreement relating to the Individual Threshold, the aggregate amount of the sum, without duplication, of (i) (A) the aggregate sum of all Title Defect Amounts relating to Title Defects that are properly asserted by Purchaser prior to the Defect Deadline pursuant to Section 3.2(a) in excess of the Title Defect Deductible, and as determined under Article 3 (excluding any Title Defect Amounts relating to any Title Defects that have been cured by Sellers prior to Closing), minus (B) the aggregate sum of all the Title Benefit Amounts, plus (ii) the aggregate sum of all Environmental Defect Amounts relating to Environmental Defects that are properly asserted by Purchaser prior to the Defect Deadline pursuant to Section 3.2(a) in excess of the Environmental Defect Deductible, and as determined under Article 3 (excluding any Environmental Defect Amounts relating to any Environmental Defects that have been cured or Remediated by Sellers prior to Closing), and plus (iii) the aggregate amount of all uninsured Casualty Events with respect to the Assets arising between the Execution Date and the Closing Date, does not exceed an amount equal to ten percent (10%) of the Unadjusted Purchase Price;
(e)HSR Clearance. HSR Clearance has occurred;
(f)Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated in accordance with this Agreement; and
(g)Closing Deliverables. The Purchaser shall (i) have delivered to Sellers the Purchaser Certificate and (ii) be ready, willing and able to deliver to Sellers at the Closing the other documents and items required to be delivered by the Purchaser under Section 11.3.
Section 10.2Conditions of Purchaser to Closing. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement (except for the obligations of Purchaser to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of the Purchaser to consummate the Closing are subject, at the option of the Purchaser, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 10.2, unless waived in writing by the Purchaser:
(a)Representations. (i) Each of the Fundamental Representations of each Seller in this Agreement shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing, as though made on and as of the Closing (other than Fundamental Representations of such Seller that refer to a specified date, which need only be true and correct (other than de minimis inaccuracies) on and as of such specified date) and (ii) each representation and warranty of each Seller, other than the Fundamental Representations of each Seller (without regard to materiality, Material Adverse Effect or similar qualifiers), shall be true and correct in all respects as of the Closing, as though made on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except in the case of this clause (ii) to the extent the failure of any such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect;
(b)Performance. Each Seller and each Subject Company shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by Sellers and the Subject Companies under this Agreement prior to or on the Closing;
(c)No Injunction. On the Closing Date, no Law or Order (whether such Order is temporary, preliminary, or permanent) shall be in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
(d)Certain Adjustments. In each case subject to the terms of this Agreement relating to the Individual Threshold, the aggregate amount of the sum, without duplication, of (i) (A) the aggregate sum of all Title Defect Amounts relating to Title Defects that are properly asserted by Purchaser prior to the Defect Deadline pursuant to Section 3.2(a) in excess of the Title Defect Deductible, and as determined under Article 3 (excluding any Title Defect Amounts relating to any Title Defects that have been cured by Sellers prior to Closing), minus (B) the aggregate sum of all the Title Benefit Amounts, plus (ii) the aggregate sum of all Environmental Defect Amounts relating to Environmental Defects that are properly asserted by Purchaser prior to the Defect Deadline pursuant to Section 3.2(a) in excess of the Environmental Defect Deductible, and as determined under Article 3 (excluding any Environmental Defect Amounts relating to any Environmental Defects that have been cured or Remediated by Sellers prior to Closing), and plus (iii) the aggregate amount of all uninsured Casualty Events with respect to the Assets arising between the Execution Date and the Closing Date, does not exceed an amount equal to ten percent (10%) of the Unadjusted Purchase Price;
(e)HSR Clearance. HSR Clearance has occurred;
(f)Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated in accordance with this Agreement; and
(g)Closing Deliverables. Each of the Sellers and each Subject Company shall (i) have delivered to Purchaser each of the Closing Certificates and (ii) be ready, willing and able to deliver to Purchaser at the Closing the other documents and items required to be delivered by any Seller and any of the Subject Companies under Section 11.2.
Article 11

CLOSING
Section 11.1Time and Place of Closing. The consummation of the purchase and sale of the Subject Securities contemplated by this Agreement (“Closing”) shall, unless otherwise agreed to in writing by Purchaser and Sellers, take place at the offices of Vinson & Elkins LLP located at 845 Texas Avenue, Houston, Texas 77002-2947 at 10:00 a.m., Central Standard Time, on the later to occur of (a) July 2, 2026 (the “Target Closing Date”), (b) seven (7) Business Days after the HSR Clearance Date, and (c) if all conditions in Article 10 to be satisfied prior to

Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 13. The date on which Closing occurs is referred to herein as the “Closing Date”. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.
Section 11.2Obligations of Sellers and the Subject Companies at Closing. At Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 11.3, each Seller and each Subject Company, as applicable, shall deliver or cause to be delivered to Purchaser the following:
(a)the Preliminary Settlement Statement, duly executed by Sellers’ Representative;
(b)assignment (the “Assignment”) in the form attached hereto as Exhibit B of the Holdings Securities, duly executed by each NGP Group Seller; provided, however, Purchaser may elect, in writing delivered to Sellers no later than three (3) Business Days prior to the Closing Date, to replace Purchaser as the “assignee” under such Assignment with an Affiliate of Purchaser;
(c)the Assignment of the RW Camino Securities, duly executed by each RW Seller; provided, however, Purchaser may elect, in writing delivered to Sellers no later than three (3) Business Days prior to the Closing Date, to replace Purchaser as the “assignee” under such Assignment with an Affiliate of Purchaser;
(d)the Transition Services Agreement, duly executed by Camino Natural Resources Management, LLC;
(e)a duly completed and executed Internal Revenue Service Form W-9 of each Seller (or, if such Seller is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income tax purposes, the Person that is treated as its regarded owner for such purposes with such Seller’s name listed on line 2); provided, however, that the sole remedy of the Purchaser for a Seller’s failure to provide such executed certificate to the Purchaser shall be to withhold (and timely remit to the applicable Governmental Authority) the amount of any Taxes required to be withheld under the Code from the consideration otherwise payable pursuant to this Agreement;
(f)a certificate duly executed by an authorized officer of each Seller and each Subject Company, dated as of the Closing, certifying that the conditions set forth in Section 10.2(a) and Section 10.2(b) as it relates to such Seller or such Subject Company have been fulfilled;
(g)the Payoff Letters and Payoff Releases, where applicable, duly executed by the applicable lenders or other obligees or their agent;
(h)the resignations and releases (effective as of Closing) of each of the managers, officers and directors, as applicable, of each Subject Company;
(i)one or more Excluded Asset Assignments from each applicable Subject Company to a Seller or one or more of its designees, duly executed by such Subject Company and such Seller (or its designee);

(j)designation of operator forms or any other forms or filing required by any Governmental Authority with respect to any Camino Acquired Assets designating Camino Subject Company, Purchaser or the applicable designated Affiliate of Purchaser as operator of the Camino Acquired Assets, duly executed by Camino Legacy;
(k)such title transfer documentation as is necessary to effect the transfer of title to the vehicles set forth on Exhibit A-8 (to the extent primarily used or held for use by any Transferred Employees constituting field personnel) to Purchaser or its designee; and
(l)all other documents and instruments which are required by the other terms of this Agreement to be executed and/or delivered at Closing by any Seller, any Subject Company or any of their respective Affiliates.
Section 11.3Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers and each Subject Company of their respective obligations pursuant to Section 11.2, Purchaser shall deliver or cause to be delivered to Sellers the following:
(a)the Preliminary Settlement Statement, duly executed by Purchaser;
(b)a wire transfer of the Closing Payment in same-day funds to the Persons and account(s) designated by Sellers’ Representative in the Preliminary Settlement Statement;
(c)to the extent applicable, a wire transfer of the Additional Lease Deposit in same-day funds to the account designated in the Escrow Agreement for the Additional Lease Deposit;
(d)to the extent applicable, a wire transfer of the Defect Deposit in same-day funds to the account designated in the Escrow Agreement for the Defect Deposit;
(e)[Reserved];
(f)one or more wire transfers of any amounts payable by Purchaser under Section 9.12(a) to any Assumed Hedge counterparties with respect to any Assumed Hedges that are not novated to Purchaser or its designee at Closing;
(g)the Assignment of the Holdings Securities, duly executed by Purchaser or its designated Affiliate;
(h)the Assignment of the RW Camino Securities, duly executed by Purchaser or its designated Affiliate;
(i)the Transition Services Agreement, duly executed by Camino Subject Company;
(j)a certificate, duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 10.1(a) and Section 10.1(b) have been fulfilled;
(k)letters-in-lieu of transfer orders with respect to (i) the Camino Acquired Oil and Gas Properties duly executed by Camino Subject Company and (ii) the Land Run Acquired Oil and Gas Properties, duly executed by Land Run Subject Company, each in the form attached hereto as Exhibit H;
(l)evidence of release and/or replacement of all Credit Support required to be posted or provided by or on behalf of Purchaser pursuant to Section 9.11;

(m)evidence of the issuance to Purchaser, Camino Subject Company or the applicable designated Affiliate of Purchaser of an operator number by the applicable Governmental Authorities and evidence of such other authorizations and qualifications as may be necessary for such Person to operate the Camino Acquired Assets on or after Closing;
(n)designation of operator forms or any other forms or filing required by any Governmental Authority with respect to any Camino Acquired Assets designating Camino Subject Company, Purchaser or the applicable designated Affiliate of Purchaser as operator of the Camino Acquired Assets, duly executed by such Person designated as operator of such Camino Acquired Assets; and
(o)all other documents and instruments which are required by the other terms of this Agreement to be executed and/or delivered at the Closing by Purchaser.
Article 12

TAX MATTERS
Section 12.1Subject Company Taxes.
(a)For purposes of determining the amount of any Pre-Effective Time Subject Company Taxes and Post-Effective Time Subject Company Taxes, (i) Subject Company Taxes that are attributable to the severance or production of Hydrocarbons (other than such Subject Company Taxes that are described in clauses (iii) or (iv) of this Section 12.1(a)) shall be allocated to the Tax period (or portion of any Straddle Period) in which the severance or production giving rise to such Subject Company Taxes occurred; (ii) Subject Company Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Subject Company Taxes that described in clauses (i), (iii) or (iv) of this Section 12.1(a)) shall be allocated to the Tax period (or portion of any Straddle Period) in which the transaction giving rise to such Subject Company Taxes occurred; (iii) Subject Company Taxes that are ad valorem, property or other similar Subject Company Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Subject Company Tax based on the number of days in the portion of the Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in the portion of the Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand; and (iv) Subject Company Taxes that are Income Taxes payable with respect to any Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by determining (x) the amount of such Subject Company Taxes that would be payable if the Straddle Period ended on the date immediately preceding the date on which the Effective Time occurs, which amount shall be a Pre-Effective Time Subject Company Tax, and (y) the amount of such Subject Company Taxes that would be payable if the Straddle Period began on the date on which the Effective Time occurs, which amount shall be a Post-Effective Time Subject Company Tax. For purposes of clause (iv) of this Section 12.1(a), any exemptions, allowances or deductions calculated on a periodic basis shall be taken into account on a per diem basis in the manner described in clause (iii) above.
(b)To the extent the actual amount of a Subject Company Tax is not known at the time an adjustment is to be made with respect to the Subject Company Tax pursuant to Section 2.4, Section 2.5 or Section 2.7, as applicable, the Parties shall utilize the most recent information available in estimating the amount of the Subject Company Tax for purposes of such adjustment.

Section 12.2Transfer Taxes and Recording Fees. Purchaser shall bear and pay (a) any sales, use, transfer, stamp, documentary, registration, excise or similar Taxes (“Transfer Taxes”) incurred or imposed with respect to the conveyance of the Subject Securities to Purchaser pursuant to this Agreement, and (b) all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey the Subject Securities to Purchaser. The Sellers shall bear and pay all Transfer Taxes and any other fees, costs and expenses incurred or imposed with respect to the Pre-Closing Reorganization, including in respect of the filing of any affidavits of merger in the applicable counties included in the Designated Area. Each Seller and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
Section 12.3Tax Returns. Sellers’ Representative shall prepare and file (or cause to be prepared and filed) all Tax Returns of each of Camino Holdings and the Camino Subject Company with respect to Flow-Through Income Taxes for any Tax period ending on or before the Closing Date (the “Seller Prepared Returns”). Purchaser shall prepare or cause to be prepared all Tax Returns of the Subject Companies for all Pre-Effective Time Periods and Straddle Periods that are required to be filed after the Closing Date, other than the Seller Prepared Returns (collectively, “Purchaser Prepared Returns”). Each Purchaser Prepared Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Purchaser shall, reasonably in advance of the due date of each Purchaser Prepared Return, deliver a draft of such Purchaser Prepared Return, together with supporting documentation and workpapers, to Sellers’ Representative for its review and comment; provided, however, that any rights Sellers’ Representative has with respect to a Purchaser Prepared Return under this Section 12.3 shall terminate on the date on which Purchaser’s indemnification rights with respect to Seller Taxes pursuant to Section 14.2(c) terminate pursuant to Section 14.3. Purchaser will cause such Purchaser Prepared Return (as revised to incorporate Sellers’ Representative’s reasonable comments) to be timely filed and provide a copy thereof to Sellers’ Representative. Purchaser shall pay or cause to be paid all Taxes shown as due and owing on such Purchaser Prepared Returns to the appropriate Governmental Authority. Without duplication of any amounts taken into account pursuant to Section 2.4, Section 2.5, or Section 2.7 or Section 14.2, Sellers shall reimburse Purchaser for the amount of any such Taxes that are Post-Production Cost Sales Taxes or Pre-Effective Time Subject Company Taxes within seven (7) Business Days after such payment to the applicable Governmental Authority; provided, however, that any reimbursement right under this Section 12.3 shall terminate on the date on which Purchaser’s indemnification rights with respect to Seller Taxes pursuant to Section 14.2(c) terminate pursuant to Section 14.3. The Parties agree that this Section 12.3 is intended to solely address the timing and manner in which certain Tax Returns and Subject Company Taxes or Post-Production Cost Sales Taxes shown thereon are paid to the applicable Governmental Authority, and nothing in this Section 12.3 shall be interpreted as altering the manner in which Subject Company Taxes are allocated to and economically borne by the Parties pursuant to Section 2.4, Section 2.5, or Section 2.7, as applicable.
Section 12.4Cooperation. The Parties shall cooperate, as and to the extent reasonably requested by the Other Party, in connection with the filing of Tax Returns and any audit, litigation or other Action with respect to Taxes imposed on or with respect to the assets, operations or activities of a Subject Company. Such cooperation shall include the retention and (upon the Other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 12.5Post-Closing Tax Matters. Notwithstanding anything in this Agreement to the contrary, except with the prior written consent of Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not (and shall cause its Affiliates (including, after the Closing, the Subject Companies) not to), solely with respect to Taxes or Tax Returns of a Subject Company or relating to the Camino Acquired Assets or the Land Run Acquired Assets for any Tax period (or portion thereof) ending at or prior to the Effective Time and with respect to any Flow-Through Income Taxes of Camino Holdings or the Camino Subject Company for any Tax period (or portion thereof) ending on or prior to the Closing Date, (a) amend, refile or otherwise modify any Tax Return (including any Tax Return filed with respect to Flow-Through Income Taxes), (b) agree to extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax (including any Flow-Through Income Taxes) or deficiency, (c) make (other than in a manner consistent with past practice), change or revoke any Tax election or change any method of accounting with respect to Taxes (including any entity classification election under Treasury Regulation Section 301.7701-3) that would have effect prior to the Closing Date, (d) voluntarily initiate any discussions or examinations with any Governmental Authority (including any voluntary disclosures) involving Taxes (including any Flow-Through Income Taxes), (e) settle or compromise any Tax liability, (f) surrender any right to claim a refund of a material amount of Taxes, or (g) effect or engage in any transaction or other action relating to Taxes occurring on the Closing Date after the Closing outside the ordinary course of business and not otherwise contemplated by this Agreement; provided, however, that in the case of any Tax that is not a Flow-Through Income Tax or a Tax Return that does not relate to Flow-Through Income Taxes, any rights Sellers’ Representative has under this Section 12.5 shall terminate on the date on which Purchaser’s indemnification rights with respect to Seller Taxes pursuant to Section 14.2(c) terminate pursuant to Section 14.3.
Section 12.6Flow-Through Income Tax. Notwithstanding anything in this Agreement to the contrary, if, after the Closing Date, any Party receives notice of an audit or administrative or judicial Action (including any request for an extension of the statute of limitations to assess Tax) that relates to Flow-Through Income Taxes or any Tax Return with respect to Flow-Through Income Taxes, in either case, attributable to Camino Holdings or the Camino Subject Company with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date (in each case, a “Flow-Through Tax Contest”), such Party shall notify the Other Parties within ten (10) days of receipt of such notice. The Sellers’ Representative shall be entitled to control any Flow-Through Tax Contest, including having the ability to appoint and replace the applicable “partnership representative” and “designated individual” of each of Camino Holdings and the Camino Subject Company; provided that in the event Camino Holdings or the Camino Subject Company is liable for an imputed underpayment of Taxes under Section 6225 of the Code for a Pre-Closing Tax Period, Sellers’ Representative shall, unless otherwise consented to by Purchaser (which consent may be given or withheld in its sole and absolute discretion), validly make (or cause the applicable “partnership representative” or designated individual to make), the election under Section 6226 of the Code (and any comparable provision of state, local, or non-U.S. Tax law) with respect to the alternative payment of imputed underpayment by Camino Holdings or the Camino Subject Company, as applicable, for such Pre-Closing Tax Period, and Sellers (and, as applicable, any former holders of limited liability company membership interests in Camino Holdings or the Camino Subject Company) shall take any action, such as filings, disclosures, and notifications, necessary to effectuate such election and pay their respective share of the imputed underpayment. Purchaser shall cooperate with the Sellers’ Representative and provide assistance as requested by the Sellers’ Representative in connection with the making of any such election under Section 6226 of the Code (or any comparable provision of state, local, or non-U.S. Tax law). For the avoidance of doubt, neither the Purchaser nor any successor owner of either of Camino Holdings or the Camino Subject Company shall change or revoke the “partnership representative” or “designated individual” for any Tax period (or portion thereof) ending on or prior to the Closing Date.

Section 12.7Subject Company Tax Contests.
(a)If, after the Closing Date, a Party or an Affiliate of such Party (including any Subject Company) receives notice of an audit or administrative or judicial Action with respect to any solely Seller Taxes or any Tax Returns relating thereto (a “Seller Tax Contest”), such Party shall notify the other Party within ten (10) days of receipt of such notice; provided, that the failure to provide such notice shall not relieve the first Party of its indemnity obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the other Party to effectively defend against such Seller Tax Contest. Sellers’ Representative shall, at its sole cost and expense, control any Seller Tax Contest; provided, that Sellers’ Representative shall (1) keep Purchaser reasonably informed of the progress of the Seller Tax Contest, (2) permit Purchaser (or Purchaser’s counsel) to participate, at Purchaser’s sole cost and expense, in such Seller Tax Contest, including in meetings with the applicable Governmental Authority and (3) not settle, compromise and/or concede any portion of such Seller Tax Contest without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)If, after the Closing Date, a Party or an Affiliate of such Party (including any Subject Company) receives notice of an audit or administrative or judicial Action with respect to Subject Company Taxes related to a Straddle Period (a “Straddle Period Tax Contest”), such Party shall notify the Other Party within ten (10) days of receipt of such notice; provided, that the failure to provide such notice shall not relieve the first Party of its indemnity obligations under this Agreement, except to the extent such failure results in insufficient time being available to permit the other Party to effectively participate in the defense against such Straddle Period Tax Contest. Purchaser shall control any Straddle Period Tax Contest; provided, that Purchaser shall (x) keep the Sellers’ Representative reasonably informed of the progress of such Straddle Period Tax Contest, (y) permit the Sellers’ Representative (or its counsel) to participate, at Sellers’ sole cost and expense, in such Straddle Period Tax Contest, including in meetings with the applicable Governmental Authority, and (z) not settle, compromise and/or concede any portion of such Straddle Period Tax Contest without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)Notwithstanding the foregoing, any rights Sellers’ Representative has with respect to a Seller Tax Contest or Straddle Period Tax Contest under this Section 12.7 shall terminate on the date on which Purchaser’s indemnification rights with respect to Seller Taxes pursuant to Section 14.2(c) terminate pursuant to Section 14.3.
Article 13

TERMINATION
Section 13.1Termination. This Agreement may be terminated at any time prior to the Closing (the date of any permitted termination of this Agreement under this Section 13.1, the “Termination Date”):
(a)by the mutual prior written consent of Sellers’ Representative and Purchaser;
(b)by Sellers’ Representative or Purchaser upon written Notice to the Other Party, if Closing has not occurred on or before July 31, 2026 (the “Initial Outside Date”); provided, however, that if Closing has not occurred on or before such date solely as a result of a failure of the Closing conditions in Section 10.1(e) and Section 10.2(e) to be satisfied, then, without any further action by the Parties, the Initial Outside Date shall be extended for all purposes hereunder until the earlier of (i) seven (7) Business Days after HSR Clearance and (ii) the date that is ninety (90) days after the Target Closing Date (such extended date, the “Extended Outside Date”);

(c)by Sellers’ Representative or Purchaser upon written Notice to the Other Party, if a final non-appealable Order has been entered restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
(d)by Purchaser upon written notice to Sellers’ Representative, if Purchaser is not then in breach of any provision of this Agreement that would give rise to the failure of any of the conditions specified in Section 10.1(a), Section 10.1(b) or Section 10.1(g) and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller or any Subject Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 10.2(a), Section 10.2(b), Section 10.2(f) and Section 10.2(g) and such breach, inaccuracy or failure has not or cannot be cured by any Seller or any Subject Company by the later to occur of (i) the Initial Outside Date or (ii) the date that is five (5) Business Days after receipt by the Sellers’ Representative of written notice thereof from Purchaser; or
(e)by Sellers’ Representative upon written notice to Purchaser, if no Seller or Subject Company is then in breach of Section 9.19 or any provision of this Agreement that would give rise to the failure of any of the conditions specified in Section 10.2(a), Section 10.2(b), Section 10.2(f) or Section 10.2(g) and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 10.1(a), Section 10.1(b) and Section 10.1(g) and such breach, inaccuracy or failure has not or cannot be cured by Purchaser by the later to occur of (i) the Initial Outside Date or (ii) the date that is five (5) Business Days after receipt by Purchaser of written notice thereof from the Sellers’ Representative;
(f)provided, however, that no Party shall be entitled to terminate this Agreement under Section 13.1(b) if at such time, the Closing has failed to occur as a result of the breach or failure of any of such Party’s representations, warranties, covenants or agreements hereunder that would give rise to the failure of any of the conditions of the other Party specified in (x) with respect to Purchaser as the terminating Party, Section 10.1(a), Section 10.1(b) or Section 10.1(g) or (y) with respect to the Sellers’ Representative as the terminating Party, Section 10.2(a), Section 10.2(b), Section 10.2(f) or Section 10.2(g), including, if and when required, such Party’s obligations to consummate the transactions contemplated hereunder at Closing or (ii) Purchaser is entitled to and is enforcing expeditiously and in good faith its right to specific performance of this Agreement under Section 13.2(b) below.
Section 13.2Effect of Termination.
(a)If this Agreement is terminated pursuant to Section 13.1, this Agreement shall become void and of no further force or effect and there shall be no liability or obligation on the part of Purchaser or the Sellers to any other Party with respect to this Agreement (except for the provisions of Article 1, Article 8, Section 9.1(c), Section 9.1(d), Section 9.1(e), Section 9.5, Article 13, and Article 15, all of which shall survive and continue in full force and effect indefinitely). The Confidentiality Agreement shall survive any termination of this Agreement.
(b)In the event that (i) all conditions precedent to the obligations of each Seller set forth in Section 10.1 have been satisfied or waived in writing by Sellers (or would have been satisfied except for the breach or failure of any Seller’s or any Subject Company’s representations, warranties, or covenants hereunder), (ii) the Closing has not occurred solely as a result of the material breach or material failure of any Seller’s or any Subject Company’s representations, warranties or covenants hereunder, including, if and when required, any Seller’s or any Subject Company’s obligations to consummate the transactions contemplated hereunder at the Closing and (iii) Purchaser has the right to terminate this Agreement pursuant to Section 13.1(b) or Section 13.1(d), then Purchaser shall be entitled, as the sole and exclusive remedy of the Purchaser Group against any member of the Seller Group for the failure to consummate the transactions contemplated hereunder at the Closing, to either (A) seek specific performance of this Agreement, without posting any bond and without the necessity of proving the inadequacy of monetary damages as a remedy; or (B) terminate this Agreement and seek to recover from Sellers all actual, documented out-of-pocket costs, fees and expenses suffered or incurred by or on behalf of Purchaser in connection with, or in preparation for, the negotiation, diligence, performance and consummation of the transactions contemplated by this Agreement (including, for the avoidance of doubt, any actual, documented out-of-pocket costs, fees and expenses incurred by or on behalf of Purchaser in connection with any Assumed Hedges and Purchaser’s Debt Financing efforts) up to an amount not to exceed Twenty Million Dollars ($20,000,000); provided, however, if Purchaser elects to seek specific performance of this Agreement against Sellers under clause (A) above but specific performance is not awarded to Purchaser, Purchaser may then elect to exercise its rights under clause (B) above, and such failure to receive specific performance shall not, in and of itself, prejudice Purchaser from making such election.
(c)In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 10.2 have been satisfied or waived in writing by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties or covenants hereunder), (ii) the Closing has not occurred solely as a result of the material breach or material failure of any of Purchaser’s representations, warranties or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at the Closing, and (iii) Sellers’ Representative has the right to terminate this Agreement pursuant to Section 13.1(b) or Section 13.1(e), then the sole and exclusive remedy of the Seller Group against any member of the Purchaser Group for any such breach and/or the failure to consummate the transactions contemplated hereunder at the Closing shall be the entitlement to terminate this Agreement and receive the Termination Fee for the sole account and use of Sellers as liquidated damages hereunder and Purchaser shall pay (or cause to be paid) to Sellers by wire transfer of immediately available funds to an account(s) designated by the Sellers’ Representative in writing to Purchaser the Termination Fee promptly, but in no event later than three (3) Business Days after the Termination Date. Each Seller and Purchaser acknowledges and agrees that (x) Sellers’ actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Termination Fee is a fair and reasonable estimate by the Parties of such aggregate actual damages of Sellers and (z) such liquidated damages do not constitute a penalty. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor any Subject Company shall have the right hereunder to bring any Action of specific performance or other equitable remedies to cause Purchaser to consummate the transactions contemplated hereunder at the Closing.
(d)Upon (i) reimbursement of all actual, documented out-of-pocket costs, fees and expenses suffered or incurred by or on behalf of Purchaser in connection with, or in preparation for, the negotiation, diligence, performance and consummation of the transactions contemplated by this Agreement (including, for the avoidance of doubt, any actual, documented out-of-pocket costs, fees and expenses incurred by or on behalf of Purchaser in connection with any Hedges and Purchaser’s financing efforts) up to an amount not to exceed Twenty Million Dollars ($20,000,000) as provided in Section 13.2(b) or (ii) payment of the Termination Fee as provided in Section 13.2(c), as applicable, no Party shall have any further liability with respect to this Agreement or the transactions contemplated hereunder. Each Party acknowledges and agrees that in no event shall either Party be required to pay any amounts set forth in clause (i) or (ii) above, as applicable, on more than one occasion.

(e)Notwithstanding anything contained in this Agreement to the contrary, if (i) Purchaser seeks to terminate this Agreement pursuant to Section 13.1(b) as a result of the failure of the condition of Purchaser in Section 10.2(d) to be satisfied, and (ii) Sellers disagree and dispute that Purchaser has the right to terminate this Agreement under Section 13.1(b) as a result of the failure of such condition of Purchaser in Section 10.2(d), then (provided that such terminating Party is not otherwise in breach of this Agreement that would preclude such Party from terminating this Agreement), (A) this Agreement shall be terminated, which shall be an effective termination, and Sellers shall be free to enjoy immediately all rights of ownership of the Subject Securities, the Subject Company Groups, the Business, and/or the Assets; and (B) either Purchaser or Sellers may refer the dispute as to whether Purchaser has the right to terminate this Agreement pursuant to Section 13.1(b) as a result of the failure of the condition of Purchaser in Section 10.2(d), to the Title Referee and/or Environmental Referee, as applicable, for the sole purposes of determining whether such termination right was applicable. Any such dispute will be conducted in accordance with Section 3.2(i), mutatis mutandis, but subject to the timing set forth in this provision.
(f)Each Party acknowledges that as express consideration for Purchaser entering into this Agreement and Purchaser’s representations, warranties and covenants set forth herein, each Party covenants and agrees that solely with respect to Purchaser’s rights under Section 13.2(b)(A), (i) the rights of Purchaser to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Seller or Subject Company violates or fails or refuses to perform any covenant or agreement made by it herein, Purchaser may be without an adequate remedy at law, (ii) Purchaser would be irreparably harmed by any breaches by the Sellers or the Subject Companies of their obligations to consummate the transactions hereunder as and when required by Sellers or the Subject Companies hereunder, (iii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to Purchaser’s rights under Section 13.2(b)(A), (iv) Purchaser shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to Purchaser’s rights under Section 13.2(b)(A), (v) no Seller, no Subject Company, nor its or their representatives, shall oppose the granting of specific performance or any such relief as a remedy with respect to Purchaser’s rights under Section 13.2(b)(A) and (vi) Sellers and the Subject Companies agree to waive any requirement for the security or posting of any bond in connection with the remedies described in Section 13.2(b)(A).
Section 13.3Return of Documentation and Confidentiality. Upon termination of this Agreement, Purchaser shall destroy or return to Sellers and the Subject Companies all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or on behalf of any Subject Company or any Seller to Purchaser or prepared by or on behalf of Purchaser in connection with its due diligence investigation of any Subject Company, the Subject Securities or the Assets, in each case, in accordance with the Confidentiality Agreement and, if Purchaser elects to destroy any such information, an officer of Purchaser shall certify and confirm in writing the destruction of such information to Sellers and the Subject Companies in writing.
Article 14

INDEMNIFICATION; LIMITATIONS
Section 14.1Sellers’ Indemnification Rights. Subject to the terms hereof, from and after the Closing, Purchaser and each Subject Company shall be jointly and severally responsible for, shall pay, and shall jointly and severally indemnify, defend and hold harmless Sellers, each of their respective Affiliates, and each of such Person’s respective shareholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants (“Seller Group”) from and against all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from:
(a)the failure or breach of Purchaser’s covenants or agreements contained in this Agreement or in any Transaction Document;
(b)the failure or breach of any Subject Company’s covenants or agreements to be performed after Closing;
(c)any failure or breach of any representation or warranty made by Purchaser contained in Article 7 of this Agreement or in the Purchaser Certificate; and/or
(d)the conduct, ownership or operation of the Subject Securities, any of the members of the Subject Company Groups, the Business and/or the Assets;
EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEES OR THIRD PARTIES, but excepting and excluding Damages resulting from Fraud and, in the case of Section 14.1(d), any Damages against which Purchaser is entitled to indemnify from Camino Legacy or Land Run Legacy, as applicable, under Section 14.2 (subject to, and without limitation of Section 14.3) at the time the applicable Claim Notice is presented by Purchaser (but such exceptions and exclusion only applying to the extent and for the periods Camino Legacy or Land Run Legacy, as applicable, is obligated hereunder to provide such indemnity under this Article 14).
Section 14.2Purchaser’s Indemnification Rights. Subject to the terms hereof, from and after the Closing, Camino Legacy or Land Run Legacy, as applicable, shall, severally (and not jointly) and only with respect to the Assets of such entity, be responsible for, shall pay, and shall jointly and severally indemnify, defend and hold harmless Purchaser Group from and against all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from:
(a)the failure or breach of each Seller’s covenants or agreements contained in this Agreement or in any Transaction Document;
(b)the failure or breach of any Subject Company’s covenants or agreements to be performed on or prior to Closing;
(c)any Specified Liabilities.
(d)Notwithstanding anything herein to the contrary, in the event that prior to the date that is twelve (12) months after the Closing Date any of Camino Legacy or Land Run Legacy or any of their successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Camino Legacy or Land Run Legacy, as applicable, shall assume all of the obligations thereof set forth in Section 2.7, this Section 14.2 and Schedule TIL. The obligations of Camino Legacy and Land Run Legacy under

Section 2.7, this Section 14.2 and Schedule TIL shall not be terminated or modified in such a manner as to adversely affect Purchaser to whom Section 2.7, this Section 14.2 and Schedule TIL applies without the consent of Purchaser.
Section 14.3Survival; Limitations.
(a)Subject to and without limiting the remaining provisions of this Section 14.3: (i) all representations and warranties of each Seller and/or each Subject Company set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the Closing Certificate) shall terminate and expire at Closing; (ii) the covenants and agreements of each Seller and/or each Subject Company to be performed on or prior to Closing shall terminate and expire at Closing; (iii) the covenants and agreements of each Seller to be performed after Closing shall survive the Closing and terminate when fully performed; (iv) the covenants, agreements, representations, and warranties of the Purchaser set forth in this Agreement and the Purchaser Certificate and the covenants and agreements of each Subject Company to be performed after Closing shall survive the Closing for the applicable statute of limitations plus thirty (30) days; and (v) the indemnity in Section 14.2(c) shall survive Closing for a period of twelve (12) months after the Closing Date.
(b)Subject to Article 13 and Section 15.11, the liability of the Purchaser (and each Subject Company after Closing) under this Agreement and the other Transaction Documents shall not exceed an amount that is one hundred percent (100%) of the Unadjusted Purchase Price.
(c)Each Seller, each Subject Company and Purchaser each acknowledge and agree that except as expressly set forth in Article 13, (1) the payment of money, as limited by the terms of this Agreement and the rights to the proceeds of the R&W Insurance Policy, if applicable, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (2) the Purchaser, each Subject Company and each Seller hereby irrevocably waive any and all rights to rescind, reform, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall, subject to Section 13.2(c), have the non-exclusive right to specific performance and other equitable remedies available at law or equity (including injunctive relief) for the breach or failure of the Other Party to perform its obligations hereunder and in the other Transaction Documents required to be performed after Closing.
Section 14.4Exclusive Remedy and Certain Limitations.
(a)Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, except in respect of claims of Fraud, the Purchaser’s and Purchaser Group’s sole and exclusive remedy against any member of the Seller Group with respect to the Assets, the Business, the Subject Securities, the Subject Companies, the negotiation, performance, and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants and agreements of any member of the Seller Group contained herein, and the affirmations of such representations, warranties, covenants and agreements contained in the Closing Certificate are (i) the rights to the proceeds of the R&W Insurance Policy, if applicable, (ii) the rights set forth in Section 3.2(i) with respect to disputed Defects and (iii) the right to seek specific performance for the breach or failure of a Seller to perform any covenants required to be performed after Closing. Notwithstanding any other provision to the contrary, with respect to any liability for Fraud that is covered (in whole or in part) under the R&W Insurance Policy, if applicable, the Purchaser shall, and shall instruct each member of the Purchaser Group to, submit such claim for coverage under the R&W Insurance Policy, if applicable, and use good faith, reasonable efforts in order to pursue such claim under the R&W Insurance Policy, if applicable.

Upon Closing, absent liability for Fraud, Purchaser irrevocably waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group to irrevocably waive, release, remise and forever discharge, each member of the Seller Group from any and all Damages, suits, legal or administrative Actions, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Purchaser Group might now or subsequently may have, based on, relating to or arising out of the Assets, the Business, the Subject Securities, the Subject Companies, the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder, or any member of the Seller Group’s ownership, use or operation of the Assets, or the condition, quality, status or nature of any Assets, or any actions taken by managers or officers of any Subject Company prior to the Closing Date, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY MEMBER OF THE PURCHASER GROUP AND ANY RIGHTS UNDER AGREEMENTS AMONG ANY MEMBERS OF THE SELLER GROUP, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES.
(b)Each Indemnified Person shall take commercially reasonable efforts to mitigate or minimize all Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder. The amount of any Damages for which any Indemnified Person is entitled to indemnity under this Article 14 shall be reduced by the amount of insurance or other Third Party proceeds, recoupment, reimbursements or amounts actually received under the relevant insurance arrangements with respect to such Damages (net of collection costs and excluding any insurance policy underwritten or carried by such Indemnified Person or its Affiliate). If any Damages suffered by an Indemnified Person are covered by an existing policy, then such Indemnified Person shall use commercially reasonable efforts to pursue and prosecute any available claims against such policy.
(c)The Parties shall treat, for U.S. federal and applicable state and local Income Tax purposes, any amounts paid under this Article 14 as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.
(d)Notwithstanding any other provision to the contrary and absent Fraud, no Seller shall have any liability under this Agreement or any other Transaction Document, including the Closing Certificate delivered by such Seller at Closing, for aggregate Damages in excess of an amount equal to such Seller’s Percentage Share of the Unadjusted Purchase Price.
Section 14.5Indemnification Actions. All claims for indemnification under this Article 14 shall be asserted and resolved as follows:
(a)For purposes of this Article 14, the term “Indemnifying Party” when used in connection with particular Damages means (i) Camino Legacy or Land Run Legacy, as applicable, in the event any member of the Purchaser Group is entitled to indemnification under Section 14.2 and (ii) Purchaser in the event any member of the Seller Group is entitled to indemnification under this Agreement, and the term “Indemnified Person” when used in connection with particular Damages means (A) Purchaser in the event any member of the

Purchaser Group is entitled to indemnity under Section 14.2 and (B) Sellers in the event any member of the Seller Group is entitled to indemnification under this Agreement.
(b)To make a claim for indemnification, defense or reimbursement under this Article 14, an Indemnified Person shall notify the Indemnifying Party of its claim, including the specific details (including supporting documentation in such Indemnified Person’s possession or control of the alleged Damages and such Indemnified Person’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).
(c)In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim in such Indemnified Person’s possession or control; provided that the failure of any Indemnified Person to give Notice of any Third Party Claim as provided in this Article 14 shall not relieve the Indemnifying Party of its obligations under this Article 14 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.
(d)In the case of a claim for indemnification based upon any Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies the Indemnifying Party’s obligation to defend the Indemnified Person against such Third Party Claim under this Agreement. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then until such date as the Indemnifying Party admits or it is finally determined by a non-appealable judgment that such right or obligation exists, the Indemnified Person may file any motion, answer or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Indemnifying Party is prejudiced or adversely impacted by any such actions.
(e)If the Indemnifying Party admits its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then the applicable Indemnifying Party shall have (i) the right and obligation to diligently prosecute and control the defense of such Third Party Claim at its sole cost and expense, and (ii) have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnified Person, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.5(e), provided that the Indemnified Person may file initial pleadings as described in the last sentence of subsection (d) above if required by court or procedural rules to do so within the thirty (30) day period in subsection (d) above. An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money Damages covered by the indemnity).
(f)If an Indemnifying Party does not admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement or admits its obligation but thereafter fails to diligently defend or settle the Third Party Claim, as applicable, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against, and settle, the Third Party Claim (at the sole cost and expense of the Indemnifying Party if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Party to admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement at any time prior to settlement or final determination thereof. If an Indemnifying Party has not yet admitted an Indemnified Person’s right to indemnity and reimbursement right against such Third Party Claim as provided in this Article 14, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, as applicable, and if such right or obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted such right or obligation for indemnification in writing and assumed the defense of the Third Party Claim, and so long as the Indemnifying Party is diligently defending such Third Party Claim, the Indemnified Person shall be deemed to have irrevocably waived any right to indemnity with respect to the Third Party Claim.
(g)In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving the Indemnifying Party reasonably prompt Claim Notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of the events that gave rise to such Direct Claim. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence in such Indemnified Person’s possession or control thereof, and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Damages complained of, admit its obligation to defend the Indemnified Person against such Direct Claim under this Agreement and Article 14 or (ii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be deemed to have disputed its obligation to defend the Indemnified Person against such Direct Claim under this Agreement.
(h)To the extent the provisions of this Section 14.5 are inconsistent with Section 12.6 or Section 12.7, then Section 12.6 and Section 12.7, as applicable, shall control.
Section 14.6Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, THE PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 14 AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING PURCHASER (AND EACH SUBJECT COMPANY FROM AND AFTER CLOSING) TO BE RESPONSIBLE FOR THE

NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER FAULT OF MEMBERS OF THE SELLER GROUP. PURCHASER REPRESENTS TO THE SELLER GROUP (A) THAT PURCHASER HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT PURCHASER WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO AND (B) THAT PURCHASER FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.
Article 15

MISCELLANEOUS
Section 15.1Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to the Other Party (herein collectively called “Notice”) shall be in writing and delivered in person by courier service or U.S. mail requiring acknowledgement of receipt or mailed by certified mail, postage prepaid, and return receipt requested, or by e-mail requesting the recipient to confirm receipt, as follows:

To Sellers’ Representative (and prior to Closing, the Subject Companies):	Camino Natural Resources HoldCo, LLC 1200 17th St., Suite 2200 Denver, CO 80202 Attn: Seth Urruty Email: surruty@caminoresources.com
with a copy (that shall not constitute Notice) to:	NGP Energy Capital Management, LLC 2850 N. Harwood Street, 19th Floor Dallas, Texas 75201 Attn: Christina Sanders Email: csanders@ngpenergy.com
with a copy (that shall not constitute Notice) to:	Vinson & Elkins LLP 845 Texas Avenue, Suite 4700 Houston, Texas 77002 Attn: Bryan Edward Loocke; Abby Branigan; Matthew Strock Email: bloocke@velaw.com; abranigan@velaw.com; mstrock@velaw.com
To Purchaser (and after the Closing, the Subject Companies):	Diversified Gas & Oil Corporation 414 Summers Street, Floor 2 Charleston, WV 25301 Attn: Benjamin Sullivan Email: bsullivan@dgoc.com; legalnotice@dgoc.com with a copy (that shall not constitute Notice) to:
Kirkland & Ellis LLP
401 Congress Avenue
Austin, TX 78701
Attn: John Alexander Kaercher, P.C.; Chad M. Smith, P.C.; Jonathan Strom
Email: john.kaercher@kirkland.com; chad.smith@kirkland.com; jonathan.strom@kirkland.com

Notice shall be effective upon actual receipt; provided, however, that Notice by e-mail shall be effective as of the date of confirmed delivery if delivered before 5:00 P.M. Central Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day at the place of receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 15.2Governing Law. This Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction; provided, however, in connection with the determination of the existence of any (a) Title Defect, Defect Amount attributable to any Title Defect, Title Benefit or Title Benefit Amount or with respect to conveyancing matters as to any Asset, the Laws of the State where such Asset is located shall govern and control such determination, and (b) Environmental Defect and/or Defect Amount attributable to any Environmental Defect, the Laws of United States of America and the state where the applicable Assets are located shall govern and control such determination.
Section 15.3Venue and Waiver of Jury Trial.
(a)Except as to any dispute, controversy, matter or claim arising out of or in relation to or in connection with (i) the calculation or determination of the Adjusted Purchase Price pursuant to Section 2.4, Section 2.5 or Section 2.8 (which shall be resolved exclusively in accordance with Section 2.7(b)) or (ii) the determination of the scope, interpretation and effect of Article 3, the existence, cure, Remediation or amount of any Title Benefits, Title Benefit Amounts, Defects, Defect Amounts, Additional Leases, or any dispute with respect to Purchaser’s right to terminate this Agreement in the manner described in Section 13.2(e) (all of which shall be resolved exclusively in accordance with Section 3.2(i)), any dispute, controversy, matter or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved between the Parties, will be instituted exclusively in the Business Courts of the State of Texas in and for Houston, Texas or the United States District Court located in Houston, Texas, and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute or Action arising out of this Agreement or any of the transactions contemplated thereby. All Disputes between the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the Business Courts of the State of Texas in and for Houston, Texas or the United States District Court located in Houston, Texas. Each Party irrevocably waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each Party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Harris County United States District Court or the Business Courts of the State of Texas in and for Houston, Texas with the same force and effect as if such service had been made within the State of Texas in and for Harris County or the United States District Court or the Business Courts of the State of Texas in and for Houston, Texas.
(b)To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.3(a). Further, each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each Party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Houston, Texas or the United States District Court located in Houston, Texas with the same force and effect as if such service had been made within the State of Texas in and for Houston, Texas or the United States District Court located in Houston, Texas.
(c)The Parties agree that a dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within fifteen (15) days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within thirty (30) days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.
(d)EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.
Section 15.4Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
Section 15.5Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents or representatives, and no failure by any Party to exercise any of its rights under this Agreement, shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right. No consent under this Agreement shall be valid unless set forth in an instrument in writing signed on behalf of such Party.
Section 15.6Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable, and should any terms or provisions, in whole or in part, be held invalid, illegal or incapable of being enforced as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 15.7Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the Purchaser, each Seller and each Subject Company, and any transfer or delegation made without such consent shall be null and void ab initio. Unless expressly agreed to in writing by the Purchaser, each Seller and each Subject Company, no assignment of any Party’s rights or duties hereunder shall relieve or release the assigning Party from the performance of such Party’s rights or duties hereunder, and such assigning Party shall be fully liable for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Notwithstanding anything to the contrary contained in this Section 15.7, nothing in this Section 15.7 shall limit the ability of Purchaser to pledge its rights hereunder as security to any of its financing sources (or any agent or collateral trustee for any such person); provided that no such assignment shall relieve Purchaser of any of its obligations hereunder.
Section 15.8Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.8.
Section 15.9Amendment. This Agreement may be amended or modified only by an agreement in writing signed by each Seller, each Subject Company and the Purchaser and expressly identified as an amendment or modification.
Section 15.10No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than a Party to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 9.1, Section 9.5, Section 9.10, Article 14 and/or Section 15.13, in each case, only to the extent such rights are exercised or pursued, if at all, by the applicable Seller, the applicable Subject Company or Purchaser acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person pursuant to this Agreement) and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised, and administered by a Party hereto in accordance with Section 14.4 or by a Non-Recourse Person in connection with the enforcement of Section 15.13.
Section 15.11Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN BUT WITHOUT LIMITATION TO THE R&W INSURANCE POLICY, NO PERSON SHALL BE ENTITLED TO LOST PROFITS, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND PURCHASER, EACH SUBJECT COMPANY AND EACH SELLER, FOR ITSELF AND ON BEHALF OF ITS RESPECTIVE MEMBERS

OF THE PURCHASER GROUP AND SELLER GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN LOST PROFITS, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES UNDER THE TERMS HEREOF.
Section 15.12Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
Section 15.13Non-Recourse Persons. The Parties acknowledge and agree that no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate or financing source (including, without limitation, NGP Energy Capital Management, LLC, Pearl Energy Investment Management, LLC, any investment fund managed by NGP Energy Capital Management, LLC or Pearl Energy Investment Management, LLC, and any of the foregoing Persons’ respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates (other than any of the Parties), or financing sources of any of the Parties to this Agreement (each, a “Non-Recourse Person”)), in such capacity, shall have any liability or responsibility (in contract, tort or otherwise) for any Damages, suits, legal or administrative Actions, claims, demands, losses, costs, obligations, liabilities, interests, charges or causes of action whatsoever, in law or in equity, known or unknown, which are based on, related to or arise out of the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder. Each Party hereby waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group or Seller Group (as applicable) to waive, release, remise and forever discharge, any liabilities, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, causes of action or Damages whatsoever, in law or in equity, known or unknown, against each Non-Recourse Person which are based on, related to or arise out of the ownership, administration or operation of the Subject Companies, the Subject Securities, the Business, the Assets and/or the Excluded Assets or negotiation, performance and consummation of the Transaction Documents or the transactions contemplated thereunder. This Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 15.13.
Section 15.14Relationship of Sellers; Sellers’ Representative.
(a)Notwithstanding anything herein to the contrary, each Seller shall be severally and not jointly liable for the duties and obligations of each other Seller under this Agreement and any other Transaction Documents and notwithstanding anything herein to the contrary, in no event shall any Seller have, and the Purchaser hereby waives and releases any rights and remedies against each Seller hereunder, for any Damages, losses or liabilities arising out of any breach or failure of this Agreement or any other Transaction Document by any other Seller or member of any other Seller’s applicable Subject Company Group.
(b)Each Seller hereby irrevocably constitutes and appoints the Sellers’ Representative, as its true and lawful agent and attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (i) receiving payments under or pursuant to this Agreement and disbursements thereof to Sellers or such other Person, as contemplated by this Agreement, and setting aside portions of such payments reasonably determined by Sellers’ Representative to be necessary or appropriate as a reserve to make payments required under this Agreement or to fund out-of-pocket expenses (including the fees and expenses of counsel) incurred in connection with the performance of its duties under this Agreement; (ii) receiving and forwarding of Notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all the Sellers or any Seller, any and all consents, waivers and amendments deemed by the Sellers’ Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (iv) with respect to any indemnification claims, purchase price adjustment provisions, title and environmental defect processes and all other matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of any Seller, any amounts to be received by such Seller under this Agreement or any agreements contemplated hereby, or any claim made by Purchaser under this Agreement, (B) negotiating and compromising, on behalf of each Seller, any dispute or controversy that may arise under, and exercise or refrain from exercising any rights or remedies available under, this Agreement and (C) executing, on behalf of each Seller, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Seller on the one hand and the Sellers’ Representative on the other hand; and (v) performing those actions or exercising those powers otherwise specifically provided to the Sellers’ Representative pursuant to the terms of this Agreement. Subject to the foregoing, any disbursements of the Closing Payment or any other amount received hereunder shall be made to the Sellers as previously agreed to amongst the Sellers. Notices and communications to or from the Sellers’ Representative shall constitute Notice to or from each of the Sellers. Any decision, act, consent or instruction of the Sellers’ Representative (acting in its capacity as the Sellers’ Representative) shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and Purchaser may rely upon any such decision, act, consent or instruction. Each Seller hereby agrees that: (A) in all matters in which action by the Sellers’ Representative is required or permitted, the Sellers’ Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among the Sellers, and each member of the Purchaser Group shall be entitled to rely on any and all action taken by the Sellers’ Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, notwithstanding any knowledge on the part of any member of the Purchaser Group of any such dispute or disagreement; and (B) the appointment of the Sellers’ Representative is coupled with an interest and shall be irrevocable by each Seller in any manner or for any reason. Each Seller hereby agrees to indemnify, defend, and hold harmless and release Sellers’ Representative from any and all Damages (known or unknown, actual or contingent, or existing or arising hereinafter) incurred or claimed against Sellers’ Representative in connection with its actions (and any inactions) taken or refrained to be taken by Sellers’ Representative in its capacity as agent of such Seller, regardless of fault of Sellers’ Representative.
Section 15.15Certain Waivers. The Purchaser agrees, on its own behalf and on behalf of the other Purchaser Group (including the Subject Company Groups following Closing), that, following the Closing, Vinson & Elkins LLP may serve as counsel to any Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any dispute arising out of or relating to this Agreement and the transactions contemplated hereby, notwithstanding any representation by Vinson & Elkins LLP of any Subject Company prior to the Closing Date. Purchaser, on behalf of itself and the other members of the Purchaser Group (including the Subject Company Groups after the Closing) hereby (a) consents to Vinson & Elkins LLP’s representation of any Seller or its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby (the “Subject Representation”), (b) waives any claim it has or may have that Vinson & Elkins LLP has a conflict of interest or is otherwise prohibited from engaging in such Subject Representation based on its representation of the Subject Company Groups prior to the Closing and (c) agrees that, in the event that a dispute arises between Purchaser, any Subject Company or any of their respective Affiliates, on the one hand, and any Seller and/or its Affiliates, on the other hand, none of Purchaser, any Subject Company or any of their respective Affiliates will object to Vinson & Elkins LLP representing any Seller and/or its Affiliates in such dispute due to the interests of any Seller and its Affiliates being directly adverse to the Purchaser, any Subject Company or any of their respective Affiliates or due to Vinson & Elkins LLP having represented any Subject Company in a matter substantially related to such dispute. Purchaser further agrees that, as to all communications among Vinson & Elkins LLP, any Subject Company, any Seller or their respective Affiliates and representatives prior to the Closing that relate to the Subject Representation, the attorney-client privilege belongs, to the extent such privilege exists, to the applicable Seller and its Affiliates and may be controlled by any Seller and each of its Affiliates and will not, with respect to such privileged communications, pass to or be claimed by the Purchaser, any Subject Company or any of their respective Affiliates. To the extent that the Purchaser, any Subject Company or any of their respective Affiliates has or maintains any ownership of the privilege with respect to these communications, they agree, except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of the applicable Seller. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, any Subject Company and a Third Party (other than a Seller and its Affiliates) or any Governmental Authority after the Closing, any Subject Company may assert the attorney-client privilege against such Third Party to prevent disclosure of confidential communications by or with Vinson & Elkins LLP.
Section 15.16Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.
NGP GROUP SELLERS:
CAMINO NATURAL RESOURCES HOLDCO, LLC
By:    /s/ Chris Carter
Name: Chris Carter
Title: Authorized Person
NGP CAMINO FOLLOW-ON LLC
By:    /s/ Chris Carter
Name: Chris Carter
Title: Authorized Person
CASTELL OIL COMPANY, LLC
By:    /s/ Chris Carter
Name: Chris Carter
Title: Authorized Person
89 ENERGY HOLDINGS, LLC
By:    /s/ Chris Carter
Name: Chris Carter
Title: Authorized Person
    Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.
89 ENERGY II HOLDINGS, LLC
By:    /s/ Chris Carter
Name: Chris Carter
Title: Authorized Person
89 HOLDINGS, LLC
By:    /s/ Chris Carter
Name: Chris Carter
Title: Authorized Person
REBELLION HOLDINGS, LLC
By:    /s/ Chris Carter
Name: Chris Carter
Title: Authorized Person
REBELLION INVESTMENT HOLDINGS, LLC
By:    /s/ Chris Carter
Name: Chris Carter
Title: Authorized Person
    Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.
RW SELLERS:
RED WOLF NATURAL RESOURCES, LLC
By:     /s/ William J. Quinn
Name: William J. Quinn
Title: Authorized Person
RED WOLF NATURAL ACQUISITIONS BLOCKER, LLC
By:     /s/ William J. Quinn
Name: William J. Quinn
Title: Authorized Person
    Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.
CAMINO HOLDINGS:
CAMINO NATURAL RESOURCES INTERMEDIATE HOLDCO, LLC
By: /s/ Seth Urruty
Name: Seth Urruty
Title: Chief Executive Officer
CAMINO LEGACY:
CAMINO NATURAL RESOURCES LLC
By: /s/ Seth Urruty
Name: Seth Urruty
Title: Chief Executive Officer
LAND RUN LEGACY:
LAND RUN MINERALS II, LLC
By: /s/ Seth Urruty
Name: Seth Urruty
Title: Chief Executive Officer
    Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.
PURCHASER:
DIVERSIFIED GAS & OIL CORPORATION
By:     /s/ Benjamin M. Sullivan
Name: Benjamin M. Sullivan
Title: Senior Executive Vice President, Chief Legal and Risk Officer and Corporate Secretary

    Signature Page to Securities Purchase Agreement

APPENDIX I
SELLERS
Part I– The Camino Purchase Price with respect to Camino Subject Company Group shall be allocated among the NGP Group Sellers and RW Sellers as follows:

Seller	Percentage Share
NGP Group Sellers
Camino Natural Resources HoldCo, LLC	24.42%
NGP Camino Follow-On LLC	21.28%
Castell Oil Company, LLC	1.72%
89 Energy Holdings, LLC	1.49%
89 Energy II Holdings, LLC	4.10%
89 Holdings, LLC	18.88%
Rebellion Holdings, LLC	19.12%
Rebellion Investment Holdings, LLC	1.49%
RW Sellers
Red Wolf Natural Resources, LLC	7.49%
Red Wolf Acquisitions Blocker, LLC	0.01%
Total	100.00%

Part II– The Land Run Purchase Price with respect to the Land Run Subject Company Group shall be allocated among the NGP Group Sellers as follows:

Seller	Percentage Share
NGP Group Sellers
Camino Natural Resources HoldCo, LLC	26.40%
NGP Camino Follow-On LLC	23.01%
Castell Oil Company, LLC	1.86%
89 Energy Holdings, LLC	1.61%
89 Energy II Holdings, LLC	4.43%
89 Holdings, LLC	20.41%
Rebellion Holdings, LLC	20.67%
Rebellion Investment Holdings, LLC	1.61%
Total	100.00%

    Appendix I

EXHIBITS
EXHIBITS:
Exhibit A    Assets
Exhibit A-DE    Designated Area
Exhibit A-1    Leases
Annex I    Camino Acquired Leases
Annex II    Land Run Acquired Leases
Exhibit A-2    Wells
Annex I    Camino Acquired Wells
Annex II    Land Run Acquired Wells
Exhibit A-3    Title Sections
Annex I    Camino Title Sections
Annex II    Land Run Title Sections
Exhibit A-4    Surface Rights and Rights of Way
Annex I    Camino Acquired Surface Rights and Rights of Way
Annex II    Land Run Acquired Surface Rights and Rights of Way
Exhibit A-5    Equipment Inventory
Exhibit A-6    Specified Camino Midstream Contracts
Exhibit A-7    Camino Leased Real Property
Exhibit A-8    Camino Acquired Vehicles
Exhibit A-9    Seismic Licenses
Annex I    Camino Seismic Licenses
Annex II    Land Run Seismic Licenses
Exhibit B    Form of Assignment of Subject Securities
Exhibit C    Form of Excluded Asset Assignment
Exhibit D    [Reserved]
Exhibit E    Form of Transition Services Agreement
Exhibit F    Form of Plans of Merger
Annex I    Form of Camino Legacy Plan of Merger
Annex II    Form of Land Run Legacy Plan of Merger
Exhibit G    Form of Affidavit of Merger
Annex I    Form of Camino Legacy Affidavit of Merger
Annex II    Form of Land Run Legacy Affidavit of Merger
Exhibit H        Form of Letter in Lieu
Exhibit I        Form of Escrow Agreement

    Exhibits

DISCLOSURE SCHEDULES
Neither these Disclosure Schedules nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by any Seller or any Subject Company not expressly set out in the Agreement, and neither these Disclosure Schedules nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from, or revising the scope of any of the representations, warranties, or covenants of any Seller or any Subject Company in the Agreement. Any item or matter disclosed or listed on any particular Schedule is deemed to be disclosed or listed on any other Disclosure Schedules to the extent it is reasonably apparent on its face that such item relates or is applicable to, or is properly disclosed under, such other Schedule, notwithstanding the fact that the Disclosure Schedules are arranged to correspond to the Sections of the Agreement. Matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in these Disclosure Schedules. The fact that any item of information is contained herein is not an admission of liability under any applicable Law, and does not mean that such information is required to be disclosed in or by the Agreement, or that such information is material, but rather is intended only to qualify the representations, warranties, and covenants in the Agreement and to set forth other information required by the Agreement. Neither the specification of any Dollar amount in any representation, warranty, or covenant contained in the Agreement nor the inclusion of any specific item in these Disclosure Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, and no Person shall use the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties to the Agreement as to whether any obligation, item or matter not described herein or included in these Disclosure Schedules is or is not material for purposes of the Agreement. Where the terms of a contract or other item have been summarized or described in these Disclosure Schedules, such summary or description does not purport to be a complete statement of the material terms of such contract or other item, and all such summaries and descriptions are qualified in their entirety by reference to the contract or item being summarized and/or described. The information set forth on the Disclosure Schedules shall not be used as a basis for interpreting the terms “material”, “materially”, “materiality”, “Material Adverse Effect”, or any similar qualification in the Agreement. Neither the specification of any item or matter in any representation, warranty, or covenant contained in the Agreement nor the inclusion of any specific item in these Disclosure Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no Person shall use the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties to the Agreement as to whether any obligation, item or matter described or not described herein or included or not included in these Disclosure Schedules is or is not in the ordinary course of business for purposes of the Agreement.
Headings have been inserted in these Disclosure Schedules for reference only and do not amend the descriptions of the disclosed items set forth in the Agreement. Where a reference is made to a Section or Exhibit, such reference shall be to a Section of or an Exhibit to the Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in these Disclosure Schedules, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.
    Disclosure Schedules